  As filed with the Securities and Exchange Commission on August 10, 1999

                                                      Registration No. 333-76779
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                       Under
                            The Securities Act of 1933

                               ----------------

                            PAC-WEST TELECOMM, INC.
             (Exact name of Registrant as specified in its charter)

       California                    4832                    68-0383568
     (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction                Industrial             Identification No.)
   ofincorporation or         Classification Code
      organization)                 Number)

                    4210 Coronado Avenue, Stockton, CA 95204
                           Telephone: (209) 926-3300
              (Address, including zip code, and telephone number,
            including area code, of Registrant's principal offices)

                               ----------------

                               Richard E. Bryson
                            Chief Financial Officer
                            Pac-West Telecomm, Inc.
                    4210 Coronado Avenue, Stockton, CA 95204
                           Telephone: (209) 926-3300
              (Address, including zip code, and telephone number,
            including area code, of Registrant's principal offices)

                                    Copy to:
                           Jeffrey S. O'Connor, Esq.
                                Kirkland & Ellis
                   200 East Randolph Drive, Chicago, IL 60601
                           Telephone: (312) 861-2000

                               ----------------

   Approximate date of commencement of proposed sale to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

   We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the SEC + +is effective. This Prospectus is not an offer to sell these securities and is + +not a solicitation for an offer to buy these securities in any state where +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 10, 1999

PROSPECTUS

                            Pac-West Telecomm, Inc.

                               Exchange Offer for

                                  $150,000,000

                         13 1/2% Senior Notes Due 2009


      Expires 5:00 p.m., New York City time,       , 1999, unless extended.


  No public market exists for the outstanding notes or the new notes. We do not intend to list the new notes on any securities exchange or seek approval for quotation through any automated trading system.

  For a discussion of risk factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 11 of this prospectus.

  Neither the SEC nor any state securities commission has approved the notes to be distributed in this exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                            , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3

Risk Factors..............................................................   11

The Exchange Offer........................................................   19

Use of Proceeds...........................................................   28

Capitalization............................................................   29

Unaudited Pro Forma Financial Data........................................   30

Selected Financial Data...................................................   32

Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34

Business..................................................................   46

Management................................................................   65

Certain Relationships and Related Transactions............................   71

Principal Shareholders....................................................   76

Description of Capital Stock..............................................   78

Description of Indebtedness...............................................   79

Description of Notes......................................................   80

Certain United States Federal Tax Considerations..........................  113

Plan of Distribution......................................................  117

Legal Matters.............................................................  117

Experts...................................................................  118

Where You Can Find More Information.......................................  118

Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. Except as otherwise stated, all share data gives effect to the ten for one stock split which became effective as of March 19, 1999. We encourage you to read this prospectus in its entirety.
The Exchange Offer

   On January 29, 1999, Pac-West Telecomm, Inc. completed the private offering of its $150,000,000 13 1/2% Series A senior notes due 2009.

   In this exchange offer, you are entitled to exchange those notes for registered new notes with substantially identical terms. The interest rate on the old notes may be increased if certain conditions are not met. You should read the discussion under the heading "--Summary of Terms of the New Notes" and "Description of Notes" for further information regarding the new notes.

   We believe that the new notes issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. You should read the discussion under the headings "--Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of notes.

Our Company

   Pac-West is a rapidly growing competitive local exchange carrier providing switched local and long distance telecommunications services and one-stop integrated telecommunications services to Internet service providers, paging companies and other companies handling large volumes of incoming calls as well as medium and small businesses.

   We built our network to capitalize on the significant growth in national Internet usage and in the related demand for local telephone service by regional and national Internet service providers, as well as the increasing demand of medium and small businesses for customized and integrated telecommunications services. We believe the structure of our network and our presence in each California local service area provide us with significant competitive advantages over incumbent local exchange carriers and other competitive local exchange carriers, particularly for our target customers. Our network enables these companies to provide their business and residential customers with access to the Internet, paging and other services from almost any point in California through a local call.

   The fact that we own our switches and lease our fiber transport lines and our focus on telecommunications intensive customers allows us to quickly enter new markets and generate high network utilization, substantial revenues, strong profit margins and positive cash flows. For the year ended December 31, 1998 and for the three month period ended March 31, 1999, we had net revenues of approximately $42.2 million and $14.4 million, respectively.

Our Strategy

   Our objective is to become a leading provider of telecommunications services to Internet service providers, paging companies and other companies handling large volumes of incoming calls as well as medium and small businesses in each of our target markets. We plan to do this by:

  . Capitalizing on growing Internet service provider demand for local services;

  . Focusing on the medium and small business market;

  . Expanding our direct sales force;

  . Targeting California and the western United States;

  . Leasing our transmission lines;

  . Installing advanced, uniform equipment; and

  . Expanding our customer base through potential acquisitions.

   For more information relating to our strategy, see "Business--Strategy."

Risk Factors

   We have a substantial amount of indebtedness. Further, our success will be particularly dependent on our ability to expand our business and manage our growth, provide competitive services, comply with applicable governmental regulations and negotiate favorable agreements. Before tendering your old notes in this exchange offer, you should carefully consider the information provided under the caption "Risk Factors."

How to Contact Us

   Our executive offices are located at 4210 Coronado Avenue, Stockton, California 95204 and our telephone number is (209) 926-3300.

                         Summary of the Exchange Offer

                       The Initial Offering of Old Notes

Old Notes.................  We sold the old notes on January 29, 1999 to
                            NationsBanc Montgomery Securities LLC, CIBC
                            Oppenheimer Corp. and First Union Capital Markets, a division of Wheat First Securities, Inc. in accordance with a purchase agreement dated January 27, 1999. These initial purchasers of the notes subsequently resold the notes to:

                            (1) qualified institutional buyers in accordance
                                with Rule 144A under the Securities Act of 1933; and

                            (2) qualified buyers outside the United States in
                                reliance upon Regulation S under the Securities Act of 1933.

Registration Rights         You are entitled to exchange your old notes for new
 Agreement................  notes with substantially identical terms. This exchange offer is intended to satisfy these rights.

                               The Exchange Offer

The Exchange Offer........  We are offering to exchange $1,000 principal amount of 13 1/2% Series B senior notes due 2009 of Pac-West Telecomm, Inc. which have been registered under the Securities Act of 1933 for each $1,000 principal amount of our outstanding 13 1/2% Series A senior notes due 2009 which were issued in January 1999 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted prior to the expiration date. All old notes that are validly tendered and not validly withdrawn will be exchanged.

                            As of the date of this prospectus the aggregate principal amount of old notes outstanding is $150 million.

                            We will issue new notes on or promptly after the expiration of this exchange offer.

General...................  The form and terms of the new notes are the same as the form and terms of the old notes which they replace, except that:

                               . the new notes bear a Series B designation and
                                 a different CUSIP number from the old notes;

                               . the new notes have been registered under the
                                 Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and

                               . the holders of new notes will not be entitled
                                 to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the old notes in certain circumstances relating to the timing of this exchange offer, which rights will terminate when this exchange offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                            The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indentures. See "Description of Notes."

Resales...................  We believe that the new notes issued in this exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

                               . the new notes are being acquired in the
                                 ordinary course of your business;

                               . you are not participating, do not intend to
                                 participate, and have no arrangement or
                                 understanding with any person to participate in the distribution of the new notes issued to you in this exchange offer; and

                               . you are not an affiliate of ours.

                            If our belief is inaccurate and you transfer any new notes issued to you in this exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your new notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against any such liability.

                            Each broker-dealer that is issued new notes in this exchange offer for its own account in exchange for old notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in this exchange offer.

Record Date...............  We mailed this prospectus and the related exchange offer documents to registered holders of old notes
                            on            , 1999.

Expiration Date...........  The exchange offer will expire at 5:00 p.m., New
                            York City time,            , 1999, unless we decide
                            to extend the expiration date.

Conditions to the           This exchange offer is not subject to any condition
 Exchange Offer...........  other than that this exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Untendered Old Notes......  If you are eligible to participate in this exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such old notes could be adversely affected.

Special Procedures for
 Beneficial Owners........
                            If you are the beneficial owner of book-entry notes and your name does not appear on a security position listing of DTC as the holder of such book-entry notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact such person in whose name your notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery         If you wish to tender your old notes and time will
 Procedures...............  not permit your required documents to reach the exchange agent by the expiration date of this exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for the old notes cannot be delivered on time, you may tender your old notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--
                            Guaranteed Delivery Procedures."

Withdrawal Rights.........  You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time on
                                  , 1999.

Certain U.S. Federal Tax
 Considerations...........
                            The exchange of old notes for new notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds...........  We will not receive any proceeds from the issuance of new notes in accordance with this exchange offer. We will pay all of our expenses incident to this exchange offer.

Exchange Agent............  Norwest Bank Minnesota, N.A., is serving as the exchange agent in connection with this exchange offer.

                       Summary of Terms of the New Notes

   The form and terms of the new notes are the same as the form and terms of the old notes except that the new notes will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act of 1933. The new notes will evidence the same debt as the old notes, and the same indenture will govern both the new notes and the old notes.

New Notes.................  Series B 13 1/2% senior notes due 2009 of Pac-West
                            Telecomm, Inc.

Maturity..................  February 1, 2009

Interest..................  Semi-annually in cash in arrears on February 1 and
                            August 1, beginning on February 1, 2000.

Interest Reserve Account..  We have purchased and pledged to the trustee, as security for the benefit of the holders of the notes, a portfolio of U.S. government securities in an amount sufficient to provide for payment in full of the first two scheduled interest payments due under the notes. We used approximately $19.7 million of the net proceeds of the private offering of the old notes to acquire the pledged securities.

Optional Redemption.......  On or after February 1, 2004, we may redeem some or all of the notes at any time at the redemption prices described in the section "Description of Notes" under the heading "Optional Redemption."

                            Prior to February 1, 2002, we may redeem up to 35% of the notes with the proceeds of certain public offerings of equity in Pac-West at the price listed in the section "Description of Notes" under the heading "Optional Redemption."

Ranking...................  The notes:

                               . are our general unsecured obligations;

                               . rank equal in right of payment with all our
                                 existing and future unsecured senior
                                 indebtedness;

                               . rank senior in right of payment to all our
                                 future subordinated indebtedness;

                               . effectively rank junior to all of our secured
                                 indebtedness to the extent of the value of the assets securing such indebtedness; and

                               . are effectively subordinated to all
                                 indebtedness, liabilities and other
                                 obligations of our future subsidiaries.
                                 Currently, we have no subsidiaries.

                            As of March 31, 1999, the notes were subordinated to approximately $209,000 of our secured indebtedness.

Certain Covenants.........  We will issue the new notes under an indenture with
                            Norwest Bank Minnesota, N.A., as trustee. The indenture will, among other things, restrict our ability to:

                               . borrow money;

                               . pay dividends on stock or repurchase stock;

                               . make investments;

                               . use assets as security in other transactions;
                                 and

                               . sell certain assets or merge with or into
                                 other companies.

                            See "Description of Notes--Certain Covenants."

Mandatory Offer to          If we sell certain assets or experience a change of
 Repurchase...............  control, we must offer to repurchase the notes at the prices listed in the section "Description of Notes."

Form of New Notes.........  The new notes will be represented by one or more permanent global securities in bearer form deposited with Norwest Bank Minnesota, N.A., as book-entry depositary, for the benefit of DTC. You will not receive new notes in registered form unless one of the events set forth under the heading "Description of Notes--Book-Entry; Delivery and Form" occurs. Instead, beneficial interests in the new notes will be shown on, and transfers of these will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

                             Summary Financial Data

   This information was derived from both our audited and unaudited financial statements and related notes contained elsewhere in this prospectus. The unaudited financial data at March 31, 1999 and for the three month periods ended March 31, 1998 and March 31, 1999 include certain adjustments, all of which are normal recurring adjustments which we consider necessary for a fair presentation of our results for these periods. The unaudited balance sheet data as of March 31, 1999 includes the effect of our recapitalization as described in Note 1 to the audited financial statements included elsewhere in this prospectus and the private offering of the old notes. The results of our operations for the three month period ended March 31, 1999 are not necessarily indicative of the results of operations which we expect for the full 1999 calendar year.

   Please read this summary along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited and unaudited financial statements with related notes and our unaudited pro forma financial data with related notes contained elsewhere in this prospectus.

   On October 1, 1996, we began operations when our predecessor company transferred its telephone and answering service divisions to us. As a result, you have limited comparable historical financial information upon which to base your evaluation of our past performance and the value of investing in the new notes.

   We recognize reciprocal compensation as revenue only to the extent received in cash. Pacific Bell and GTE, the two incumbent local exchange carriers with which we have interconnection agreements, have each refused to pay the portion of reciprocal compensation which they estimate is the result of inbound calls terminating to Internet service providers. Pacific Bell and GTE argue that such calls are not local within the meaning of their interconnection agreements and therefore assert no reciprocal compensation is due. See note 5 to the audited financial statements and "Risk Factors--Our right to receive reciprocal compensation for calls to Internet service providers is currently being challenged."

   Adjusted EBITDA as used in this prospectus represents earnings before interest, net; income taxes; depreciation and amortization; further adjusted for the costs of merger and recapitalization; transaction bonuses and consultant's costs; and extraordinary item. Included in other income (expense), net, is interest income of $5,000, $90,000, $327,000, $48,000 and $527,000 for
the period from commencement on October 1, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the three month periods ended March 31, 1998 and 1999, respectively. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in evaluating the capacity of a company to service its obligations, as well as to compare a company's results with those of similar companies. In addition, EBITDA is a measure included in the restrictive covenants under our new senior credit facility.

   The terms of the notes do not restrict our discretionary use of funds depicted by adjusted EBITDA. In addition, we have no intention to pay dividends to our stockholders. However, we do need to reserve funds to service our existing and future debt obligations, and, to the extent available, to fund anticipated capital expenditures of $30 million to $50 million in 1999. Also see the Statements of Cash Flows in the audited and unaudited financial statements.

                            Period from
                          Commencement on   Year Ended       Three Month Period Ended
                          October 1, 1996  December 31,             March 31,
                          to December 31, ----------------  --------------------------
                               1996        1997     1998       1998          1999
                          --------------- -------  -------  ----------- --------------
                                                            (unaudited)  (unaudited)
                                            (dollars in thousands)
Statements of Operations
 Data:
Revenues................      $4,232      $29,551  $42,211    $10,252      $ 14,416
Costs and expenses:
 Operating costs........       2,064       12,060   15,344      3,731         4,062
 Selling, general and
  administrative:
   Selling, general and
    administrative......       1,519        7,367   10,779      2,002         4,303
   Transaction bonuses
    and consultant's
    costs (1)...........         --           --     3,798        --            --
 Depreciation and
  amortization..........         299        2,204    4,106        845         1,449
                              ------      -------  -------    -------      --------
   Income from
    operations..........         350        7,920    8,184      3,674         4,602
Interest expense........        (105)        (932)  (4,199)      (377)       (4,050)
Gain on disposal of
 answering service
 division...............         --           385      --         --            --
Costs of merger and
 recapitalization (1)...         --           --    (3,004)       --            --
Other income (expense),
 net....................         (11)         119      330         25           527
                              ------      -------  -------    -------      --------
   Income before
    provision for income
    taxes and
    extraordinary item..         234        7,492    1,311      3,322         1,079
Provision for income
 taxes..................          94        2,997    1,561      1,329           432
                              ------      -------  -------    -------      --------
   Income (loss) before
    extraordinary item..         140        4,495     (250)     1,993           647
Extraordinary item--loss
 on early extinguishment
 of debt, net of income
 tax benefit of $278
 (1)....................         --           --      (417)       --            --
                              ------      -------  -------    -------      --------
   Net income (loss)....        $140       $4,495    $(667)    $1,993          $647
                              ======      =======  =======    =======      ========
Other Financial Data:
Reciprocal compensation
 withheld...............         --        $3,793  $32,591     $5,032       $13,401
Adjusted EBITDA.........         633       10,538   16,091      4,496         6,051
Adjusted EBITDA margin
 %......................        15.0%        35.7%    38.1%      43.9%         42.0%
Capital expenditures....      $3,899      $11,884  $42,466     $1,275        $3,633
Cash provided by (used
 in):
 Operating activities...          75        5,876   12,033      5,558         4,544
 Investing activities...      (1,682)      (6,619) (42,031)    (1,185)      (23,329)
 Financing activities...       1,549        3,658   41,631       (255)       44,921
Ratio of earnings to
 fixed charges (2)......         2.1x         5.8x     1.2x       6.6x          1.1x
Pro forma ratio of
 earnings to fixed
 charges (2)............                               --                       1.1x

                                                                        March 31, 1999
                                                                        --------------
                                                                         (unaudited)
                                                                        (in thousands)
Balance Sheet Data:
Cash and cash equivalents...........................................       $ 41,372
Restricted cash (3).................................................         19,844
Working capital.....................................................         60,053
Property, plant and equipment, net..................................         59,528
Total assets........................................................        134,311
Total debt..........................................................        150,209
Convertible Redeemable Preferred Stock, including accrued cumulative
 dividends of $2,466................................................         47,466
Stockholders' equity (deficit)......................................        (74,608)

--------
(1) Transaction bonuses and consultant's costs, costs of merger and recapitalization and the extraordinary item all relate to our recapitalization.
(2) For purposes of this computation, earnings are defined as income before provision for income taxes, extraordinary item and fixed charges, excluding capitalized interest. Fixed charges are the sum of:
  (A) interest costs, including amounts capitalized,
  (B) amortization of deferred financing costs, and
  (C) the portion of operating lease rental expense that is representative of the interest factor.
  On a proforma basis, earnings were insufficient to cover fixed charges by $394,000 for the year ended December 31, 1998.
(3) Restricted cash represents cash deposited in an interest reserve trust account to fund the initial interest payments due under the notes.

                                  RISK FACTORS

   Ownership of the old notes or the new notes involves a high degree of risk. Holders of the old notes should consider carefully the risk factors below, as well as the other information in this prospectus, before tendering their old notes in this exchange offer.

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the notes.

   We have a substantial amount of indebtedness and are highly leveraged. On an unaudited basis, as of March 31, 1999, our borrowings and other long-term obligations totaled $150,209,000, and we had a stockholders' deficit of $(74,608,000). We may also incur additional indebtedness in the future to expand and develop our current business and services and enter new markets. Our substantial indebtedness could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures, marketing costs and other general corporate requirements;

  . require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, marketing efforts and other general corporate purposes;

  . limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our less leveraged competitors; and

  . limit our ability to borrow additional funds.

We may not be able to generate sufficient cash to service our indebtedness, including the notes.

   Failure to generate cash in the future either from operations or from additional financing will adversely affect our ability to make payments on and to refinance our indebtedness, including the notes, and to fund capital expenditures and marketing efforts. Our ability to generate cash from operations will be particularly dependent on our ability to expand our business and manage our growth, provide competitive services, comply with applicable governmental regulations and negotiate favorable agreements. In addition, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance this indebtedness on commercially reasonable terms or at all.

We may not have sufficient funds available to expand our business.

   We will need to make significant capital expenditures in order to expand and develop our current business and to enter new markets. We expect to fund these expenditures through existing resources, through internally generated funds, and through equity and debt financings. If we are unable to raise sufficient funds, we may have to delay or abandon some of our expenditures or plans for future expansion. This would result in underutilization of our established infrastructure and reduced profitability and may negatively affect our ability to compete for and satisfy the demands resulting from the growth and expansion of our customers.

Failure to continue our expansion may adversely affect our financial condition.

   Our failure to expand our business in order to satisfy the growing needs of our customers, to achieve economies of scale and to benefit from the infrastructure we have established would adversely affect our business prospects, our financial condition and ability to meet our obligations under the notes. This could result from our inability to:

   .assess potential markets;

   .obtain required governmental authorizations, franchises, and permits;

  . implement interconnection and collocation arrangements with incumbent local exchange carriers;

  . lease adequate transmission capacity from inter-exchange carriers, incumbent local exchange carriers and competitive local exchange carriers;

  . purchase and install switches in additional markets; and

  . develop a sufficient customer base.

We may not be able to manage our growth, which could adversely affect our business.

   Future expansion will place significant additional strains on our personnel, financial and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical personnel. The competition for qualified managers and technical personnel in the telecommunications industry is intense, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information and accounting systems in order to support our desired growth.

We may not be able to comply in a cost-effective manner with current or future regulations.

   Our provision of telecommunications services is heavily regulated at the federal, state, and local levels. Compliance with these regulations impose substantial costs on us and restricts our ability to conduct our business. For example, in each state in which we desire to offer our services, we must obtain prior authorization from the appropriate state authorities. If we experience delays in obtaining required approvals or fail to comply with regulatory requirements, our business and our financial condition could be adversely affected. In addition, regulatory requirements may change with little notice, which would adversely affect our business.

A failure to establish interconnection agreements on favorable terms would adversely affect our business.

   We must interconnect with incumbent local exchange carriers in order to service our customers. The Telecommunications Act of 1996 mandates that incumbent local exchange carriers interconnect with companies like ours to provide us with individual network services components, such as origination, termination and other services. However, it does not assure the time frame in which those services will be offered to us or assure that we will be able to purchase those services at rates and on terms and conditions that allow us to remain competitive and profitable. If we have difficulties obtaining high quality, reliable and reasonably priced services from the incumbent local exchange carriers, our services will be less attractive to customers and our business will be adversely affected. Our primary interconnection agreements are with Pacific Bell and GTE. Our interconnection agreement with GTE has expired, but will remain in force until a replacement agreement is finalized. In addition, we will need new interconnection agreements in each new market we enter. We cannot be certain that we will be able to enter into replacement or new interconnection agreements on favorable terms. See "Business--Regulatory Proceedings--Interconnection Agreements."

We may not be entitled to receive reciprocal compensation for calls to Internet service providers.

   Two incumbent local exchange carriers with which we have interconnection agreements, Pacific Bell and GTE, have refused to pay that portion of compensation under the agreement that they estimate is the result of inbound calls terminating to Internet service providers, and the obligation to pay this reciprocal compensation is currently under review by both state and federal regulators. If it is ultimately determined that we are not entitled to receive reciprocal compensation for calls to Internet service providers, our business and financial condition could be adversely affected. The total reciprocal compensation withheld by these incumbent local exchange carriers and not included in revenues was $3.8 million, $32.6 million and $13.4 million for the years ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999, respectively. On June 24, 1999, the California Public Utilities Commission determined that reciprocal compensation would be payable for Internet service provider calls under our new interconnection agreement with Pacific Bell, but did not determine whether Pacific Bell owes reciprocal compensation withheld under the prior agreement. Pacific Bell has requested a rehearing of this matter. See "Business--Regulatory Proceedings--Jurisdiction over and Compensation for Internet Service Provider Traffic" and "Business-- Regulation--State Regulation."

We may not be able to compete effectively against the incumbent local exchange carrier, which has a vested interest in making it difficult for us to service customers.

   In each of our target markets, we will be competing principally with the incumbent local exchange carrier serving that area. The incumbent local exchange carriers are well-established providers of local telephone services with most of the telephone subscribers within their respective service areas. In addition, incumbent local exchange carriers also have long-standing relationships with regulatory authorities at the federal and state levels.

   Incumbent local exchange carriers also have increased pricing flexibility for their private line and special access and switched access services. The FCC also has proposed a rule that would give these carriers additional pricing flexibility and deregulate competitive access services, as opposed to local exchange services, either automatically or after certain competitive levels are reached. Such a rule could allow them to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or charge competitors excessive fees for interconnection to their networks.

   We may not be able to overcome these advantages and compete successfully with the incumbent local exchange carriers.

We may not be able to compete effectively in providing local exchange service.

   We face competition from long distance carriers, such as AT&T, MCI WorldCom and Sprint, seeking to enter, reenter or expand entry into the local exchange marketplace. In addition, we face competition from other competitive local exchange carriers, resellers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. This places downward pressure on prices, which may make it difficult for us to provide these services profitably, and we may not be able to compete effectively with these companies.

We may not be able to compete effectively in providing long distance service.

   We face intense competition from long distance carriers in the provision of long distance services, which places downward pressure on prices for long distance service and may make it difficult for us to provide these services profitably. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint, hundreds of other companies also compete in the long distance marketplace. We may not be able to effectively compete with these industry participants.

We may not be able to compete effectively with the Bell operating companies if they are permitted to enter the long distance service market.

   Federal law currently prohibits regional Bell operating companies, including Pacific Bell and Nevada Bell, from engaging in local service areas long distance telephone service. However, this restriction may be removed by the FCC if the regional Bell operating companies meet certain specified conditions and the FCC determines that it is in the public interest. If the regional Bell operating companies obtain permission to provide these services, or if they are able to enter into teaming agreements with others to circumvent these restrictions, our business could be adversely affected. It would remove the major incentive regional Bell operating companies have to cooperate with companies like ours to foster competition within their service areas, and it would permit them to offer both long distance and local exchange services, a competitive advantage which companies such as Pac-West currently are able to offer in those regions. See "Business--Regulation."

Our competition may have superior resources, placing us at a cost and price disadvantage.

   Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of Pac-West. As a result, some of our competitors can raise capital at a lower cost than we can. Also, our competitors' greater name recognition may provide them with a competitive advantage in marketing their services. Finally, our competitors' cost advantages give them the ability to reduce their prices for an extended period of time if they so choose. We may not be able to compete effectively with these companies.

We may not be able to obtain or retain our key Internet service provider customers, which account for a significant portion of our revenues.

   For the three months ended March 31, 1999, nine of our fifteen largest customers in terms of revenues are Internet service providers. As a result, a significant reduction in usage by one or more of our key Internet service providers or a general decrease in Internet service provider traffic could result in a material decrease in our revenues for a given period. We believe that our success in the foreseeable future will depend in large part on our ability to develop and maintain a large Internet service provider customer base. The competition for Internet service provider customers in the telecommunications industry, however, is intense, and we expect it will continue to increase. We may not be able to increase or maintain our Internet service provider customer base.

The technologies that we use may become obsolete, which would limit our ability to compete effectively.

   The telecommunications industry is subject to rapid and significant changes in technology. If we do not replace or upgrade our technology and equipment that becomes obsolete, we will not be able to compete effectively because we will not be able to meet customer expectations.

   The development of competing technologies, such as integrated services digital network lines, cable modems, T-1 circuits and digital subscriber lines, which provide significantly faster data transfer rates than the fastest current dial-up modems, may give companies that provide these services a competitive advantage. Further, if we attempt to incorporate new technologies or products into our systems, those new technologies and products may not be compatible with our existing technologies and services. We may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into our systems in a cost effective manner or at all.

The loss of key executive officers could negatively impact our business prospects.

   We believe that a critical component of our success will be the retention of our key executive officers. Mr. Wallace W. Griffin, our Chief Executive Officer, has particular expertise in the telecommunications industry and has been instrumental in establishing and executing our business plan and strategy. Mr. John K. La Rue, our Executive Vice President--Technology and Network Operations, and Mr. Jason R. Mills, our Vice President--Network Operations, have a unique understanding of our network and have been instrumental in its development. The loss of the services of one or more of these individuals or our other executive officers, including Mr. Richard E. Bryson, Mr. Brian K. Johnson and Mr. Dennis V. Meyer, could adversely affect our ability to manage our business and our business prospects.

Our inability to predict our need for resold long distance services could subject us to various charges or penalties.

   We offer long distance services to our customers as part of our strategy to provide one-stop integrated services. We rely on long distance carriers to provide transmission and termination services for some of our long distance traffic through resale arrangements. Such arrangements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. These agreements are based on estimates of future supply and demand for transmission capacity based on calling patterns and traffic levels of our future customers. If we do not accurately predict our long distance service needs, we may have to pay underutilization charges or seek additional capacity through more expensive alternative means.

Our inability to obtain sufficient leased transport capacity could seriously limit our operations.

   We currently lease transport capacity from various third-party carriers to connect our switches to the incumbent local exchange carriers. If we cannot lease sufficient transport capacity, our operations could be limited or we could be forced to make additional unexpected up-front capital expenditures to install our own transport capacity. This could adversely affect our business and our financial condition. See "Business--Network."

A system failure could delay or interrupt our services.

   Our operations are dependant upon our ability to support our highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in the loss of these customers and could have a material adverse effect on our business and our financial condition. Because of the nature of the services we supply and the complexity of our network, it is not feasible to maintain backup systems, and the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide. Additionally, the failure of a major supplier to provide the communications capacity we require, or of a major customer to continue buying our goods and services, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the service we provide.

We may face additional costs or a system failure due to Year 2000 issues.

   The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. We believe that all of our systems other than our long distance billing system and one of our accounting systems are Year 2000 compliant. We have not yet completed our review of our noncomputer systems for Year 2000 issues relating to embedded microprocessors. To the extent that any Year 2000 issues exist, a system failure may result and we may incur significant additional costs to replace or upgrade noncompliant systems. We have not developed a formal disaster recovery plan to recover data that may be affected by Year 2000 issues.

   Many of our customers and suppliers, particularly the incumbent local exchange carriers and long distance carriers, could be impacted by the Year 2000 issue, which in turn could affect us. We utilize third-party equipment and software and interact with incumbent local exchange carriers, major suppliers and major customers that each have equipment and software that may not be Year 2000 compliant. Failure of such third-party or incumbent local exchange carrier equipment or software to operate properly with regard to the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems which could have a material adverse effect on our business and our ability to meet our obligations under the notes.

   Furthermore, the purchasing patterns of our major customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services, which could have a material adverse effect on our business and our ability to meet our obligations under the notes. We are assessing the compliance efforts of our major customers and suppliers. If the systems of certain of our customers and suppliers, particularly the incumbent local exchange carriers, long distance carriers and others on whose services we depend or with whom our systems interface, are not Year 2000 compliant, it would have a material adverse effect on us. We have not developed, nor is it feasible to develop, a contingency plan to address the above scenario. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

Delays in implementing a new billing and operations support system could adversely affect our business.

   Our existing billing system is not adequate to meet our expected future needs and is not Year 2000 compliant. Further, to improve our operating processes and to meet expected growth, we will need to install an operations support system. We are currently in the process of implementing both of these systems. The failure to implement these systems on a timely basis could result in erroneous billings as a result of Year 2000 issues or the inability to correctly process data, such as changes in taxes. Our expansion into new states could be delayed or limited as a result of capacity limitations and new product or service introductions may be delayed. Any of these events could have a material adverse affect on our business and on our financial condition.

Because the notes are unsecured, you may not be fully repaid if we become insolvent.

   The new notes will not be secured by any of our assets. Therefore, you may not be fully repaid if we become insolvent. Moreover, the indenture relating to the notes permits us to incur secured debt. If we were to incur secured debt and we become insolvent, the holders of the secured debt would receive payments from the assets used as security before you receive payments.

The covenants in our new senior credit facility could adversely affect the operation of our business.

   Our new senior credit facility contains provisions which limit our management's discretion by restricting our ability to:

  . incur additional debt;

  . pay dividends and make other distributions;

  . prepay subordinated debt;

  . make investments and other restricted payments;

  . enter into sale and leaseback transactions;

  . create liens;

  . sell assets; and

  . enter into certain transactions with affiliates.

   In addition, the new senior credit facility requires us to meet certain financial ratios.

   If we fail to comply with the restrictions of the new senior credit facility or any other subsequent financing agreements, a default may occur. This default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds. See "Description of Indebtedness."

We are majority owned by equity investors and their interests may conflict with your interests.

   As of March 31, 1999, Safeguard 98 Capital, L.P., SCP Private Equity Partners, L.P., TL Ventures III L.P., EnerTech Capital Partners, L.P. and William Blair Capital Partners, L.L.C. collectively own approximately 63.5% of our common stock. Some of our directors are affiliated with these investors. Jerry L. Johnson is an officer of Safeguard Scientific, the parent of Safeguard Delaware, Inc., the general partner of Safeguard 98 Capital, L.P.; David G. Chandler is a managing director of William Blair Capital Partners; Mark

J. DeNino is managing director of TL Ventures III; and Samual A. Plum is a general partner of SCP Private Equity Partners. In addition, Bruce A. Westphal, one of our directors, is the Chairman of Bay Alarm Company, the owner of approximately 21.6% of our common stock. These investors may significantly influence and ultimately make decisions that are adverse to your interests. For example, these investors may want to pursue acquisitions, divestitures, or other transactions which they believe could increase the value of their equity investment in Pac-West, which may increase the financial risk to note holders. In addition to their Pac-West investment, some of these investors have invested significantly in other telecommunications companies, Internet service providers, and related businesses, and they or their affiliates may make further similar investments in the future. Through these investments, these investors may develop relationships with businesses which are competitive with us. These relationships may lead to conflicts involving arrangements between Pac-West and the investors' other holdings. These investors are under no obligation to bring any investment or business opportunities of which they are aware to Pac-West, even if the opportunity is directly within the scope of our business operations. See "Certain Relationships and Related Transactions" and "Principal Shareholders."

Our rapid growth and limited comparable historical financial information regarding our current operations may make it difficult for you to completely evaluate us.

   On September 30, 1996, our predecessor transferred its telephone and answering service divisions to us. Before that time, we did not conduct any operations and, since that time, we have disposed of the answering service division and have focused our business strategy on operating as a competitive local exchange carrier. Due to significant changes in our operations since September 30, 1996, we believe that the financial information of the predecessor telephone and answering service divisions is not directly comparable to our results of operations. In addition, since September 30, 1996, we have had rapid growth and our industry has undergone substantial change. As a result you have limited comparable historical financial information on which to base your evaluation of us and this information may not be indicative of future results.

Variability of quarterly operating results could result in fluctuations in the trading price of the notes.

   Our quarterly operating results have fluctuated, and will continue to fluctuate, significantly from period to period depending upon such factors as the success of our efforts to expand our customer base, changes in and the timing of expenditures relating to the continued expansion of our network, the level of reciprocal compensation received, the development of new services, the success of our sales and marketing efforts, changes in pricing policies by us and by our competitors, factors relating to our acquisition strategy and certain other factors. As a result, it is likely that in some future quarters our operating results will be below the expectations of investors and securities analysts. If this happens, the trading price of the notes could decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Quarterly Results."

A decrease in a significant stockholder's holdings could result in a loss of revenue generated by business from that stockholder.

   Prior to our recapitalization, Bay Alarm Company held approximately 78.0% of our common stock. As a result of our recapitalization, Bay Alarm reduced its interest in Pac-West to 21.7% of our common stock and 22.8% of our outstanding convertible redeemable preferred stock. Our sales to Bay Alarm Company and its subsidiary, InReach Internet LLC, collectively accounted for approximately 7.1%, 6.4% and 4.5% of our revenues for the years ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999, respectively. The reduction in Bay Alarm's holdings in Pac-West may make it and its affiliates less likely to purchase goods and services from Pac-West in the future, which could have an adverse affect on our results of operations. See "Certain Relationships and Related Transactions" and "Principal Shareholders."

If we have a change of control, we may be unable to purchase all of the notes you hold, even if they are validly tendered.

   If a change of control occurs, we must offer to buy back all of the outstanding notes for a price equal to 101% of the notes' principal amount, plus any interest which has accrued and remains unpaid as of the repurchase date. In that event, we may not have sufficient funds available to pay the purchase price for all of the notes tendered by holders seeking to accept our offer to purchase. In addition, our new senior credit facility prohibits us from repurchasing the notes after a change of control until we first repay our debt under the new senior credit facility in full. If we fail to repurchase the notes in that circumstance, there will be defaults under both the notes and the new senior credit facility. See "Description of Notes--Repurchase of the Option of Holders--Change of Control" and "Description of Indebtedness."

A court may determine that our recapitalization and the issuance of the notes resulted in a fraudulent conveyance, permitting cancellation or subordination of the notes or requiring the return of payments on the notes.

   If a bankruptcy case or lawsuit is initiated by unpaid creditors of Pac-West, the debt represented by the notes may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. If a court determines that our recapitalization and the issuance of the notes resulted in a fraudulent conveyance, the notes could be canceled or made subordinate to all of our other debt, and any payments made by us on the notes could be required to be returned. See "Description of Notes--Fraudulent Conveyance Matters" for additional information regarding fraudulent conveyances.

Forward-looking statements may prove to be inaccurate.

   Some of the statements contained in this prospectus are forward-looking. The words "believe," "expect," "anticipate," "estimate," "plan," "future," and other similar expressions generally identify forward-looking statements. They include statements concerning:

  . debt levels and ability to obtain financing and service debt;

  . liquidity and capital expenditures;

  . growth strategy;

  . acquisition activities;

  . regulatory matters affecting the telecommunications industry;

  . reciprocal compensation for Internet access services;

  . competitive conditions in the telecommunications industry;

  . projected growth of the telecommunications industry;

  . general economic conditions; and

  . year 2000 issues.

   Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We originally sold the old notes on January 29, 1999 to the initial purchasers of the notes in accordance with the purchase agreement. The initial purchasers of the notes subsequently placed the old notes with:

  (1) qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933; and

  (2) qualified buyers outside the United States in reliance upon Registration S under the Securities Act of 1933.

   As a condition of the purchase agreements, we entered into the registration rights agreement. The registration rights agreement provides that:

  (1) we will file an exchange offer registration statement with the SEC on or prior to 90 days after the closing date;

  (2) we will use our best efforts to have this exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing date;

  (3) unless this exchange offer would not be permitted by applicable law or SEC policy, we will commence this exchange offer and use our best efforts to issue on or prior to 30 business days after the date on which this exchange offer registration statement was declared effective by the SEC, new notes in exchange for all notes tendered prior to the expiration of this exchange offer; and

  (4) if obligated to file a shelf registration statement to register the old notes, we will use our reasonable best efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after the obligation arises.

   For each old note surrendered to us in accordance with this exchange offer, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered note. Interest on each old note will accrue from the last interest payment date on which interest was paid on the old note surrendered or, if no interest has been paid on such old note, from the date of its original issue. Interest on each new note will accrue from the date of its original issue.

   Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes will in general be freely tradeable after this exchange offer without further registration under the Securities Act of 1933. However, any purchaser of old notes who is our affiliate or who intends to participate in this exchange offer for the purpose of distributing the new notes:

  (1) will not be able to rely on the interpretation of the staff of the SEC;

  (2) will not be able to tender its old notes in this exchange offer; and

  (3) must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the new notes, unless such sale or transfer is made in accordance with an exemption from those requirements.

   As contemplated by these no-action letters and the registration rights agreement, each holder accepting this exchange offer is required to represent to us in the letter of transmittal or agent's message that:

  (1) the new notes are to be acquired by the holder or the person receiving the new notes, whether or not that person is the holder, in the ordinary course of business;

  (2) the holder or the other person, other than a broker-dealer, is not engaging and does not intend to engage, in a distribution of the new notes;

  (3) the holder or the other person has no arrangement or understanding with any person to participate in the distribution of the new notes;

  (4) neither the holder nor the other person is our affiliate within the meaning of Rule 405 under the Securities Act of 1933; and

  (5) the holder or the other person acknowledges that if the holder or the other person participates in this exchange offer for the purpose of distributing the new notes it must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the new notes and cannot rely on those no-action letters.

   An agent's message is a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the old notes that such participant has received and agrees:

  (1) to participate in the automated tender option program;

  (2) to be bound by the terms of the letter of transmittal; and

  (3) that we may enforce such agreement against such participant.

   As indicated above, each participating broker-dealer that receives a new note for its own account in exchange for old notes must acknowledge that it:

  (A) acquired the old notes for its own account as a result of market-making activities or other trading activities;

  (B) has not entered into any arrangement or understanding with us or any of our affiliates, within the meaning of Rule 405 under the Securities Act of 1933, to distribute the new notes to be received in this exchange offer; and

  (C) will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such new notes. For a description of the procedures for resales by Participant Broker-Dealers, see "Plan of Distribution."

   In the event that changes in the law or the applicable interpretations of the staff of the SEC do not permit us to effect an exchange offer, or if for any other reason we do not meet the time periods set forth in the second paragraph of this section, we will:

  (1) file the shelf registration statement covering resales of the old notes;

  (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933; and

  (3) use our reasonable best efforts to keep effective the shelf registration statement until January 29, 2001.

   We will, in the event of the filing of the shelf registration statement, provide to each applicable holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resale of the old notes. A holder of the old notes that sells old notes in accordance with the shelf registration statements generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. The holder will also be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with sales and will be bound by the provisions of the registration rights agreement which are applicable to a holder, including certain indemnification obligations. In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have its old notes included in the shelf registration statement and to benefit from the provisions set forth in the following paragraph.

   If there is a registration default because:

  (a) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  (b) any of such registration statements is not declared effective by the SEC on or prior to the target date specified for such effectiveness; or

  (c) we fail to consummate this exchange offer within 30 business days of the effectiveness target date with respect to this exchange offer registration statement; or

  (d) the shelf registration statement or this exchange offer registration statement is declared effective but thereafter ceases to be effective or usable for its intended purpose during the periods specified in the registration rights agreement, then we will pay additional interest, to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder. The amount of the additional interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest, if any, for all registration defaults of $.50 per week per $1,000 principal amount of notes. We will pay all accrued additional interest on each interest payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all registration defaults, the accrual of additional interest will cease.

   Following the consummation of this exchange offer, holders of the old notes who were eligible to participate in this exchange offer but who did not tender its old notes will not have any further registration rights and such old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such old notes could be adversely affected.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in this exchange offer. Holders may tender some or all of their old notes in accordance with this exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

   The form and terms of the new notes are the same as the form and terms of the old notes except that:

  (1) the new notes bear a Series B designation and a different CUSIP number from the old notes;

  (2) the new notes have been registered under the Securities Act of 1933 and hence will not bear legends restricting the transfer thereof; and

  (3) the holders of the new notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the old notes in certain circumstances relating to the timing of this exchange offer, all of which rights will terminate when this exchange offer is terminated.

   The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

   As of the date of this prospectus, $150,000,000 aggregate principal amount of the old notes were outstanding. We have fixed the close of business on
         , 1999 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

   Holders of old notes do not have any appraisal or dissenters' rights under the General Corporation Law of California, or the indenture in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the related rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

   If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of this exchange offer.

   Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in accordance with this exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with this exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The expiration date is 5:00 p.m., New York City time, on          , 1999,
unless we extend this exchange offer, in which case the expiration date will be the latest date and time to which this exchange offer is extended.

   In order to extend this exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right to:

  (1) delay accepting any old notes, to extend this exchange offer or to terminate this exchange offer if any of the conditions set forth below under "--Conditions" will not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  (2) amend the terms of this exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the New Notes

   The new notes will bear interest from their date of issuance. Holders of old notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the new notes. Such interest will be paid with the first interest payment on the new notes on February 1, 2000. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the new notes.

   Interest on the new notes is payable semi-annually in arrears on each February 1 and August 1, beginning on February 1, 2000.

Procedures for Tendering

   Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the old notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

   By executing the letter of transmittal, each holder will make to us the representations set forth above in the fifth paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

   The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

   The method of delivery of old notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant thereto are tendered:

  (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an eligible institution.

In order for an institution to be eligible, it must be a member firm of the Medallion System.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in this prospectus, such old notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such old notes with the signature thereon guaranteed by an eligible institution.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at the book-entry transfer facility, DTC, for the purpose of facilitating this exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account with respect to the old notes in accordance with DTC's procedures for such transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with the automated tender option program, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the guaranteed delivery procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of this exchange offer.

Guaranteed Delivery Procedures

   Holders who wish to tender their old notes and:

  (1) whose old notes are not immediately available;

  (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent; or

  (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date of this exchange offer,

may effect a tender if:

  (A) the tender is made through an eligible institution;

  (B) prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery. A form of such notice accompanies this prospectus. The notice must set forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered. The notice must state that the tender is being made thereby and must guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the old notes, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (C) such properly completed and executed letter of transmittal, or facsimile thereof, as well as the certificate(s) representing all tendered old notes in proper form for transfer, or a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent upon five New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of old notes in this exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  (1) specify the name of the person or entity having deposited the old notes to be withdrawn;

  (2) identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

  (4) specify the name in which any the old notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form, eligibility and time of receipt of withdrawal notices and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no new notes will be issued with respect thereto unless the old notes withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or issue new notes for, any old notes, and may terminate or amend this exchange offer as provided in this prospectus prior to the expiration date of the exchange offer if:

  (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which we believe might materially impair our ability to proceed with this exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which we believe might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits of this exchange offer to us; or

  (3) any governmental approval has not been obtained, which approval we believe is necessary for the consummation of this exchange offer.

   If we determine in our reasonable discretion that any of the conditions are not satisfied prior to the expiration date, we may:

  (1) refuse to accept any old notes and return all tendered old notes to the tendering holders;

  (2) extend this exchange offer and retain all old notes tendered prior to the expiration of this exchange offer, subject, however, to the rights of holders to withdraw such old notes (see "--Withdrawal of Tenders"); or

  (3) waive such unsatisfied conditions with respect to this exchange offer and accept all properly tendered old notes which have not been withdrawn.

Exchange Agent

   Norwest Bank Minnesota, N.A., has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail:                                  By Hand Delivery or Overnight
Norwest Bank Minnesota                    Courier:
National Association                      Norwest Bank Minnesota,
Corporate Trust Operations                National Association
P.O. Box 1517                             Corporate Trust Operations
Minneapolis, MN 55480-1517                Norwest Center
                                          Sixth and Marquette
                                          Minneapolis, MN 55479-0113

In Person:                                Facsimile Transmission: (612) 667-
Norwest Bank Minnesota,                   4927

National Association
Northstar East Bldg.                      For Information Telephone (call
608 2nd Ave. S.                           collect): (612) 667-9764
12th Floor
Corporate Trust Services
Minneapolis, MN 55479-0113

   Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

   We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

   We will pay the cash expenses to be incurred in connection with this exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The new notes will be recorded at the same carrying value as the old notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of this exchange offer. The expenses of this exchange offer will be deferred and charged to expense over the term of the new notes.

Consequences of Failure to Exchange

   Upon consummation of the exchange offer, we will have no further obligation to register your old notes. The old notes that are not exchanged for new notes in accordance with this exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

  (1) to us, upon redemption thereof or otherwise;

  (2) so long as the old notes are eligible for resale in accordance with Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act of 1933 in a transaction meeting the requirements of

     Rule 144A, in accordance with Rule 144 under the Securities Act of 1933, or in accordance with another exemption from the registration requirements of the Securities Act of 1933, and based upon an opinion of counsel reasonably acceptable to us;

  (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933; or

  (4) in accordance with an effective registration statement under the Securities Act of 1933, in each case in accordance with any applicable securities laws of any state of the United States.

   These trading restrictions could adversely affect the trading market and price for the old notes.

Resale of the New Notes

   With respect to resales of new notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives new notes, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act of 1933, in exchange for old notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes, will be allowed to resell the new notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act of 1933. However, if any holder acquires new notes in this exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the SEC expressed in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each participating broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

   Prior to this exchange offer, there has been no existing trading market for any of the old notes and we expect that a trading market will not develop for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or on the Nasdaq National Market. The new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. An active market for the new notes may not develop. Consequently, the new notes may be relatively illiquid, and you may be unable to sell your new notes.

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement executed in connection with the issuance of the old notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive old notes in the same principal amount with substantially the same terms.

   We received $145.2 million from the sale of the old notes after deducting the fees and expenses of the private offering of the old notes and this exchange offer, but excluding $1.2 million in expenses incurred prior to the closing of the private offering of the old notes. We used $100.0 million of the net proceeds to repay an existing senior credit facility which matured on January 29, 1999 and bore an annual interest rate of approximately 8%. We used approximately $19.7 million to fund the interest reserve account for the notes.

   We have and will continue to use the remaining net proceeds of the private offering of the old notes, together with cash generated from operations, to fund the costs of the initial phase of our planned expansion through the end of 1999 and for working capital and other general corporate purposes. Our principal capital expenditure requirements for such expansion will include the purchase and installation of switches, transmission equipment collocated in incumbent local exchange carrier central offices and customer premise equipment. We made capital expenditures of approximately $22.0 million during the fourth quarter of 1998 and expect to make additional capital expenditures of between $30.0 and $50.0 million during 1999, of which $3.6 million of capital expenditures was incurred in the first quarter of 1999. The actual cost and timing of our planned expansion will depend on a variety of factors, including the cost of the development of our network in each of our new markets, the extent of competition and pricing of the telecommunications services in such markets and the acceptance of our services. Accordingly, our actual capital requirements may exceed the amounts described above.

   As part of our strategy, we may make strategic acquisitions, and a portion of the proceeds from the private offering of the old notes may be used for such purpose. We have no definitive agreement with respect to any acquisition, although from time to time we have discussions with other companies and assess opportunities on an ongoing basis.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999, which includes the effect of our recapitalization and the private offering of the old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase or decrease in our indebtedness or any additional net proceeds to us. Therefore, no effect has been given to the exchange offer in this capitalization table and no pro forma balance sheet data has been presented. This table should be read in conjunction with the "Selected Financial Data" and the related notes thereto, and our financial statements, including related notes thereto, included elsewhere in this prospectus. See "Use of Proceeds."

                                                             March 31, 1999
                                                             --------------
                                                              (unaudited)
                                                               (in thousands)
      Cash and cash equivalents.............................    $ 41,372
      Restricted cash (1)...................................      19,844
                                                                ========
      Total debt (including current maturities):
        13 1/2% senior notes due 2009.......................     150,000
        Notes payable.......................................         209
        New senior credit facility (2)......................         --
                                                                --------
          Total debt........................................     150,209
                                                                --------
      Convertible redeemable preferred stock, including
       accrued cumulative dividends of $2,466 (3)...........      47,466
      Stockholders' equity (deficit):
        Common stock........................................          13
        Additional paid-in capital..........................       7,768
        Notes receivable from stockholders..................        (233)
        Retained earnings (deficit).........................     (82,156)
                                                                --------
          Total stockholders' equity (deficit)..............     (74,608)
                                                                --------
          Total capitalization..............................    $123,067
                                                                ========

--------
(1) Restricted cash represents cash deposited in an interest reserve trust account to fund the initial interest payments due under the notes.
(2) Our new senior credit facility provides for initial maximum borrowings of $20.0 million and future borrowings of up to an additional $20.0 million for working capital and general corporate purposes. See "Description of Indebtedness."
(3) See "Description of Capital Stock."

                       UNAUDITED PRO FORMA FINANCIAL DATA

   The unaudited pro forma condensed statements of operations data for the year ended December 31, 1998 and for the three month period ended March 31, 1999 give pro forma effect to the private offering of the old notes and this exchange offer as if they had occurred on January 1, 1998. The unaudited pro forma condensed statements of operations data do not purport to represent what our results of operations would have been if the private offering of the old notes and this exchange offer had occurred as of the date indicated or what such results will be for any future periods. The unaudited pro forma financial data is based upon assumptions that we believe are reasonable and should be read in conjunction with the audited and unaudited financial statements and accompanying notes thereto included in this prospectus.

                            PAC-WEST TELECOMM, INC.

          UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS DATA

                          Year Ended December 31, 1998
                                 (in thousands)

                                                           Historical Pro Forma
                                                           ---------- ---------
Revenues..................................................  $42,211    $42,211
Operating costs...........................................   15,344     15,344
Selling, general and administrative expenses (1)..........   14,577     14,577
Depreciation and amortization expense.....................    4,106      4,106
                                                            -------    -------
Income from operations....................................    8,184      8,184
Interest expense (2)......................................   (4,199)    (5,601)
Other expense, net (3)....................................   (2,674)    (2,674)
                                                            -------    -------
Income (loss) before provision for income taxes and
 extraordinary item.......................................    1,311        (91)
Provision for income taxes (4)............................    1,561      1,000
                                                            -------    -------
Loss before extraordinary item............................  $  (250)   $(1,091)
                                                            =======    =======

                    Three Month Period Ended March 31, 1999
                                 (in thousands)

                                                            Historical Pro Forma
                                                            ---------- ---------
Revenues...................................................  $14,416    $14,416
Operating costs............................................    4,062      4,062
Selling, general and administrative expenses...............    4,303      4,303
Depreciation and amortization expense......................    1,449      1,449
                                                             -------    -------
Income from operations.....................................    4,602      4,602
Interest expense (2).......................................   (4,050)    (3,963)
Other income...............................................      527        527
                                                             -------    -------
Income before provision for income taxes ..................    1,079      1,166
Provision for income taxes (4).............................      432        466
                                                             -------    -------
Net income.................................................  $   647    $   700
                                                             =======    =======

                            PAC-WEST TELECOMM, INC.

           NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA

  Year Ended December 31, 1998 and for the Three Month Period Ended March 31,
                                      1999
                                 (in thousands)

(1) Selling, general and administrative expenses for 1998 include transaction bonuses and consultant's costs of $3,798.

(2) The pro forma interest expense as a result of the private offering of the old notes is summarized as follows:

                                                  Year Ended  Three Month Period
                                                 December 31,       Ended
                                                     1998       March 31, 1999
                                                 ------------ ------------------
                                                           (unaudited)
      Historical interest expense..............     $4,199          $4,050
      Historical interest and amortization of
       deferred financing costs associated with
       historical borrowings repaid by the
       private offering of the old notes.......     (4,181)         (4,047)
      Interest related to the portion of the
       notes assumed to replace Pac-West's
       historical borrowings (at 13.5%)........      4,983           3,810
      Amortization of expected debt issuance
       costs ($6.0 million over a 10 year
       period).................................        600             150
                                                    ------          ------
      Pro forma interest expense...............     $5,601          $3,963
                                                    ======          ======

(3) Other expense, net for 1998 includes other costs of the merger and recapitalization of approximately $3,004.

(4) An income tax benefit has been recorded in the pro forma adjustments for the incremental increase in interest expense and for the amortization of deferred financing costs associated with the private offering of the old notes and this exchange offer using our effective income tax rate of 40%.

Note: The unaudited pro forma condensed statements of operations data is based on:

  (A) The notes replace substantially all historical borrowings outstanding during the period presented, including the senior secured borrowings and other long-term obligations being repaid by the proceeds of the private offering of the old notes; and

  (B) Interest expense related to the notes reflects the incremental interest resulting from the portion of the notes being used to refinance Pac-West's lower rate historical borrowings, see "Use of Proceeds."

                            SELECTED FINANCIAL DATA

   The following table sets forth selected financial data of:
  . our predecessor's telephone and answering service divisions for the years ended December 31, 1994 and 1995 and for the nine month period ended September 30, 1996, and

  . Pac-West for the period from our commencement on October 1, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and for the three month periods ended March 31, 1998 and 1999.

Our selected financial data as of the dates and for the periods indicated were derived from audited and unaudited financial statements contained elsewhere in this prospectus and the unaudited financial statements of our predecessor's telephone and answering service divisions for the years ended December 31, 1994 and December 31, 1995. The unaudited financial data at March 31, 1998 and 1999 and for the three month periods ended March 31, 1998 and March 31, 1999 include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited periods. The unaudited balance sheet data as of March 31, 1999 includes the effect of our recapitalization and the private offering of the old notes. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results of operations that we expect for the full 1999 calendar year. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

   On October 1, 1996, we began operations when our predecessor company transferred its telephone and answering service divisions to Pac-West. As a result, this prospectus includes our audited financial statements for the period from our commencement on October 1, 1996 to December 31, 1996, and the 1997 and 1998 calendar years only. Due to the significant changes in our operations since September 30, 1996, we believe that the financial information of our predecessor's telephone and answering service divisions is not directly comparable to our current results of operations. Accordingly, you have limited comparable historical financial information upon which to base your evaluation of our past performance and the value of investing in the new notes.

   We recognize reciprocal compensation as revenue only to the extent received in cash. Pacific Bell and GTE, the two incumbent local exchange carriers with which we have interconnection agreements, have each refused to pay the portion of reciprocal compensation which they estimate is the result of inbound traffic terminating to Internet service providers. Pacific Bell and GTE argue that such calls are not local within the meaning of their interconnection agreements and therefore assert no reciprocal compensation is due. See Note 5 to the audited financial statements and "Risk Factors--Our right to receive reciprocal compensation for calls to Internet service providers is currently being challenged."

   Adjusted EBITDA represents earnings before interest, net; income taxes; depreciation and amortization; further adjusted for the costs of merger and recapitalization; transaction bonuses and consultant's costs and extraordinary item. Included in other income (expense), net, is interest income of $11,000, $20,000, $15,000, $5,000, $90,000, $327,000, $48,000 and $527,000 for the
predecessor telephone and answering service divisions for the years ended December 31, 1994 and 1995, and for the nine month period ended September 30, 1996, and Pac-West for the period from commencement on October 1, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the three month periods ended March 31, 1998 and 1999, respectively. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in evaluating the capacity of a company to service its obligations, as well as to compare a company's results with those of similar companies. In addition, EBITDA is a measure included in the restrictive covenants under our new senior credit facility. See the statements of cash flows in the audited and unaudited financial statements. The terms of the notes do not restrict our discretionary use of funds depicted by adjusted EBITDA. In addition, we have no intention to pay dividends to our stockholders. However, we do need to reserve funds to service our existing and future debt obligations, and, to the extent available, to fund anticipated capital expenditures of $30 million to $50 million in 1999.

                                Predecessor Telephone and
                               Answering Service Divisions                      Pac-West Telecomm, Inc.
                         --------------------------------------- -------------------------------------------------------
                                                                 Period from
                                                                 Commencement
                                                                      on
                                                    Nine Month    October 1,     Year Ended        Three Month Period
                          Year Ended   Year Ended  Period Ended    1996 to      December 31,         Ended March 31,
                         December 31, December 31, September 30, December 31, -----------------  -----------------------
                             1994         1995         1996          1996      1997      1998       1998        1999
                         ------------ ------------ ------------- ------------ -------  --------  ----------- -----------
                         (unaudited)  (unaudited)                                                (unaudited) (unaudited)
                                 (dollars in thousands)                         (dollars in thousands)
Statements of
 Operations Data:
Revenues...............    $ 6,775      $ 8,900       $ 8,737      $ 4,232    $29,551  $ 42,211    $10,252     $14,416
Costs and expenses:
 Operating costs.......      2,959        3,498         4,202        2,064     12,060    15,344      3,731       4,062
 Selling, general and
  administrative:
 Selling, general and
  administrative.......      2,687        3,011         3,123        1,519      7,367    10,779      2,002       4,303
 Transaction bonuses
  and consultant's
  costs (1)............        --           --            --           --         --      3,798        --          --
 Depreciation and
  amortization.........        495          512           549          299      2,204     4,106        845       1,449
                           -------      -------       -------      -------    -------  --------    -------     -------
 Income from
  operations...........        634        1,879           863          350      7,920     8,184      3,674       4,602
Interest expense.......        (19)         (93)          (33)        (105)      (932)   (4,199)      (377)     (4,050)
Gain on disposal of
 answering service
 division..............        --           --            --           --         385       --         --          --
Costs of merger and
 recapitalization (1)..        --           --            --           --         --     (3,004)       --          --
Other income (expense),
 net...................         11           17            34          (11)       119       330         25         527
                           -------      -------       -------      -------    -------  --------    -------     -------
 Income before
  provision for income
  taxes and
  extraordinary item...        626        1,803           864          234      7,492     1,311      3,322       1,079
Provision for income
 taxes.................        250          722           345           94      2,997     1,561      1,329         432
                           -------      -------       -------      -------    -------  --------    -------     -------
 Income (loss) before
  extraordinary item...        376        1,081           519          140      4,495      (250)     1,993         647
Extraordinary item--
 loss on early
 extinguishment of
 debt, net of income
 tax benefit of $278
 (1)...................        --           --            --           --         --       (417)       --          --
                           -------      -------       -------      -------    -------  --------    -------     -------
 Net income (loss).....    $   376      $ 1,081       $   519      $   140    $ 4,495  $   (667)   $ 1,993     $   647
                           =======      =======       =======      =======    =======  ========    =======     =======
Other Financial Data:
Reciprocal compensation
 withheld..............    $   --       $   --        $   --       $   --     $ 3,793  $ 32,591    $ 5,032     $13,401
Adjusted EBITDA........      1,129        2,388         1,431          633     10,538    16,091      4,496       6,051
Adjusted EBITDA margin
 %.....................       16.7%        26.8%         16.4%        15.0%      35.7%     38.1%      43.9%       42.0%
Cash provided by (used
in):
 Operating activities..    $ 1,018      $ 1,758       $ 1,092      $    75    $ 5,876  $ 12,033    $ 5,558     $ 4,544
 Investing activities..     (1,155)      (1,266)       (2,523)      (1,682)    (6,619)  (42,031)    (1,185)    (23,329)
 Financing activities..        196         (350)        1,778        1,549      3,658    41,631       (255)     44,921
Ratio of earnings to
 fixed charges (2).....        --           --            --           2.1x       5.8x      1.2x       6.6x        1.1x
Pro forma ratio of
 earnings of fixed
 charges (2)...........                                                                     --                     1.1x
Balance Sheet Data (as of end of
 period):
Cash and cash
 equivalents...........    $   257      $   399       $   746      $   688    $ 3,603  $ 15,236    $ 7,721     $41,372
Restricted cash (3)....        --           --            --           --         --        --         --       19,844
Working capital
 (deficit).............       (321)        (219)          626          398      2,598    15,532      4,046      60,053
Property, plant and
 equipment, net........      2,311        3,065         5,883        9,483     19,079    57,294     19,419      59,528
Total assets...........      3,945        5,141         8,641       12,966     27,528    82,493     31,080     134,311
Total debt.............      1,106          591         3,256        7,022     15,672   100,248     15,417     150,209
Convertible redeemable
 preferred stock,
 including accrued
 cumulative dividends
 of $1,324 at December
 31, 1998 and $2,466 at
 March 31, 1999........        --           --            --           --         --     46,324        --       47,466
Stockholders' equity
 (deficit).............      1,445        2,526         4,037        4,177      8,672   (74,113)    10,665     (74,608)

-------
(1) Transaction bonuses and consultant's costs, costs of merger and recapitalization and the extraordinary item all relate to our recapitalization.

(2) For purposes of this computation, earnings are defined as income before provision for income taxes, extraordinary item and fixed charges, excluding capitalized interest. Fixed charges are the sum of:

      (A) interest costs, including amounts capitalized,

      (B) amortization of deferred financing costs, and

(C)the portion of operating lease rental expense that is representative of the interest factor. On a proforma basis, earnings were insufficient to cover fixed charges by $394,000 for the year ended December 31, 1998. Due to the significant changes in our operations since September 30, 1996, we believe that the ratios of earnings to fixed charges of our predecessor's telephone and answering service divisions are not meaningful and therefore are not included in the table.

(3) Restricted cash represents cash deposited in an interest reserve trust account to fund the initial interest payments under the notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are a rapidly growing competitive local exchange carrier that provides switched local and long distance telecommunications services and one-stop integrated telecommunications services to Internet service providers, paging companies and other companies handling large volumes of incoming calls as well as medium and small businesses. Our predecessor, also known as Pac-West Telecomm, Inc., began selling office phone systems in 1980 and reselling long distance service to small and medium size businesses and residential customers in 1982. Beginning in 1986, our predecessor began offering paging and telephone answering services to its customers. Effective September 30, 1996, our predecessor transferred its telephone and answering service divisions to us. Prior to September 30, 1996, we did not conduct any operations and, since that time, we have disposed of the answering service division and have focused our business strategy on operating as a competitive local exchange carrier. For the year ended December 31, 1998 and for the three month period ended March 31, 1999, recognizing compensation from other telecommunications companies for completing their customers' calls only to the extent such compensation was actually received in cash, we had net revenues of approximately $42.2 million and $14.4 million and adjusted EBITDA of approximately $16.1 million and $6.1 million, respectively.

Factors Affecting Operations

   Revenues. We derive our revenues from monthly recurring charges, usage charges and initial non-recurring charges and telephone equipment sales and service. Monthly recurring charges include the fees paid by customers for lines in service and additional features on those lines, as well as equipment collocation services. Usage charges consist of fees paid by end users for each call made, fees paid by incumbent local exchange carriers as reciprocal compensation for completion of their customers' calls through another carrier, and access charges paid by carriers for long distance traffic originated or terminated by Pac-West. Initial non-recurring charges are paid by end users, if applicable, for the initiation of our service.

   We derive a substantial portion of our revenues from reciprocal compensation paid by incumbent local exchange carriers with which we have interconnection agreements. Reciprocal compensation revenues increased significantly in recent fiscal quarters as a result of increasing inbound call volume from our Internet service provider and other customers. For the years ended December 31, 1997 and 1998 and for the three month periods ended March 31, 1998 and 1999, recorded reciprocal compensation accounted for approximately 37.4%, 37.1%, 41.8% and 42.1%, respectively, of our revenues. Two incumbent local exchange carriers with which we have interconnection agreements, Pacific Bell and GTE, have refused to pay that portion of reciprocal compensation that they estimate is the result of inbound calls terminating to Internet service providers. These incumbent local exchange carriers contend that such Internet service provider calls are not local calls within the meaning of their respective interconnection agreements and claim that no reciprocal compensation is therefore payable. The total reciprocal compensation withheld by these incumbent local exchange carriers and not included in revenues was $3.8 million for the year ended December 31, 1997, $32.6 million for the year ended December 31, 1998 and $13.4 million for the three month period ended March 31, 1999. On June 24, 1999, the California Public Utilities Commission adopted a decision in an arbitration proceeding between us and Pacific Bell which held that reciprocal compensation would be payable for Internet service provider calls under our new interconnection agreement with Pacific Bell which became effective on June 29, 1999. Pacific Bell has requested rehearing of this decision. This decision does not address reciprocal compensation withheld under the prior agreement. We do not know at this time what action Pacific Bell will take with respect to this decision. In the event that all or a portion of the withheld reciprocal compensation is paid, the terms of our recapitalization require us to pay additional distributions to certain owners of up to $20.0 million. In 1999, the maximum cash distribution under the terms of the recapitalization could be up to approximately $15 million net of the after tax proceeds from the withheld reciprocal compensation. See "Certain Relationships and Related Transactions."

   We expect that reciprocal compensation will continue to represent a significant portion of our revenues in the future. We are currently negotiating and implementing new interconnection agreements and the terms of the related reciprocal compensation. The per minute reciprocal compensation rate we receive from Pacific Bell under our new agreement is significantly lower than it was under our previous agreement. We also expect that the per minute reciprocal compensation rate may decline significantly under any new interconnection agreements. See "Risk Factors--A failure to establish interconnection agreements on favorable terms would adversely affect our business" and "--Our right to receive reciprocal compensation for calls to Internet service providers is currently being challenged."

   Operating Costs. Operating costs are comprised primarily of leased transport charges, usage charges for long distance and intrastate calls and, to a lesser extent, reciprocal compensation related to calls that originate with a Pac-West customer and terminate on the network of an incumbent local exchange carrier or other competitive local exchange carrier. Our leased transport charges are the lease payments we incurred for the transmission facilities used to connect our customers to our switch and to connect to the incumbent local exchange carrier and other competitive local exchange carrier networks. Our strategy of leasing rather than building our own transport facilities results in our cost of services being a significant component of total costs.

   Selling, General and Administrative Expenses. Our recurring selling, general and administrative expenses include network development, administration and maintenance costs, selling and marketing, customer service, information technology, billing, corporate administration and personnel. We expect to incur significant selling and marketing costs as we continue to expand our operations, a significant amount of which will be incurred in a particular market before the switch becomes operational and begins to generate revenue. Consequently, selling and marketing expenses are expected to increase until implementation of our expansion plan is substantially complete. We will incur other costs and expenses, including the costs associated with the development and maintenance of our networks, administrative overhead, premises leases and bad debts. We expect that these costs will grow significantly as we expand our operations and that sales and marketing and administrative overhead will be a large portion of these expenses during the start-up phase in each of our new markets.

Results of Operations

   The following table summarizes the results of operations as a percentage of revenues for:

  (1) Our predecessor's telephone and answering service divisions for the nine month period ended September 30, 1996 and Pac-West for the period from our commencement on October 1, 1996 to December 31, 1996 on a combined basis; and

  (2) Pac-West for the years ended December 31, 1997 and 1998 and for the three month periods ended March 31, 1998 and 1999.

The "Combined" column in the following table combines the results of operations of our predecessor's telephone and answering service divisions for the nine month period ended September 30, 1996 with those of Pac-West for the period from our commencement on October 1, 1996 to December 31, 1996. Due to the significant changes in our operations since September 30, 1996, we believe that the financial information of our predecessor telephone and answering service divisions is not directly comparable to our results of operations. As a result, prospective investors are cautioned not to place undue reliance on such financial information. The following data should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

   Selling, general and administrative expenses and income from operations for the year ended December 31, 1998 include $3.8 million of one-time transaction bonuses and consultant's costs. Excluding these transaction bonuses and consultant's costs, selling, general and administrative expenses were 25.5% of revenues and income from operations was 28.4% of revenues for that period. The net loss for 1998 includes the costs of the recapitalization of $3.0 million, transaction bonuses and consultant's costs of $3.8 million and the extraordinary loss on early extinguishment of debt of $0.7 million before income tax benefit.

                                         Combined   Pac-West Telecomm, Inc.
                                        ----------- --------------------------
                                                                  Three Month
                                                                    Period
                                                                  Ended March
                                        Year Ended December 31,       31,
                                        ------------------------  ------------
                                           1996     1997   1998   1998   1999
                                        ----------- -----  -----  -----  -----
                                        (Unaudited)               (Unaudited)
      Statements of Operations Data:
      Revenues.........................    100.0%   100.0% 100.0% 100.0% 100.0%
      Operating costs..................     48.3     40.8   36.4   36.4   28.2
      Selling, general and
       administrative expenses.........     35.8     24.9   34.5   19.5   29.8
      Depreciation and amortization
       expense.........................      6.5      7.5    9.7    8.3   10.1
      Income from operations...........      9.4     26.8   19.4   35.8   31.9
      Net income (loss)................      5.1     15.2   (1.6)  19.4    4.5

 Three Month Period Ended March 31, 1999 Compared to Three Month Period Ended March 31, 1998

   Revenues for the three month period ended March 31, 1999 increased $4.1 million to $14.4 million from $10.3 million for the corresponding period in 1998. The increase in revenues was primarily attributed to an increase of $1.9 million in paid local interconnection revenues, an increase of $2.0 million in recurring charges and installation charges billed directly to Internet service providers, and an increase of $0.2 million in dedicated transport, i.e. private line, revenues.

   In the third quarter of 1998, we installed new higher capacity switches at our Stockton and Los Angeles switching sites. During the fourth quarter of 1998, we expanded switch capacity to existing and new customers. Our revenues for the first quarter of 1999 significantly increased compared to the first quarter of 1998 as a result of the increased utilization of this newly installed switch capacity, primarily attributable to Internet service provider customers. In addition, new service orders from medium and small businesses have accelerated in the first quarter of 1999 as we have built our sales force.

   The number of access lines sold increased 147% to 74,026 as of March 31, 1999 from 29,930 as of March 31, 1998. Billable minutes of use were 3.1 million in the first quarter of 1999, up 107% from 1.5 million for the first quarter of 1998.

   Inbound local calls and minutes subject to reciprocal compensation revenues in accordance with interconnection agreements increased 69% and 100%, respectively, for the first quarter of 1999 over the first quarter of 1998. However, for reasons discussed elsewhere in this prospectus, the incumbent local exchange carriers paid only 31% of the reciprocal compensation billings for the first quarter of 1999 as compared to paying 46% in 1998. The net effect of those significant increases in inbound local calls and minutes, offset by the lower payment percentage, resulted in the $1.9 million or 46% increase in paid interconnection revenues.

   The $2.0 million increase in the first quarter of 1999 over the first quarter of 1998 in direct billings to Internet service providers represented a 96% year to year increase. Lines used by our Internet service providers significantly increased from 1998 to 1999, from 24,519 lines in service by Internet service providers at March 1, 1998 to 56,320 lines in service at March 1, 1999.

   The $0.2 million or 24% increase in dedicated transport revenues primarily related to increased data networking services for private corporate networks.

   Our operating costs for the three month period ended March 31, 1999 increased $0.4 million to $4.1 million from $3.7 million for the corresponding period in 1998. Our operating costs as a percentage of revenues decreased to 28.2% for the three month period ended March 31, 1999 from 36.4% for the corresponding period in 1998. The increase in operating costs was primarily due to an increase in network operations associated with a higher level of telecommunications activity. We made significant investments in our telephone infrastructure during the second half of 1998 to accommodate future growth of competitive local exchange carrier services. As a result of increased utilization of our newly installed switching equipment and the use of higher capacity transmission facilities, our operating costs decreased as a percentage of revenues.

   Our selling, general and administrative expenses for the three month period ended March 31, 1999 increased $2.3 million to $4.3 million from $2.0 million for the corresponding period in 1998. As a percentage of revenues, our selling, general and administrative expenses increased to 29.8% for the three month period ended March 31, 1999 from 19.5% in the corresponding period in 1998. The increase in selling, general and administrative expenses was primarily due to the addition of 46 employees in sales and marketing; an increase in network operational, development and administration costs including 19 additional network employees; and 18 additional employees in other administration, customer service and information technology functions. Total employees doubled from 84 at March 31, 1998 to 167 at March 31, 1999.

   Our depreciation and amortization expense for the three month period ended March 31, 1999 increased $0.6 million to $1.4 million from $0.8 million for the corresponding period in 1998. Depreciation and amortization as a percentage of revenues increased to 10.1% for the three month period ended March 31, 1999 from 8.3% in the corresponding period in 1998. The increase in depreciation and amortization expense was primarily due to the additional depreciation on the portion of the $42.5 million of equipment acquired during 1998 which has been placed in service. As the balance of equipment acquired in 1998 and 1999 is placed in service, depreciation expense as a percentage of revenues is expected to increase in subsequent quarters in 1999.

   Our interest expense for the three month period ended March 31, 1999 increased $3.7 million to $4.1 million from $0.4 million in the corresponding period in 1998. The increase in interest expense was primarily due to the financing of a significant portion of the $42.5 million of equipment acquired during 1998 and interest on the $150 million private offering of the old notes consummated January 29, 1999 including amortization over 10 years of the related deferred financing costs associated with that offering. In addition, the interest rate on the old notes since January 29, 1999 is a higher interest rate than the rates paid on the equipment financings outstanding in the first quarter 1998.

   Our combined effective federal and state tax rate was 40% for the first quarter of both 1999 and 1998.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Our revenues for the year ended December 31, 1998 increased $12.6 million to $42.2 million from $29.6 million for 1997. The increase in revenues was primarily attributed to an increase of $4.6 million in paid interconnection revenues, an increase of $5.1 million in recurring charges and installation charges billed directly to Internet service providers, an increase of $1.2 million in local and long distance usage revenues, and an increase of $0.8 million in dedicated transport revenues.

   Inbound local calls and minutes subject to reciprocal compensation revenues in accordance with interconnection agreements increased 128% and 232%, respectively, 1998 over 1997. However, for reasons discussed elsewhere in this prospectus, the incumbent local exchange carriers paid only 32% of the reciprocal compensation billings in 1998 as compared to paying 74% in 1997. The net effect of these significant increases in inbound local calls and minutes, partially offset by the significantly lower payment percentage, resulted in the $4.6 million or 42% increase in paid interconnection revenues.

   The $5.1 million increase in 1998 over 1997 in direct billings to Internet service providers represented a 106% year over year increase. Lines used by our Internet service providers significantly increased from 1997 to 1998, from 18,430 lines in service by Internet service providers at December 1, 1997 to 34,799 lines in service at December 1, 1998.

   The $1.2 million increase in outbound local and long distance revenues, including 800 number and travel card calls, represented a 23% increase 1998 over 1997. This increase is directly related to our focus on providing services to high-volume, telecommunication intensive users and to medium and small businesses.

   The $0.8 million or 25% increase in dedicated transport revenues primarily related to increased data networking services for private corporate networks.

   Our operating costs for the year ended December 31, 1998 increased $3.2 million to $15.3 million from $12.1 million for 1997. Our operating costs as a percentage of revenues decreased to 36.4% for the year ended December 31, 1998 from 40.8% for 1997. The increase in operating costs was primarily due to an increase in network operations associated with the higher level of revenues. We made significant investments in our telephone infrastructure beginning in the second half of 1996 through 1998 to accommodate future growth of competitive local exchange carrier services. As a result of increased utilization of our newly installed switching equipment and the use of higher capacity transmission facilities, our operating costs decreased as a percentage of revenues.

   Excluding $3.8 million of bonuses paid to certain key executives in connection with their assistance with our recapitalization and consulting payments made to our current President in connection with services provided by him prior to his joining Pac-West, our selling, general and administrative expenses for the year ended December 31, 1998 increased $3.4 million to $10.8 million from $7.4 million for 1997. Excluding the $3.8 million of transaction bonuses and consultant's costs, our selling, general and administrative expenses as a percentage of revenues increased to 25.5% for the year ended December 31, 1998 from 24.9% in 1997. Selling, general and administrative expense in 1998 reflects a 79% increase in the number of employees, a $0.6 million increase in facility costs and a $1.6 million increase in payroll costs related to the increased hiring of technology, sales, administrative and support personnel.

   Our depreciation and amortization expense for the year ended December 31, 1998 increased $1.9 million to $4.1 million from $2.2 million for 1997. Depreciation and amortization as a percentage of revenues increased to 9.7% for the year ended December 31, 1998 from 7.5% in 1997. The increase in depreciation and amortization expense was primarily due to the additional depreciation on the $7.7 million of equipment acquired during the second half of 1997 and the $20.1 million of equipment acquired during the first nine months of 1998. Depreciation and amortization expense will increase during 1999 as a result of capital expenditures made during 1998 and additional capital expenditures expected to be made in 1999.

   Our interest expense for the year ended December 31, 1998 increased $3.3 million to $4.2 million from $0.9 million in 1997. The increase in interest expense was primarily due to an increase in long-term debt during 1998. Interest expense will increase in 1999 as a result of the private offering of the old notes. The increase in long-term debt in 1998 was primarily due to $10.5 million of new borrowings during the year to finance the purchase of network equipment, and due to incremental borrowings of approximately $53.0 million in connection with the merger and recapitalization.

   Our tax provision for 1998 reflects the impact of the nondeductibility of a substantial portion of the costs associated with the recapitalization. Excluding the impact of these one-time costs, our combined effective federal and state tax rate for 1998 was 40%, consistent with 1997's effective tax rate.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Our revenues for 1997 increased $16.6 million to $29.6 million from $13.0 million in 1996. The increase in revenues was primarily attributed to an increase of $10.4 million in local interconnection revenues, an increase of $3.7 million in recurring charges and installation charges billed directly to Internet service providers, an increase of $0.7 million in local and long distance usage revenues and an increase of $1.0 million in dedicated transport revenues.

   Both local interconnection revenues and billings to Internet service providers were new types of revenues in mid 1996 with less than $1.0 million of each type of revenue being recorded in 1996. Local and long distance usage revenues increased 15% in 1997 over 1996, which increase was due to our focus on business customers. Dedicated transport revenues increased 42% 1997 over 1996 primarily due to increased data networking services for private corporate networks.

   Our operating costs for 1997 increased $5.8 million to $12.1 million from $6.3 million in 1996. Our operating costs as a percentage of revenues decreased to 40.8% in 1997 from 48.3% in 1996. The decrease in operating costs as a percentage of revenues was primarily due to an increase in revenues from higher-margin, competitive local exchange carrier related services.

   Our selling, general and administrative expenses increased $2.8 million to $7.4 million from $4.6 million in 1996. Our selling, general and administrative expenses as a percentage of revenues decreased to 24.9% for the year ended December 31, 1997 from 35.8% for 1996. The increase in selling, general and administrative expenses was primarily due to an increase in hiring of additional sales, marketing and administrative personnel and a $0.5 million increase in facility costs. The decrease in selling, general and administrative expenses, as a percentage of revenues, was primarily due to the lower selling and marketing expenses associated with the addition of Internet service provider customers and a rapid increase in revenues from Internet service provider customers.

   Our depreciation and amortization expense in 1997 increased $1.4 million to $2.2 million from $0.8 million in 1996. Depreciation and amortization as a percentage of revenues increased to 7.5% for the year ended December 31, 1997 from 6.5% in 1996. The increase in depreciation and amortization expense was primarily due to the additional depreciation on the $3.9 million of equipment acquired during the fourth quarter of 1996 and the $11.9 million of capital equipment acquired during 1997.

   Our interest expense in 1997 increased $0.8 million to $0.9 million from $0.1 million in 1996. The increase in interest expense was primarily due to the additional interest expense on the $4.7 million of equipment financings entered into during the fourth quarter of 1996 and $10.7 million of equipment financings entered into during 1997. Total debt increased from $7.0 million at December 31, 1996 to $15.7 million at December 31, 1997.

   Our combined effective federal and state tax rate was 40% for both 1997 and 1996.

 Quarterly Results

   The following tables set forth certain unaudited quarterly financial data for the nine quarters ended March 31, 1999. In our opinion, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere in this prospectus and includes all normal recurring adjustments necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of the results for any future period.

   We recognize reciprocal compensation only to the extent it is received in cash. Pacific Bell and GTE, the two incumbent local exchange carriers with which we have interconnection agreements, have each refused to pay the portion of reciprocal compensation which they estimate is the result of inbound calls terminating to Internet service providers. Pacific Bell and GTE argue that such calls are not local within the meaning of their interconnection agreements and therefore assert no reciprocal compensation is due.

   Other income (expense), net includes costs of the recapitalization of $2.9 million and $0.1 million, respectively, for the quarters ended September 30, 1998 and December 31, 1998. In addition, other income (expense), net, includes interest income of $8,000, $6,000, $23,000, $53,000, $48,000, $80,000, $78,000
and $121,000 and $527,000 for the quarters ended March 31, June 30, September 30 and December 31, 1997 and March 31, June 30, September 30 and December 31, 1998 and March 31, 1999, respectively.

                                                        Quarter Ended
                          ---------------------------------------------------------------------------------
                                       1997                                 1998                     1999
                          ----------------------------------  -----------------------------------  --------
                          Mar. 31  June 30  Sep. 30  Dec. 31  Mar. 31  June 30  Sep. 30  Dec. 31   Mar. 31
                          -------  -------  -------  -------  -------  -------  -------  --------  --------
                                                  (unaudited, in thousands)
Statements of Operations
 Data:
Revenues................  $4,992   $6,421   $7,998   $10,140  $10,252  $9,680   $ 9,500  $ 12,779  $ 14,416
Costs and expenses:
 Operating costs........   2,549    3,032    3,160     3,319    3,731   4,060     3,867     3,686     4,062
 Selling, general and
  administrative:
   Selling, general and
    administrative......   1,663    1,609    1,839     2,256    2,002   2,217     2,715     3,845     4,303
   Transaction bonuses
    and consultant's
    costs...............     --       --       --        --       --      --      3,798       --        --
 Depreciation and
  amortization..........     480      514      549       661      845     856     1,063     1,342     1,449
                          ------   ------   ------   -------  -------  ------   -------  --------  --------
   Income (loss) from
    operations..........     300    1,266    2,450     3,904    3,674   2,547    (1,943)    3,906     4,602
Interest expense........    (203)    (200)    (213)     (316)    (377)   (409)     (882)   (2,531)   (4,050)
Gain (loss) on disposal
 of
 answering service
 division...............     403      --       --        (18)     --      --        --        --        --
Other income (expense),
 net....................      10       10       27        72       25      22    (2,776)       55       527
                          ------   ------   ------   -------  -------  ------   -------  --------  --------
   Income (loss) before
    provision for income
    taxes and
    extraordinary item..     510    1,076    2,264     3,642    3,322   2,160    (5,601)    1,430     1,079
Provision (benefit) for
 income taxes...........     204      430      906     1,457    1,329     864    (1,205)      573       432
                          ------   ------   ------   -------  -------  ------   -------  --------  --------
   Income (loss) before
    extraordinary item..     306      646    1,358     2,185    1,993   1,296    (4,396)      857       647
Extraordinary item--loss
 on early extinguishment
 of debt, net of income
 tax benefit............     --       --       --        --       --      --       (417)      --        --
                          ------   ------   ------   -------  -------  ------   -------  --------  --------
   Net income (loss)....  $  306   $  646   $1,358     2,185  $ 1,993  $1,296   $(4,813) $    857  $    647
                          ======   ======   ======   =======  =======  ======   =======  ========  ========
Other Financial Data:
Reciprocal compensation
 withheld ..............  $  --    $  --    $1,304   $ 2,489  $ 5,032  $7,823   $ 9,531  $ 10,205  $ 13,401
Adjusted EBITDA.........   1,185    1,784    3,003     4,566    4,519   3,403     2,921     5,248     6,051
Capital expenditures....   1,424      764    1,948     7,748    1,275   6,588    13,031    21,572     3,633
Cash provided by (used
 in):
 Operating activities...     382    1,358    2,526     1,610    5,558   1,829    (1,172)    5,818     4,544
 Investing activities...    (590)    (410)    (557)   (5,062)  (1,185) (6,248)  (12,984)  (21,614)  (23,329)
 Financing activities...     155     (472)     (63)    4,038     (255)  3,273    14,004    24,609    44,921

   Our quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon such factors as the success of our efforts to expand our customer base, changes in and the timing of expenditures relating to the continued expansion of our network, the level of reciprocal compensation withheld by incumbent local exchange carriers, the development of new services, the success of sales and marketing efforts, changes in pricing policies by us or our competitors, and certain factors relating to our acquisition strategy as further described under "--Liquidity and Capital Resources."

   Our revenues, income from operations, excluding transaction bonuses and consultant's costs, and adjusted EBITDA declined in each of the second and third quarters of 1998. The decline in revenues was due primarily to lower reciprocal compensation received resulting from a reduction in the percentage of reciprocal compensation paid under interconnection agreements. The reciprocal compensation paid declined from 64% of total reciprocal compensation billed in the fourth quarter of 1997 to 46% in the first quarter of 1998, 28% in the second quarter and 25% in the third quarter. We expect that the per minute reciprocal compensation rate may decline significantly under the new interconnection agreements. In addition to lower reciprocal compensation payments, our revenue growth was constrained throughout the first three quarters of 1998 because our three switching facilities were operating at close to full capacity and we could not provision switch capacity for new customers or existing customers seeking additional capacity. Income from operations and adjusted EBITDA were negatively impacted by quarterly increases in selling, general and administrative expenses excluding transaction bonuses and consultant's costs, resulting from our decision to build our direct sales force, executive management team and administrative staff to support future growth.

   In the third quarter of 1998, we installed new higher capacity switches at our Stockton and Los Angeles Pac-West switching sites. During the fourth quarter of 1998, we expanded switch capacity to existing and new customers. Our revenues, income from operations and adjusted EBITDA for the fourth quarter of 1998 and the first quarter of 1999 significantly increased compared to the third quarter of 1998 as a result of the increased utilization of the newly installed switch capacity, primarily attributable to Internet service provider customers. In addition, new service orders from medium and small businesses have accelerated in the fourth quarter of 1998 and the first quarter of 1999 as we have built our sales force.

   In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future. We expect to focus in the near term on building and increasing our customer base and increasing our network utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, network infrastructure and the development of new services.

Liquidity and Capital Resources

   Net cash provided by operating activities was $4.5 million for the three month period ended March 31, 1999 compared to $5.6 million for the three month period ended March 31, 1998. This decrease primarily reflects lower net income as well as a decrease in accounts payable due to a $2.6 million payment in January 1999 for new switching equipment accrued for at December 31, 1998. Net cash provided by operating activities was $12.0 million for the year ended December 31, 1998 compared to $5.9 million for the year ended December 31, 1997. This increase primarily reflects increased accounts payable and accrued liabilities of $5.9 million. Net cash provided by operating activities for the period from our commencement on October 1, 1996 to December 31, 1996 and for our predecessor's telephone and answering service divisions for the nine months ended September 30, 1996 were $75,000 and $1,092,000, respectively.

   Net cash used in investing activities was $23.3 million for the three month period ended March 31, 1999 compared to $1.2 million for the three month period ended March 31, 1998. During the three month period ended March 31, 1999, we invested $3.6 million in new switching and related equipment as compared to $1.3 million during the comparable 1998 quarter. Further, in the first quarter of 1999, $19.7 million of the proceeds from the private offering of the old notes was used to purchase short-term investments to fund the interest reserve trust account for the notes. Net cash used in investing activities was $42.0 million for the year ended December 31, 1998 compared to $6.6 million for the year ended December 31, 1997. During 1998, we invested approximately $41.0 million in new switching and related equipment and leasehold improvements to expand switching capacity in Los Angeles, Oakland and Stockton, California. During 1997, our investment of approximately $6.7 million in new switching and related equipment and leasehold improvements was partially offset by $0.5 million of proceeds from the disposition of assets. Net cash used in investing activities for the period from our commencement on October 1, 1996 to December 31, 1996 and for our predecessor's telephone and answering service divisions for the nine month period ended September 30, 1996 were $1.7 million and $2.5 million, respectively.

   Net cash provided by financing activities was $44.9 million for the three month period ended March 31, 1999 compared to a net use of $0.3 million for the three month period ended March 31, 1998. The net cash provided in the three month period ended March 31, 1999 was primarily attributable to proceeds from the $150 million private offering of the old notes reduced by the payoff of $100 million of senior secured borrowings. Net cash provided by financing activities was $41.6 million for the year ended December 31, 1998 compared to $3.7 million for 1997. The net cash provided in 1998 was primarily attributable to $37.8 million of proceeds from the sale of our common and preferred stock, $75.4 million of proceeds from senior secured borrowings in connection with the recapitalization, less $74.0 million of payments to existing stockholders. See "Certain Relationships and Related Transactions--Recapitalization." Net cash provided by financing activities for the period from our commencement on October 1, 1996 to December 31, 1996 and for our predecessor's telephone and answering service divisions for the nine months ended September 30, 1996 was $1.5 million and $1.8 million, respectively.

   The local telecommunications services business is capital intensive. Our operations have required and will continue to require substantial capital investment for the design, acquisition, construction and implementation of our network. Capital expenditures, including amounts financed under capital leases, were $3.6 million for the first quarter of 1999, $42.5 million for the year ended December 31, 1998, $11.9 million for the year ended December 31, 1997 and $3.9 million for the period from our commencement on October 1, 1996 to December 31, 1996. Of the $42.5 million of capital expenditures during 1998, $25.6 million was included in construction in progress at December 31, 1998 and therefore are not being depreciated until placed in service in 1999. We expect to make additional capital expenditures between $30.0 and $50.0 million during 1999. The actual cost of our planned expansion will depend on a variety of factors, including the cost of the development of our network in each of our new markets, the extent of competition and pricing of the telecommunications services in such markets and the acceptance of our services. Accordingly, our actual capital requirements may not exceed the amounts described above. Planned capital expenditure projects during 1999 include: completion of an upgraded and expanded switch at the existing Oakland, California facility; construction of switching facilities in Las Vegas, Nevada and Seattle, Washington; expansion of existing switch in Los Angeles, California; and implementation of a new billing and operation system support system.

   We have entered into a new senior credit facility. This facility provides for initial maximum borrowings of $20.0 million and future borrowings of up to an additional $20.0 million for working capital and other general corporate purposes, and bears interest, at our option, at:

  (1) the base rate, as defined in the new senior credit facility; or

  (2) the Eurodollar rate, as defined in the new senior credit facility, plus between 2.25 and 3.5%.

As of May 31, 1999, there were no amounts outstanding under this facility and the borrowing rate would have been 7.69%. Our borrowings under the new senior credit facility will be secured by all of our assets. The new senior credit facility has a three year term. See "Description of Indebtedness."

   Our principal sources of funds following this exchange offer are anticipated to be current unrestricted cash balances, cash flows from operating activities and borrowings under the new senior credit facility. In addition, we have purchased and pledged to the trustee for the benefit of the holders of the notes approximately $19.7 million of U.S. government securities to provide for the payment of the first two scheduled interest payments under the notes. See "Description of Notes--Interest Reserve Account." These U.S. government securities are classified as restricted cash. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our financial obligations for the next year, including the payment of principal and interest under the notes, as well as to provide funds for our working capital, capital expenditures and other needs. No assurance can be given, however, that this will be the case. Depending upon our rate of growth and profitability, we may require additional equity or debt financing to meet our working capital requirements or capital equipment needs. There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us.

   Instruments governing our indebtedness, including the new senior credit facility and the indenture, contain financial and other covenants that restrict, among other things, our ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets. Such limitations, together with our highly leveraged nature, could limit corporate and operating activities, including our ability to respond to market conditions to provide for unanticipated capital investments or to take advantage of business opportunities.

Quantitative and Qualitative Disclosures About Market Risks

   The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. At December 31, 1998, we had $100 million of long-term debt and other long-term obligations subject to variable interest rates. However, all of this $100 million was replaced by the issuance of $150 million of fixed rate notes in January 1999, and consequently we currently have no risk exposure associated with changing interest rates on debt. We are exposed to changes in interest rates on our investments in cash equivalents. All of our investments in cash equivalents are in money market funds that hold short-term investment grade commercial paper, treasury bills or other U.S. government obligations. Therefore this investment policy reduces our exposure to long-term interest rate changes. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes. A hypothetical 100 basis point decline in short-term interest rates would reduce the annualized earnings on our $15.2 million of cash equivalent investments at December 31, 1998 by approximately $152,000. We do, however, have market risk exposure associated with the market price on the $150 million of notes outstanding. These notes are recorded at book value which could vary from current market prices in the future, especially if interest rates decline. As of March 31, 1999, the market value of the notes approximated their book value.

Inflation

   We do not believe that inflation has had any material effect on our business over the past three years.

Year 2000 Issues

   Year 2000 Compliance Issues. The information in this section is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 and contains forward-looking statements. These statements include, but are not limited to, anticipated costs and the date by which we expect to complete actions and are based on management's current estimates, which are in turn based on assumptions about future events, including, but not limited to, the availability of resources, representations received from third parties and other factors. There can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to, our ability to identify and remediate all relevant systems, results of Year 2000 testing, adequate resolution of Year 2000 issues by business and other third parties that are service providers, suppliers and customers of ours, unanticipated system costs, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in this Year 2000 discussion speak only as of the date on which these statements are made.

   Impact of the Year 2000 computer problem. The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. To date, we have not experienced any Year 2000 issues with any of our internal systems or our products, and we do not expect to experience any of them.

   Assessment. The Year 2000 problem affects the computers, software and other equipment that we use, operate or maintain for our operations. Accordingly, we have organized a program team responsible for monitoring the assessment and remediation status of our Year 2000 issues and reporting to our management. This project team is currently assessing the potential effect and costs of remediating Year 2000 issues for our internal systems. To date, we have not obtained independent verification or validation to assure the reliability of our risk and cost estimates because we do not feel that the scope of our program warrants this time and expense.

   Internal infrastructure. We believe that we have identified all major computers, software applications and related equipment used in connection with our internal operations that will need to be evaluated to determine if they must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We are currently assessing the potential impact of Year 2000 issues on these computers, equipment and applications. We expect to complete this evaluation by August 1999 and will then begin modifying, upgrading and replacing major systems that we believe have Year 2000 issues. Our long distance billing system and our accounting system are not yet Year 2000 compliant. We are in process of replacing our long distance billing program to accommodate future anticipated growth with a new Year 2000 compliant system. The manufacturer of the noncompliant accounting system has provided software that is represented to be Year 2000 compliant.

   Systems other than information technology systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, security systems and other common devices may have Year 2000 issues. We are currently assessing the potential effect on and the costs of remediating these issues, if any, for our office equipment and our facilities in Stockton, Los Angeles, and Oakland, California and Las Vegas, Nevada.

   Products. We have designed our products to be Year 2000 compliant and believe that using our products as documented should not cause any Year 2000-related issues. We have tested and intend to continue to test all of our products for Year 2000 issues. While we believe our products are Year 2000 compliant, it is impractical for us to test our products in every telecommunications systems environment or with all available combinations of our products with components supplied by our customers or other third party suppliers. As a result, there may be situations where the combination of our products working with components supplied by other third parties could result in Year 2000 issues.

   Costs of remediation. We currently anticipate that our total cost of addressing our Year 2000 issues will be $150,000, of which approximately $102,000 has been incurred and expensed through May 31, 1999. We do not have a separate information technology or similar budget. The cost of addressing Year 2000 issues will be reported as a general and administrative expense. We have not deferred any material information technology projects due to our Year 2000 efforts. Since we have been working on a Year 2000 resolution for over one year, all major decisions regarding replacement of equipment and software was done with Year 2000 compliance as a major purchase criteria. Costs of software upgrades and additions, as well as hardware upgrades which were required for compatibility, enhancement, capability/capacity, or efficiency were not considered as a Year 2000 cost.

   Suppliers. We are contacting with third-party suppliers of components and our key subcontractors used in the manufacturing of our products to identify, and to the extent possible, resolve issues relating to the Year 2000 issue. While we expect that we will be able to resolve any significant Year 2000 issue identified with these third parties, because we have no control over the actions of these parties, these third parties may not remediate any or all of the Year 2000 issues identified. Any failure of any of these third parties to timely resolve Year 2000 issues with either their products sold to us, or their systems could have a material adverse effect on our business, operating results and financial condition. We believe that many incumbent local exchange carriers and long distance carriers are also impacted by the Year 2000 issue, which in turn could affect us.

   Most reasonably likely worst case consequence of Year 2000 issues. We expect to identify and resolve all Year 2000 issues that could materially adversely affect our business operations. However, for the reasons discussed above, we believe that it is not possible to determine with complete certainty that all Year 2000 issues affecting us have been identified or corrected. As a result, we believe that the following consequences are possible:

  . operational inconveniences and inefficiencies for us, our contract manufacturers and our customers that will divert our management's time and attention and our financial and human resources from ordinary business activities;

  . business disputes and claims for pricing adjustments or penalties by our customers due to Year 2000 issues, which we believe will be resolved in the ordinary course of business; and

  . business disputes alleging that we failed to comply with the terms and conditions of contracts or industry standards of performance that result in litigation on contract termination.

   Contingency plans. We are currently developing contingency plans to be implemented if our efforts to identify and correct Year 2000 issues affecting our internal systems are not effective. We expect to complete our contingency plans by the end of October 1999. Depending on the systems affected, these plans could include:

  . accelerated replacement of affected equipment or software;

  . short to medium-term use of backup equipment and software;

  . increased work hours for our personnel; and

  . use of contract personnel to correct on an accelerated schedule any Year
    2000 issues that arise or to provide manual workarounds for information systems.

   Our implementation of any of these contingency plans could have a material adverse effect on our business, operating results and financial conditions.

New Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards Statement No. 133, Accounting for Derivative Instruments and for Hedging Activities. Statement No. 133 is effective for years beginning after June 15, 1999. Statement No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. We do not anticipate that the adoption of Statement No. 133 will have a material impact on our financial position or the results of our operations.

                                    BUSINESS

Our Company

   We are a rapidly growing competitive local exchange carrier providing switched local and long distance telecommunications services and one-stop integrated telecommunications services to Internet service providers, paging companies and other inbound call service providers as well as medium and small businesses. We built our network to capitalize on the significant growth in national Internet usage and in the related demand for local telephone service by regional and national Internet service providers, as well as the increasing demand of medium and small businesses for customized and integrated telecommunications services. We believe the structure of our network and, in California, our presence in each local service area provides us with significant competitive advantages over incumbent local exchange carriers and other competitive local exchange carriers, particularly for Internet service providers, paging companies and other inbound call service providers. In California, our network enables these companies to provide their business and residential customers with access to Internet service provider, paging and other services from almost any point in the state through a local call. Our network development strategy of owning our switches and leasing our fiber transport lines and our focus on telecommunications intensive customers allow us to quickly enter new markets and generate high network utilization, substantial revenues, strong profit margins and positive cash flows.

Markets

   According to data published by the FCC, total local exchange service revenues including business and residential services was approximately $103.0 billion in 1997. We believe that the rapid opening of local markets to competition, accelerated growth in local traffic related to increases in Internet access, and the desire for one-stop integrated services by small and medium businesses present a significant opportunity for new entrants to achieve significant penetration in this large, established market. Management believes that the primary determinants of success will be the construction of a network that meets the needs of target customers, rapid deployment of network assets, building of a direct local sales force to market to small and medium businesses and the ability to provide competitively priced services.

   Our primary market is California. We own and operate switches in Los Angeles, Oakland and Stockton, have local points of presence in all 11 California local service areas, and have over 500 assigned local prefixes and
5.0 million telephone numbers available for use. Pac-West's local prefixes cover 246 California rate areas and allow virtually all California callers to access our network through a local call. Industry sources indicate that the California market generated approximately $26.0 billion in local exchange and long distance revenues in 1996 and has over 660 Internet service providers, over 600,000 medium and small businesses and about 7.5 million total business lines. Over the next two years, we intend to duplicate our proven network and marketing strategy in other western states, including Nevada, Arizona, Washington, Colorado, Texas, Utah, Idaho, New Mexico and Oregon. We believe that the use of telecommunications services is rapidly expanding in each of these areas and that we will be able to effectively use our experience in California and our customer relationships to enter these markets.

   The following table sets forth certain information regarding the markets in which Pac-West currently operates and our anticipated geographic network buildouts. Since Internet service providers are often present in more than one state, for purposes of presenting the total number of Internet service providers, each Internet service provider is counted only once. Medium and small businesses are defined as businesses with fewer than 100 employees.

                               1997 Target Customer Base            1996 Revenues (in millions)
                         ------------------------------------- --------------------------------------
                                Number of Number of
                                Internet  Medium &    Total      Local      Local
                         Launch  Service    Small    Business   Exchange   Exchange    Long    Total
                         Period Providers Business    Lines    Intrastate Interstate Distance Market
                         ------ --------- --------- ---------- ---------- ---------- -------- -------
Current Markets:
 California.............  1996      664     600,173  7,473,945  $ 8,423     $2,396   $15,142  $25,961
Planned Markets:
 Arizona................  1999      213      78,546    766,290      949        408     2,023    3,380
 Colorado...............  2000      239      97,222    837,557    1,203        466     2,014    3,683
 Idaho..................  2000      111      27,562    173,788      254        132       546      932
 Nevada.................  1999      166      29,854    398,604      322        154       894    1,370
 New Mexico.............  2000      151      32,730    234,439      422        160       737    1,319
 Oregon.................  1999      239      77,020    569,452      758        333     1,497    2,588
 Texas..................  2000      431     340,208  3,472,214    5,060      1,589     8,468   15,117
 Utah...................  2000      170      36,888    340,687      404        182       739    1,325
 Washington.............  1999      302     125,182    915,398    1,424        555     2,700    4,679
                                  -----   --------- ----------  -------     ------   -------  -------
   Total Planned
    Markets.............            --      845,212  7,708,429   10,796      3,979    19,618   34,393
                                          --------- ----------  -------     ------   -------  -------
   Total Pac-West
    Markets.............          1,388   1,445,385 15,182,374  $19,219     $6,375   $34,760  $60,354
                                          ========= ==========  =======     ======   =======  =======

   We focus on providing services to high-volume, telecommunications intensive users and to medium and small businesses. Pac-West's customers include 76 regional and national Internet service providers, all of which have operations in California. We believe that our greatest opportunity for rapid growth is to continue to grow with and provide high quality services to our Internet service provider customers. By building our network to meet demand from existing Internet service provider customers that are increasing their capacity in existing markets and expanding into new geographic markets, we believe we can:

  (1) quickly achieve predictable, high utilization rates on newly deployed network assets from high volume users;

  (2) generate a high return on invested capital in a short period of time;
      and

  (3) enter new markets with a stable and growing revenue and cash flows base upon which we can aggressively market to build a more diversified base of revenue and customers.

   Internet access service is one of the fastest growing segments of the global telecommunications services market. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide reached 69 million in 1997 and will grow to over 320 million by the year 2002. The rapid growth and development of the Internet has resulted in the creation of approximately 5,000 national and local Internet service providers in the United States. We believe that we are strategically positioned to become one of the leading providers of telecommunications services to Internet service providers in our target markets.

   Pac-West believes many medium and small businesses have significant and increasing needs for advanced telecommunication services that are not adequately served by incumbent local exchange carriers or other competitive local exchange carriers. Our target state markets have approximately 1.4 million medium and small businesses and approximately 15.2 million total business lines in service. Many of our target customers want technologically advanced telecommunications systems and low cost bundled services but do not have the expertise to design, purchase and maintain these kinds of systems themselves. We believe our complete product offering of system design, equipment selection and installation, and bundled local and long distance services positions us to become a leading provider of integrated telecommunications services to medium and small businesses, allowing us to quickly penetrate our target markets and build customer loyalty.

Network

   Our network strategy is to own our switches and lease our fiber transport lines. We believe that this strategy provides us with significant cost and time-to-market advantages over competitors that own both their switches and fiber lines. By owning our switches, we can configure our network to provide high performance, high reliability and cost-effective solutions for our customers' needs. By leasing our transport lines, we can reduce up-front capital expenditures, rapidly enter new markets, and provide low-cost redundancy. In addition, we seek to maximize our operating profits by carrying a high percentage of our customer-originated traffic on our network. Our network development strategy of owning our switches and leasing our fiber transport lines and our high percentage of on-network customer traffic enable us to rapidly generate revenues and positive cash flows while avoiding the risk of stranding our capital in underutilized fiber transport equipment.

   To meet demand for telecommunications services in California, we have established three California switching sites, one in each of Los Angeles, Oakland, and Stockton, and digital connections in each of California's 11 local service areas. We believe the structure of our network and, in California, our presence in each California local service area provides us with significant competitive advantages over incumbent local exchange carriers and other competitive local exchange carriers, particularly for Internet service providers, paging companies and other companies handling large volumes of incoming calls. In California, our network enables our customers to provide their business and residential customers with access to Internet, paging and other services from almost any point in the state through a local call. In this way, our customers can achieve statewide coverage with significantly lower capital and operating expenses. Our switching sites offer Internet service providers highly reliable, low cost tandem switching and the ability to build lower cost networks by collocating equipment at our three switching sites rather than in all 11 local service areas. In addition, our interconnection arrangements and statewide leased transport network allow Internet service providers to obtain statewide coverage at local calling rates, which reduces switching and transmission costs.

   Our switching sites use Alcatel USA's tandem switches to switch calls between originating locations and final destinations. Each port on a switch is a data access point for entry or exit of information to and from the network. As of March 1, 1999, we had an installed capacity of 187,000 ports and total expandable capacity of 260,000 ports, all in California. By the end of the second quarter of 1999, we expect to increase our California switching sites' total expandable capacity to 345,000 ports. We plan to duplicate our network strategy of owning our switches, leasing our fiber transport lines and providing statewide local coverage in each of our target markets. We intend to install new Pac-West switching sites in Nevada and Washington in 1999 and in Arizona or Colorado in early 2000.

   Leased Transmission Capacity. We lease our transmission facilities from inter-exchange carriers, incumbent local exchange carriers and other competitive local exchange carriers. We generally seek to lease fiber optic transmission facilities from multiple sources in each of our current and target markets. Management believes that our broad market coverage results in:

  (1) an increased number of buildings that can be directly connected to our switching network, which should maximize the number of customers to which we can offer our services;

  (2) a higher volume of telecommunications traffic both originating and terminating on our network, which should result in improved operating margins;

  (3) enhanced reliability at competitive prices;

  (4) the ability to leverage our investment in high capacity switching equipment and electronics; and

  (5) the opportunity for our network to provide backhaul carriage for other telecommunications service providers, such as long distance and wireless carriers.

   Interconnection. Our primary interconnection agreements are with Pacific Bell and GTE. Our interconnection agreement with GTE has expired and is currently being renegotiated. In accordance with its terms, however, this agreement will remain in force during renegotiation. We believe that interconnection arrangements between the incumbent local exchange carriers and other competitive local exchange carriers will be in place at appropriate times in other markets that we may enter. Interconnection agreements between us and incumbent local exchange carriers are subject to approval of the relevant state commission, and under the terms of the Telecommunications Act of 1996, each incumbent local exchange carrier which is subject to the Telecommunications Act of 1996 is required to negotiate an interconnection agreement with us. Where an interconnection agreement cannot be reached on terms and conditions satisfactory to us, we may pursue arbitration of any disputes before the state utility commissions as provided under the Telecommunications Act of 1996. Pac-West currently is in arbitration with Citizens Telecommunications Company of California, Inc. in California and Nevada Bell in Nevada. See "--Regulation."

Strategy

   Our objective is to become a leading provider of telecommunications services to Internet service providers, paging companies and other companies handling significant amounts of incoming calls as well as medium and small businesses in each of our target markets. We plan to do this by:

   Capitalizing on Growing Internet Service Provider Demand for Local Services. Significant increases in dial-up access to the Internet have resulted in the creation of approximately 5,000 national and local Internet service providers in the U.S., which, in turn, has created strong demand for local access lines nationwide. Pac-West currently has 76 regional and national Internet service provider customers, all of which have operations in California. Many of these Internet service providers already operate in several states and are continuing to expand into additional markets. Also, many Internet service providers based outside of our target markets are establishing a presence in California and other western states. We intend to duplicate our proven network strategy in new markets in order to serve the needs of our existing customers and attract new customers entering those markets from other regions. The structure of our network offers Internet service providers three primary benefits:

  . switching systems which support high calling volumes and long holding times for Internet service provider calls;

  . statewide local calling capabilities through established physical locations in each local service area within a state, which reduces Internet service providers' transmission costs; and

  . the ability to collocate Internet modems and servers in fewer locations, which enables Internet service providers to achieve broad geographic coverage while minimizing capital expenditures.

   We believe that by entering new markets with our existing customers, we can reduce our risk, achieve predictable, high usage rates on our network assets, and generate a high return on invested capital in a short period of time.

   Focusing on Medium and Small Business Market. We believe that medium and small businesses have significant and increasing needs for advanced telecommunication services. Many of our target customers want technologically advanced telecommunications systems along with low cost bundled local, long distance, data and other enhanced services but do not have the expertise to design, purchase and maintain these kinds of systems and services themselves. We believe that these target customers are not adequately served by incumbent local exchange carriers and other competitive local exchange carriers. We intend to become a leading provider of integrated telecommunications services by offering a complete product offering of system design, equipment selection and installation along with bundled local and long distance services. We believe that this product mix will enable us to quickly penetrate target markets and build customer loyalty.

   Expanding Our Direct Sales Force. To achieve significant revenue growth in the medium and small business services market, we have and will continue to expand our direct sales force and use independent sales agents in selected markets. From September 1998 to December 1998, our direct, internal sales force increased from 25 to 46 professionals, and to 58 professionals as of March 1, 1999. We believe that employing a direct sales force and independent sales agents with extensive local market and telecommunications sales experience enhances the likelihood of success in new markets. Salespeople with experience in a particular market provide us with extensive knowledge of our target customer base through existing relationships with target customers. As a result, our salespeople are able to pre-sell our products and services before we initiate network operations in a particular market.

   Targeting California and Western United States. Our primary market is currently California. After completing our planned expansion, we expect to offer coverage throughout the Western United States, one of the fastest growing regional markets for business telecommunications services in the country. We select our target markets based on a number of considerations, including the number of potential customers and other competitors in those markets and the presence of multiple transmission facility suppliers. Our target markets had approximately 1,400 Internet service providers, 1.4 million medium and small businesses and 15.2 million business lines in 1997, and generated approximately $60.4 billion of local exchange and long distance revenues in 1996. We believe that our geographically clustered network will enable us to take advantage of regional calling patterns to transmit a large percentage of customer traffic on our network. We also believe that by originating and terminating calls on our network, we can continue to achieve significant cost savings and may develop some pricing advantages over our competition.

   Leasing Our Fiber Transport Lines. Virtually all of our planned capital expenditures are intended to accommodate our growing customer base and the increasing needs of our existing customers. We believe this strategy reduces capital deployment risks and will provide an attractive return on invested capital. In addition, we believe that our strategy of leasing our fiber transport lines provides us with significant cost and time-to-market advantages over competitors who own rather than lease their transport.

   Installing Advanced, Uniform Equipment. We have chosen Alcatel USA's digital tandem switches to switch calls between originating locations and final destinations. Due to their high call carrying capacity, multiple path call routing capabilities and ability to switch multiple digital, voice and data applications of varying bandwidths, tandem switches are ideally suited for handling the high volumes and long holding times involved in serving Internet service provider customers. Tandem switches, software and customer collocation facilities, provide the scale, switching capacity and standardization needed to efficiently and reliably serve our target customers. Our uniform and advanced switching platform combined with the structure of our computer network enable us to:

  . deploy features and functions quickly throughout our entire network;

  . expand switch and transport capacity in a cost-effective, demand-based manner;

  . lower maintenance costs through reduced training and spare parts requirements; and

  . achieve direct connectivity to wireless and other personal communication system applications in the future.

   Expanding Our Customer Base Through Potential Acquisitions. We may acquire other competitive local exchange carriers or other telecommunications providers to grow our business. We believe that strategic acquisitions may enable us to accelerate our market penetration, cross-sell additional services, diversify our customer base and improve operating profitability.

Products and Services

   Our products and services are designed to appeal to the sophisticated telecommunications needs of our target customers.

   Local Services. We provide local dial-tone services to customers, allowing them to complete calls in a local calling area and to access long distance carriers. Local services and long distance services can be bundled together using the same transport facility. Our network is designed to allow a customer to easily increase or decrease capacity and alter enhanced services as the telecommunications requirements of the business change. In addition to our core local services, we also provide access to third party directory assistance and operator services.

   Long Distance Services. We provide domestic and international long distance services. Long distance calls which do not terminate on our network are passed to long distance carriers which route the remaining portion of the call. Our ability to integrate local and long distance services allows us to aggregate customers' monthly recurring, local usage and long distance charges on a single, consolidated invoice.

   Specialized Application Services. We tailor products and services for target industries with special telecommunications needs. These services typically include rated local calling, expanded local calling area, discounted long distance rates and tailored trunking configurations.

   Internet Service Provider Services. We provide Internet service providers collocation services at each of our three California switch locations. Collocation enables an Internet service provider to install its equipment in any or all of our switch facilities and interconnect directly to our tandem switches to switch calls from their originating locations to their final destinations. Collocated equipment is protected by the same cooling, power back-up and security systems protecting our switches. In California, an Internet service provider's ability to collocate equipment at only three sites, rather than in all 11 local service areas, reduces its capital expenditures and maintenance requirements. We receive monthly rental revenue from the Internet service provider for the space used. Pac-West is also in the process of introducing a managed modem service where we provide modem pools and dedicated circuits into the worldwide web for our Internet service provider customers.

   Enhanced Services. In addition to providing typical enhanced services such as voicemail, call transfer and conference calling, we offer additional value-added enhanced services to complement our core local and long distance services. These enhanced service offerings include:

     Internet Access Services--Enables customers to use their available capacity for access to Internet service providers.

     Data Networking Services--We provide high-speed, broadband services to use for data communications, such as private corporate networks.

     Digital Subscriber Line Services--We expect to offer high-speed digital subscriber line service to our Internet service provider and business customers through a reseller relationship with a major digital subscriber line supplier.

   Equipment Sales. System design and equipment sales and installation are essential components of our strategy of marketing to medium and small businesses. We offer our business customers technologically advanced systems bundled together with local and long distance services.

Sales and Marketing

   Sales. We are building an experienced direct sales force. We recruit salespeople with strong sales backgrounds in our existing and target markets, including salespeople from long distance companies, telecommunications equipment manufacturers, network systems integrators and incumbent local exchange carriers. We plan to continue to attract and retain highly qualified salespeople by offering them an opportunity to work with an experienced management team in an entrepreneurial environment and to participate in the potential economic rewards made available through a results-oriented compensation program that emphasizes sales commissions.

   During the months prior to initiating service in a new market, our salespeople will begin pre-selling our services to target customers. This pre-selling effort is designed to shorten the period between the availability of service and the receipt of customer orders and to generate customers in each market who may enter into service agreements before the local Pac-West network becomes operational.

   Marketing. In its existing markets, Pac-West seeks to position itself as a high quality alternative to incumbent local exchange carriers for local telecommunication services by offering network reliability and superior customer support at competitive prices. We intend to build our reputation and brand identity by working closely with our customers to develop services tailored to their particular needs and by implementing targeted advertising and promotional efforts, which will be gradually expanding to mass media.

   Customer and Technical Service. Management believes that our ability to provide superior customer and technical service is a key factor in acquiring new customers and reducing churn of existing customers. We have developed a customer service strategy designed to effectively meet the service requirements of our target customers. The principal salesperson for each customer will provide the first line of customer service by identifying and resolving any customer concerns. Customer service representatives will provide real time problem identification and resolution and superior customer service. All of these services will be supported by our experienced engineering and technical staff.

Customers

   We focus on providing services to high volume telecommunications users, including Internet service providers, paging companies, call centers and medium and small businesses. Nine of our top fifteen customers are Internet service providers. For the year ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999, Internet service providers accounted for approximately 16.2%, 23.3% and 28.4%, respectively, of our revenues, not including reciprocal compensation related to terminating calls to Internet service providers.

   The following is a list of some of our Internet service provider and paging customers:

      Internet Service Providers                     Paging Companies
      --------------------------                     ----------------
      Concentric Network Corp.                       Metrocall, Inc
      EarthLink, Inc.                                PageMart Wireless, Inc.
      Frontier Global Center, Incorporated           California Wireless, Inc.
      The Grid Inc.
      InReach Internet LLC
      JPS.Net Corp.
      Mindspring Enterprises, Inc.
      Slip.Net, Inc.

Our business customers include regional banks, alarm companies, universities, healthcare providers, real estate agencies, law firms and others.

   Sales to Bay Alarm Company and InReach Internet LLC collectively accounted for approximately 7.1%, 6.4% and 4.5%, respectively, of our revenues for the year ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999. Mr. Bruce A. Westphal, who serves on our board of directors, is the principal stockholder and serves as Chairman of the Board of both Bay Alarm Company and InReach Internet LLC.

Competition

   The telecommunications industry is highly competitive. We believe that the principal competitive factors affecting our business will be pricing levels and pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. Our ability to compete effectively will depend upon our continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be in a position to reduce our prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect us. Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours as well as other competitive advantages over us.

   Incumbent Local Exchange Carriers. In each of the markets we target, we will compete principally with the incumbent local exchange carrier serving that area, such as Pacific Bell and GTE in California. Some incumbent local exchange carriers, including GTE, are offering long distance services to their local telephone customers. The regional Bell operating companies, including Pacific Bell, are actively seeking removal of federal regulatory restrictions that prevent them from entering the long distance market. Many experts expect the regional Bell operating companies to be successful in entering the long distance market in a few states within the next two years and in most states within a year or two thereafter. We believe the regional Bell operating companies expect to offset market share losses in their local markets by capturing a significant percentage of the long distance market between local service areas, especially in the residential segment where the regional Bell operating companies' strong regional brand names and extensive advertising campaigns may be very successful. See "--Regulation."

   As a relatively recent entrant in the integrated telecommunications services industry, we have not achieved and do not expect to achieve a significant market share for any of our services. In particular, the regional Bell operating companies and other local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than ours, have the potential to subsidize competitive services with revenues from a variety of businesses, have long-standing relationships with regulatory authorities at the federal and state levels, and currently benefit from certain existing regulations that favor the incumbent local exchange carriers over us in certain respects. While recent regulatory initiatives, which allow competitive local exchange carriers such as ourselves to interconnect with incumbent local exchange carrier facilities, provide us with increased business opportunities, such interconnection opportunities have been, and likely will continue to be, accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the incumbent local exchange carriers.

   With respect to competitive access services, the FCC recently proposed a rule that would provide for increased incumbent local exchange carrier pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the incumbent local exchange carriers are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the incumbent local exchange carriers, including us, could be materially adversely affected. If future regulatory decisions afford the incumbent local exchange carriers increased access service pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the incumbent local exchange carrier, including ourselves. The FCC recently adopted an order that provides for increased incumbent local exchange carrier pricing flexibility and deregulation of some access services and provides a framework for increased pricing flexibility of other services based on a showing by the incumbent local exchange carrier that there is facilities based competition in specified geographic areas. The incumbent local exchange carrier will then be allowed to offer discounts to large customers through contract arrangements. The order also permits incumbent local exchange carriers to offer new access services by filing tariffs without prior approval and without providing information regarding its costs. The FCC also issued a notice of proposed rulemaking that would permit added pricing flexibility for local exchange carriers for additional services conditioned on competitive criteria to be determined.

   Competitive Access Carriers/Competitive Local Exchange Carriers/Other Market Entrants. We also face, and expect to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI Worldcom, and Sprint, and from other competitive local exchange carriers, out-of-region incumbent local exchange carriers, resellers of local exchange services, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward mergers, acquisitions and strategic alliances in the telecommunications industry could also increase the level of competition we face. Consolidation is also occurring in the incumbent local exchange carrier industry, such as the proposed plans for mergers between SBC and Ameritech, and between Bell Atlantic and GTE. These types of consolidations and alliances could put us at a competitive disadvantage.

   The Telecommunications Act of 1996 imposes certain regulatory requirements on all local exchange carriers, including competitors such as ourselves, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including incumbent local exchange carriers. The manner in which these provisions of the Telecommunications Act of 1996 are implemented and enforced could have a material adverse effect on our ability to successfully compete against incumbent local exchange carriers and other telecommunications service providers.

   The changes in the Telecommunications Act of 1996 radically altered the market opportunity for traditional competitive local exchange carriers. Because many existing competitive local exchange carriers initially entered the market providing dedicated access in the pre-1996 era, they had to build a fiber infrastructure before offering services. Switches were added by most competitive local exchange carriers since 1996 to take advantage of the opening of the local market. With the Telecommunications Act of 1996 requiring unbundling of the incumbent local exchange carrier networks, competitive local exchange carriers are now able to enter the market more rapidly by installing switches and leasing fiber transport capacity until traffic volume justifies building facilities. New competitive local exchange carriers will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

   Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline.

   Internet Service Providers. The competition for Internet service provider customers in the telecommunications industry is high and we expect that competition will intensify. In addition, alternative competing technologies regarding this service may emerge. Our competitors in this market include other telecommunications companies, including integrated online services providers with their own communications networks. Many of these competitors have greater financial, technological, marketing, personnel and other resources than ours.

   Competition from International Telecommunications Providers. Under the recent World Trade Organization agreement on basic telecommunications services, the United States and 68 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. Although we believe that the World Trade Organization agreement could provide us with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than we could have provided prior to implementation of the World Trade Organization agreement, it could also provide similar opportunities to our competitors. There can be no assurance that the pro-competitive effects of the World Trade Organization agreement will not have a material adverse effect on our business, financial condition and results of operations or that members of the World Trade Organization will implement the terms of the World Trade Organization agreement.

Regulation

   Our telecommunications services business is subject to varying degrees of federal, state and local regulation.

 Federal Regulation

   The FCC regulates interstate and international telecommunications services. We provide service on a common carrier basis. The FCC imposes certain regulations on common carriers such as the regional Bell operating companies that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, competitive local exchange carriers. Among other obligations, common carriers are generally subject to nondiscrimination and tariff filing requirements, as well as certain service reporting requirements. The FCC also requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.

   In August 1996, the FCC released an interconnection decision establishing rules implementing the Telecommunications Act of 1996 requirements that incumbent local exchange carriers negotiate interconnection agreements and providing guidelines for review of such agreements by state public utilities commissions. On July 18, 1997, the Eighth Circuit vacated certain portions of the interconnection decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to pick and choose among various provisions of existing interconnection agreements between incumbent local exchange carriers and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules affecting the use of combinations of an incumbent local exchange carrier's unbundled network elements. On January 25, 1999, the Supreme Court reversed most aspects of the Eighth Circuit's holdings with respect to FCC jurisdiction and, among other things, declared that the FCC has general authority under the Telecommunications Act of 1996 to promulgate regulations governing local interconnection pricing, including regulations governing reciprocal compensation. The Supreme Court also found that the FCC had the authority to promulgate a pick and choose rule, and upheld most of the FCC's rules governing access to unbundled network elements. The Court, however, remanded to the FCC its designation of unbundled network elements based on the FCC's use of an improper standard to determine whether an unbundled element must be made available.

   The Eighth Circuit decisions and their recent reversal by the Supreme Court perpetuate continuing uncertainty about the rules governing the pricing, terms and conditions of interconnection agreements. The Supreme Court's action in particular may require or trigger the renegotiation of existing agreements. Although state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements during the pendency of the Eighth Circuit proceedings, the Supreme Court's recent ruling and further proceedings on remand at the Eighth Circuit or the FCC may affect the scope of state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements. They could also result in new or additional rules being promulgated by the FCC. Given the general uncertainty surrounding the effect of the Eighth Circuit decisions and the recent decision of the Supreme Court reversing them, there can be no assurance that we will be able to continue to obtain or enforce interconnection terms that are acceptable to us or that are consistent with our business plans.

   The Telecommunications Act of 1996 is intended to increase competition. The act opens the local services market by requiring incumbent local exchange carriers to permit interconnection to their networks and establishing incumbent local exchange carrier obligations with respect to:

     Reciprocal Compensation. Requires all incumbent local exchange carriers and competitive local exchange carriers to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

     Resale. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local exchange carriers are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local exchange carrier in the wholesale offering.

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

     Interconnection. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit their competitors to interconnect with their facilities. Requires all incumbent local exchange carriers to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the incumbent local exchange carriers' premises must be offered, except where an incumbent local exchange carrier can demonstrate space limitations or other technical impediments to collocation.

     Unbundled Access. Requires all incumbent local exchange carriers to provide nondiscriminatory access to unbundled network elements, including certain network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks. Such access must be on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

     Number Portability. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

     Dialing Parity. Requires all incumbent local exchange carriers and competitive local exchange carriers to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

     Access to Rights-of-Way. Requires all incumbent local exchange carriers and competitive local exchange carriers to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

   Incumbent local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, incumbent local exchange carriers remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

   On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.3 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies for local exchange telephone service provided to low-income consumers. Providers of interstate telecommunications service, such as ourselves, as well as certain other entities, must pay for these programs. Our share of these federal subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. We are paying approximately $16,000 per month in subsidy payments during the first half of 1999. To offset this expense, we currently charge our customers a surcharge on all interstate usage, subject to periodic adjustment. The FCC is currently in the process of revising its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. The FCC postponed the projected effective date of this revision to January 1, 2000. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. The FCC and a federal-state joint board also are continuing to examine and revise various aspects of universal service. We cannot predict the effect that further regulatory or judicial revision of the universal service regime will have on our business, financial condition or results of operations.

   The Telecommunications Act of 1996 codifies the incumbent local exchange carriers' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act of 1996 also contains special provisions that eliminate the AT&T Antitrust Consent Decree and similar antitrust

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

restrictions on the regional Bell operating companies restricting the regional Bell operating companies from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act of 1996 permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act of 1996 permit a regional Bell operating company to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements in those states in which it seeks long distance relief. These requirements include obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to do so. The interconnection agreements must satisfy a 14-point checklist of competitive requirements and the FCC must be satisfied that the regional Bell operating companies' entry into long distance markets is in the public interest. To date, several petitions by regional Bell operating companies for such entry have been denied by the FCC and none has been granted.

   Under the Telecommunications Act of 1996, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act of 1996 is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on us, but it is likely to encourage additional competitive entry in markets we serve.

   In accordance with authority granted by the FCC, we resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, we have filed tariffs with the FCC stating the rates, terms and conditions for our international services.

   With respect to our domestic service offerings, we have filed tariffs with the FCC stating the rates, terms and conditions for our interstate services. Our tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. Our interstate services are provided in competition with interexchange carriers and, with respect to access services, the incumbent local exchange carriers.

   In October 1996, the FCC adopted an order eliminating the requirement that non-dominant interstate carriers such as ourselves maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the switched and special access services of the regional Bell operating companies or other local exchange providers. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect. If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as ourselves will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. In June 1997, the FCC issued another order which allows non-dominant carriers, such as ourselves, to offer interstate access services without the filing of tariffs. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. While tariffs provided a means of providing notice of prices, terms and conditions, we intend to rely primarily on our sales force and direct marketing to provide such information to our customers.

   The FCC recently adopted a new policy for most interstate access services that permits incumbent local exchange carriers to offer special rate packages to very large customers, as it had done previously in a few cases. The FCC has adopted some proposals that significantly lessen the regulation of incumbent local exchange carriers that are subject to competition in their service areas and provide such incumbent local exchange carriers with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and, as discussed in the following paragraph, is considering expanding such flexibility.

   To the extent we provide interexchange telecommunications service, we are required to pay access charges to incumbent local exchange carriers and other competitive local exchange carriers when we use the facilities

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

of those companies to originate or terminate interexchange calls. Also, as a competitive local exchange carrier, we provide access services to other interexchange service providers. The interstate access charges of incumbent local exchange carriers are subject to extensive regulation by the FCC, while those of competitive local exchange carriers are subject to a lesser degree of FCC regulation but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes to the interstate access charge structure. In the December 24th order, the FCC removed restrictions on incumbent local exchange carriers' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on our ability to compete in providing interstate access services. The May 16th order substantially increased the costs that price cap incumbent local exchange carriers subject to the FCC's price cap rules, recover through monthly, non-traffic-sensitive access charges and substantially decreased the costs that price cap incumbent local exchange carriers recover through traffic-sensitive access charges. In the May 16th order, which was upheld on appeal by the United States Court of Appeals for the Eighth Circuit, the FCC also announced its plan to bring interstate access rate levels more in line with costs. The plan will include rules that may grant price cap incumbent local exchange carriers increased pricing flexibility upon demonstrations of increased or potential competition in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on our ability to compete in providing interstate access services.

   On February 26, 1999, the FCC issued a declaratory ruling on the issue of inter-carrier compensation for calls bound to Internet service providers. The FCC ruled that the calls are jurisdictionally mixed, but largely interstate calls. The FCC, however, determined that this issue did not resolve the question of whether inter-carrier reciprocal compensation is owed for such calls under existing interconnection agreements. The FCC noted a number of factors that would allow the state public utilities commissions to continue to require the payment of reciprocal compensation. Since the issuance of the FCC decision, eighteen states have issued decisions either initially or on reconsideration of existing decisions. In seventeen states, the commission determined compensation is owed. In Massachusetts, however, the commission vacated its earlier decision because, in its view, its decision was based solely on a ground rejected by the FCC and in Missouri the commission determined that the parties would be subject to a reconciliation once the FCC determines the issue of the amount of compensation owed. Until then, compensation should be tracked but it does not have to be paid. The New Jersey Board recently determined such compensation is not owed. We cannot predict the impact of the FCC's ruling on existing state decisions, the outcome of pending appeals or future litigation on this issue.

 State Regulation

   State regulatory agencies have regulatory jurisdiction when Pac-West facilities and services are used to provide intrastate services. A significant portion of our current traffic is classified as intrastate and therefore subject to state regulation. To provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. We have obtained such certificates to provide local exchange and intrastate toll service in California, Nevada, Washington and Oregon, an application is pending in Arizona, and we intend to file applications for such authority in the near future for Colorado, Idaho, Montana, Utah, New Mexico, Texas and Wyoming. There can be no assurance that such state authorizations will be granted. Most states in which we operate or propose to operate also requires us to seek approval for any transfers of control.

   In addition, the implementation of the Telecommunications Act of 1996 is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced. Furthermore, the Telecommunications Act of 1996 provides that state public utilities commissions have significant roles in determining the content of

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


interconnection agreements, including the responsibility to conduct the mandatory arbitration proceedings called for by the Telecommunications Act of 1996. The actions of the state public utilities commissions are subject to the Telecommunications Act of 1996 and, in several respects, the FCC's interpretations thereof. For example, the FCC has determined that the state public utilities commissions will continue to determine whether reciprocal compensation will be included in arbitrated interconnection agreements at least until the FCC adopts a federal rule.

   On October 22, 1998, the California Public Utilities Commission issued a decision holding that local telephone calls placed to Internet service providers terminate at the Internet service providers' modem and are thus local calls entitled to reciprocal compensation. On November 30, 1998, Pacific Bell and GTE filed applications for rehearing of the October 22, 1998 decision, which was denied on July 22, 1999. The California Public Utilities Commission may commence a separate generic proceeding to develop its prospective policy regarding reciprocal compensation. We cannot predict the outcome of these California Public Utilities Commission proceedings or of future appeals, of additional pending cases involving related issues, or of the applicability of such proceedings to our interconnection agreement with Pacific Bell or GTE. As a result, no assurance can be given that we will collect the reciprocal compensation previously withheld by Pacific Bell and GTE or whether we will be entitled to reciprocal compensation for these types of calls in the future. Internet service providers currently form a significant part of our customer base in California and adverse decisions in these proceedings could limit our ability to serve this group of customers profitably and have a material adverse effect on us.

   We expect that reciprocal compensation will continue to represent a significant portion of our revenues in the future although we expect that the per minute reciprocal compensation rate may decline significantly under new interconnection agreements. We are currently in the process of renegotiating our interconnection agreement and the terms of our reciprocal compensation arrangements with GTE, and no assurance can be given concerning the outcome of these negotiations or any arbitration under Section 252 which may occur in the absence of successful negotiations.

   On November 16, 1998, Pacific Bell filed a Petition for Arbitration of an interconnection agreement in accordance with Section 252(b) of the Telecommunications Act of 1996. This agreement would replace the interconnection agreement which was executed in 1996. This petition proposed that telephone calls to Internet service providers be excluded from calls subject to reciprocal compensation. This petition also proposed that calls made to a number assigned to the calling party's rate center but routed to a second rate center be deemed interexchange toll-free calls for which Pacific Bell would be entitled to compensation for providing switched access. Pacific Bell asserts that, because such calls would allow certain calling parties to complete calls to Internet service providers or other customers in another rate center without toll charges, these calls are essentially toll-free in nature. A previous decision of general application issued by the California Public Utilities Commission in October of 1998 held that calls to Internet service providers are subject to the payment of reciprocal compensation. We have asserted that because calls routed to a second rate center are placed by dialing a number assigned to the calling party's rate center and not using 8XX toll-free processing that these calls should not be considered toll-free. See "Risk Factors--A failure to establish interconnection agreements on favorable terms would adversely affect our business" and "--We may not be entitled to receive reciprocal compensation for calls to Internet service providers."

   On June 24, 1999, the California Public Utilities Commission adopted a decision (D.99-06-088) which adopted the terms of the interconnection agreement between Pac-West and Pacific Bell resulting from the arbitration process commenced by the petition. The decision provides that until such time as the October 1998 decision regarding reciprocal compensation is modified, reciprocal compensation is payable by Pacific Bell for calls to Internet service provider customers of Pac-West, and that Pacific Bell's position concerning toll free calls was rejected. The decision also adopts per minute rate levels for reciprocal compensation based on Pacific Bell's approved costs, and these rate levels are substantially lower than the rates under the 1996 interconnection agreement. The parties were ordered to sign an interconnection agreement incorporating these and other results

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


of the arbitration process, and the new interconnection agreement became effective on June 29, 1999. Pacific Bell has requested a rehearing of this matter. The California Public Utilities Commission decision does not address reciprocal compensation withheld under the prior agreement and we do not know at this time what action Pacific Bell will take with respect to this decision.

   On July 22, 1998, the California Public Utilities Commission issued a ruling soliciting comments on the rating and routing of telephone calls between rate centers. Specifically, the California Public Utilities Commission inquired whether a carrier should be allowed to provide customers with local telephone numbers for rate centers in which the customers are not located and where a carrier has no physical facilities and, if so, how inter-carrier compensation should be accomplished for calls to such customers. Comments were filed in August and September 1998. We often provide service to our Internet service provider customers using this method. A prohibition on this service would impair our ability to provide service to our customers. The new interconnection agreement described above which results from the arbitration process is subject to the outcome of this proceeding. We presently claim reciprocal compensation based on these calls. A California Public Utilities Commission decision holding that such calls are not entitled to reciprocal compensation could result in a substantial loss of revenue to us. On July 6, 1999, an administrative law judge released a draft decision in this proceeding finding that carriers can provide customers with local telephone numbers for rate centers in which the customer is not located and where a carrier has no physical facilities. The draft decision defers the resolution of intercarrier compensation issues in such circumstances to further evidentiary proceedings. After receiving comments, the California Public Utilities Commission will vote on the draft decision. While the ultimate results of this proceeding are unknown, we expect that we will not be prohibited from providing service using this method although the reciprocal compensation rate may be lessened. See "Risk Factors--A failure to establish interconnection agreements on favorable terms would adversely affect our business," "--We may not be entitled to receive reciprocal compensation for calls to Internet service providers" and "--We may not be able to obtain or retain our key Internet service provider customers, which account for a significant portion of our revenues."

 Local Regulation

   Our networks are subject to numerous local regulations such as building codes and licensing requirements. Such regulations vary on a city by city and county by county basis. To the extent we decide in the future to install our own fiber optic transmission facilities, we will need to obtain rights-of-way over private and publicly owned land and pole attachment authorizations. There can be no assurance that such rights-of-way or authorizations will be available to us on economically reasonable or advantageous terms. We could also be subject to unexpected franchise requirements and could be required to pay license or franchise fees based on a percentage of gross revenues or some other formula.

Regulatory Proceedings

 Litigation

   On October 8, 1997, Pacific Bell filed a complaint against us in the San Francisco County Superior Court seeking a declaratory ruling that the interconnection agreement between it and ourselves does not require it to pay reciprocal compensation for calls that its end users make to our Internet service provider customers. Pacific Bell argued that such calls to Internet service providers are not local calls within the meaning of the agreement even though they are dialed and billed as local calls. In addition to the declaratory ruling, Pacific Bell sought an accounting and restitution by Pac-West of all payments Pacific Bell made to us under that agreement for calls which we completed to Internet service providers. We filed a demurrer to the complaint, seeking a stay of any further action by the court on the basis that the California Public Utilities Commission has primary jurisdiction over the complaint. The court granted our demurrer in part on October 23, 1997, staying Pacific Bell's action pending California Public Utilities Commission review of issues in Pacific Bell's complaint.

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

 Jurisdiction over and Compensation for Internet Service Provider Traffic

   We derive a substantial portion of our revenue from incumbent local exchange carriers in the form of reciprocal compensation payments. For the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, reciprocal compensation payments accounted for approximately 37.4%, 37.1% and 42.1%, respectively, of our revenue. We expect that reciprocal compensation will continue to represent a significant portion of our revenue for the foreseeable future. The two incumbent local exchange carriers with which we have interconnection agreements, Pacific Bell and GTE, have refused to pay that portion of reciprocal compensation that they estimate is the result of terminating calls to Internet service providers. These incumbent local exchange carriers contend that such calls are not local calls within the meaning of their respective interconnection agreements and claim that reciprocal compensation is therefore not payable. The total reciprocal compensation withheld by these incumbent local exchange carriers and not included in revenue was $3.8 million, $32.6 and $13.4 million for the years ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999, respectively. See "Risk Factors--A failure to establish interconnection agreements on favorable terms would adversely affect our business" and "--We may not be entitled to receive reciprocal compensation for calls to Internet service providers."

   On November 21, 1997, we filed a complaint against Pacific Bell requesting, among other things, that the California Public Utilities Commission order that calls to Internet service providers are local calls and, more specifically, that the agreement with Pacific Bell requires it to compensate us for completing those calls. In March 1998, Pac-West and Pacific Bell filed cross-motions by stipulation for summary judgment on all issues pending in this proceeding. These motions are currently pending. We cannot predict the ultimate outcome of the California Public Utilities Commission proceeding, future appeals or additional pending cases. Therefore, we cannot assure you that we will collect the withheld compensation from GTE or Pacific Bell or that we will have the right to compensation for these types of calls in the future. If the California Public Utilities Commission acts contrary to our position, the ability to serve our customer base could be severely limited since a large part of that base consists of Internet service providers. If the California Public Utilities Commission acts contrary to our position, and it is determined that the compensation associated with past Internet service provider traffic is greater than the amount already withheld, we could be required to reimburse the incumbent local exchange carriers the difference between these two amounts.

   Thirty-three state commissions have addressed the issue of whether the obligation to pay reciprocal compensation should apply to local calls to Internet service providers. Every state commission to address this issue to date except Massachusetts, Missouri and New Jersey has ruled that compensation is owed for such calls. Several of these cases are being appealed. So far, U.S. District courts in the states of Texas, Washington, Oregon and Illinois have upheld state commission decisions and no court has reversed such a decision. Recently the 7th Circuit Court of Appeals upheld the decision of the Illinois Commerce Commission requiring the payment of reciprocal compensation for Internet service provider-bound calls. The U.S. District Court in Wisconsin dismissed Ameritech's appeal of the Wisconsin Public Service Commission's order on the grounds that the Commission was not subject to being sued in federal court.

   On October 22, 1998, the California Public Utilities Commission issued a decision holding that calls placed to Internet service providers are local calls and are subject to reciprocal compensation. On November 30, 1998, Pacific Bell and GTE filed applications for rehearing, which was denied on July 22, 1999. We cannot predict the outcome of the California Public Utilities Commission proceeding, future appeals or additional pending cases. Therefore, we cannot assure you that we will collect the withheld compensation from GTE or Pacific Bell or that we will have the right to compensation for these types of calls in the future. If the California Public Utilities Commission does act contrary to our position, our ability to serve our customer base could be severely limited since a large part of that base consists of Internet service providers. If the California Public Utilities Commission acts contrary to our position and the compensation associated with past Internet service provider traffic is greater than the amount already withheld, we could be required to reimburse the incumbent local exchange carriers for the difference between these two amounts.

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


   On February 26, 1999, the FCC issued a declaratory ruling on the issue of inter-carrier compensation for calls bound to Internet service providers. The FCC ruled that the calls are jurisdictionally mostly interstate calls. The FCC, however, determined that this issue did not resolve the question of whether inter-carrier reciprocal compensation is owed for such calls under existing interconnection agreements. The FCC noted a number of factors that would allow the state public utilities commissions to require the payment of reciprocal compensation. Since the issuance of the FCC decision, eighteen states have issued decisions either initially or on reconsideration of existing decisions. In seventeen states, the relevant state commission determined compensation is owed. In Massachusetts, however, the state commission vacated its earlier decision because, in its view, its decision was based solely on a ground rejected by the FCC and in Missouri the state commission determined that the parties would be subject to a reconciliation once the FCC determines the issue of the amount of compensation owed. Until then, compensation should be tracked but it does not have to be paid. New Jersey is the only state to determine such compensation is not owed. We cannot predict the impact of the FCC's ruling on existing state decisions, the outcome of pending appeals or future litigation on this issue. However, our ability to serve our customer base could be severely limited since a large part of that base consists of Internet service providers. If the FCC's decision results in action being taken that is contrary to our position, and it is determined that the compensation associated with past Internet service provider traffic is greater than the amount already withheld, we could be required to reimburse the incumbent local exchange carriers for the difference between these two amounts.

 Rating and Routing of Calls

   By California Public Utilities Commission Decision No. 97-12-094 in Case No. 96-10-018, which was brought by Pac-West against two small rural incumbent local exchange carriers, Volcano Telephone Company and Evans Telephone Company, the California Public Utilities Commission found that Pac-West's method of providing foreign exchange service did not violate any existing law or policy and that Volcano and Evans were required to properly deliver calls to Pac-West. However, the California Public Utilities Commission also determined that it should examine our method of service from a general policy standpoint in another proceeding. Although the outcome of the subsequent proceeding could affect our future provision of foreign exchange like services, the California Public Utilities Commission held that any order adverse to us would be applied only on a prospective basis and would not affect any contracts for services executed prior to a final decision. On July 22, 1998, the California Public Utilities Commission issued a ruling soliciting comments on the continuing propriety of Pac-West's service methods. Specifically, the California Public Utilities Commission inquired whether a carrier should be allowed to provide customers with local telephone numbers for rate centers in which customers are not located and where a carrier has no physical facilities and, if so, how inter-carrier compensation should be accomplished for calls to such customers. Comments were filed in August and September 1998. We often provide service to our customers using this method. A prohibition on this service would impair our ability to provide service to our customers. We presently claim reciprocal compensation based on these calls. A California Public Utilities Commission holding that such calls are not entitled to reciprocal compensation could result in a significant loss of revenue to us.

 Interconnection Agreements

   We are currently in the process of renegotiating our interconnection agreements which govern the terms of our reciprocal compensation arrangements with GTE. We cannot give any assurances concerning the outcome of these negotiations or any arbitration that may follow unsuccessful negotiations. On November 16, 1998, Pacific Bell filed a petition for Arbitration of an interconnection agreement in accordance with Section 252(b) of the Telecommunications Act of 1996. In its petition, Pacific Bell requested arbitration on three issues:

   (1) the jurisdiction of calls placed to Internet service providers;

   (2) reciprocal compensation rates; and

   (3) term of the agreement.

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


   On November 18, 1998, Pacific Bell filed a complaint against us at the California Public Utilities Commission seeking unspecified compensation under the interconnection agreement with us. This complaint, which was amended on March 12, 1999, argues that many of the calls to our Internet service provider customers are toll-free interexchange calls for which Pacific Bell is entitled to compensation for providing switched access. Pacific Bell believes that a call placed from a dialing party in one rate center to a number assigned to the same rate center is potentially a toll call if such a call is routed for completion in a second rate center. Because the dialing party is sometimes not charged for this call, Pacific Bell believes these calls to be toll-free calls for which Pacific Bell is entitled to compensation under the agreement. We presently claim reciprocal compensation based on these calls. On June 24, 1999, the California Public Utilities Commission adopted a decision in the arbitration proceeding between us and Pacific Bell which held that reciprocal compensation would be payable for Internet service provider calls under our new interconnection agreement with Pacific Bell which became effective on June 29, 1999. Pacific Bell has requested a rehearing of this matter. This decision does not address reciprocal compensation withheld under the prior agreement. We do not know at this time what other action Pacific Bell will take with respect to this decision. If the California Public Utilities Commission ultimately determines that such calls are not entitled to reciprocal compensation, such a determination could result in a significant loss of revenue to us and an obligation to pay significant amounts to Pacific Bell.

   On October 12, 1998, we filed at the Public Utilities Commission of Nevada a petition for arbitration of an interconnection agreement with Nevada Bell in accordance with Section 252(b) of the Telecommunications Act of 1996. The issues in this arbitration are whether reciprocal compensation is payable for calls placed to Internet service providers and whether reciprocal compensation is payable for a local-rated call placed by a dialing party in one local calling area that is routed to a second local calling area for completion. On April 8, 1999, the Public Utilities Commission of Nevada held that calls placed to Internet service providers are subject to reciprocal compensation in the same manner as other calls, but held that, under current Nevada regulatory policy, calls routed from one local calling area to another local calling area for completion should not be deemed local calls. Due to the geographic centralization of Nevada populations within large local calling areas, we do not believe that Public Utilities Commission of Nevada's ruling on the classification of local calls will have a material effect on our planned operations in Nevada.

   On February 2, 1999, we filed at the California Public Utilities Commission a petition for arbitration of an interconnection agreement with Citizens Telecommunications Company of California, Inc., in accordance with Section 252(b) of the Telecommunications Act of 1996. The issues in this arbitration are whether reciprocal compensation is payable for calls placed to Internet service providers and what compensation arrangement should apply when calls are exchanged through indirect interconnection over the facilities of a third party carrier. A California Public Utilities Commission holding contrary to our position could materially adversely affect our ability to economically serve customers in Citizens Telecommunications Company of California, Inc.'s service area.

   We are not party to any other pending legal or regulatory proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

   For additional information regarding regulatory matters, see "Risk Factors-- We may not be entitled to receive reciprocal compensation for calls to Internet service providers."

Employees

   As of March 1, 1999, we had 147 full time employees. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. None of our employees are currently represented by a collective bargaining agreement. We believe that we enjoy good relationships with our employees.

Facilities

   We are headquartered in Stockton, California and lease offices and space in a number of locations primarily for sales offices and network equipment installations. As of March 1, 1999, we had 17 premise leases. The table below lists our material facilities:

                                                  Lease           Approximate
      Location         Use                        Expiration     Square Footage
      --------         ---                        ----------     --------------
      Stockton, CA     Corporate headquarters and June 2002          33,000
                       equipment
      Oakland, CA      Equipment                  November 2003       9,971
      Los Angeles, CA  Equipment                  September 2006      8,458

   We have also entered into a lease in Las Vegas, Nevada, for 12,065 square feet, to establish a new switching facility which we expect to be operational in 1999. The Las Vegas lease will expire in 2009. Significant construction has been substantially completed at that site.

   We believe that our leased facilities are adequate to meet our current needs in the markets in which we currently operate. Additional facilities will be required as we expand into new markets. Each of our material leases is extendable at our option. Our Stockton, California lease is extendable for five two-year periods, and each of our Oakland, Los Angeles and Las Vegas leases are extendable for two five-year periods.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

   Our executive officers, key employees and directors and their ages as of March 1, 1999 are set forth below:

                 Name             Age Position(s)
                 ----             --- -----------
      Executive Officers:

        Wallace W. Griffin.......  60 President, Chief Executive Officer and
                                      Director

        John K. La Rue...........  49 Executive Vice President--Technology and
                                      Network Operations and Director

        Richard E. Bryson........  45 Chief Financial Officer

        Brian K. Johnson.........  38 Vice President--Sales

        Joel A. Effron...........  55 Senior Vice President--Sales and Marketing

        Dennis V. Meyer..........  60 Vice President--Finance and Treasurer

        Jason R. Mills...........  27 Vice President--Network Operations

        Gregory Joksch...........  42 Vice President--Information Technologies

        Jeff M. Webster..........  34 Vice President--Business Operations and
                                      Regulatory Matters

      Directors:

        Jerry L. Johnson.........  51 Chairman of the Board of Directors

        David G. Chandler........  41 Director

        Mark J. DeNino...........  45 Director

        Samuel A. Plum...........  54 Director

        Dr. Jagdish N. Sheth.....  61 Director

        Bruce A. Westphal........  58 Director

   The present principal occupations and recent employment history of each of our executive officers, key employees and directors listed above are set forth below.

   Wallace W. Griffin has served as the President, Chief Executive Officer and a Director of Pac-West since the recapitalization. From 1994 to 1997, Mr. Griffin served as a Group President for a number of Jones International companies, including Jones Lightwave, Ltd., a competitive local exchange carrier, and Jones Education Company, a leader in using technology to deliver education. Concurrently, he was co-owner of a consulting and business development company, Griffin Enterprises, Inc. From 1987 through 1992, Mr. Griffin served as the President and Chief Executive Officer of U S West Marketing Resources Group, where he managed the $1 billion publishing, media software and advertising services division. Mr. Griffin has over thirty-five years experience in telecommunications, cable television, publishing and advertising.

   John K. La Rue founded Pac-West's predecessor, also known as Pac-West Telecomm, Inc., in 1980 and served as its President from 1980 until September 30, 1996 and as our President from our incorporation in 1996 until the recapitalization. Since the recapitalization, Mr. La Rue has served as our Executive Vice President of Technology and Network Operations and as a Director.

   Richard E. Bryson has served as our Chief Financial Officer since November 1998. From 1992 to 1998, Mr. Bryson worked at Bank of America as a Managing Director in the Telecommunications Group providing emerging telecommunications companies with corporate finance and capital markets services. From 1989 to 1992, he was President and founder of MBIC, a fund investing in growth companies. From 1980 to 1989, he worked at Citibank in Mezzanine Investments and Capital Markets.

   Brian K. Johnson has served as our Vice President of Sales since September 1998. Mr. Johnson will lead the expansion of our local and long distance services. Mr. Johnson has over 15 years of sales and sales management experience. Most recently, Mr. Johnson served for two years as Vice President and General Manager of WinStar Telecommunications, overseeing competitive local exchange carrier operations in the San Francisco Bay Area. Prior to joining WinStar, Mr. Johnson was employed by Metrocall for two years as Vice President and General Manager for the California and Nevada markets. His telecommunications sales management experience includes positions at Comverse Technology, LA Cellular and Harris Corporation.

   Joel A. Effron has served as our Senior Vice President of Sales and Marketing since April 1997. From 1994 through 1997, Mr. Effron ran his own management consulting company called J. Effron & Associates. Prior to that, Mr. Effron served as President of three corporations, including Compath, a $35 million marketing, installation and service company for business telephone systems, Codart, a communication and entertainment start-up, and Zendex, a computer manufacturer. Mr. Effron has over 25 years of experience in the telecommunications industry with extensive senior management experience in marketing, planning, policies and procedures and manpower development.

   Dennis V. Meyer served as our and our predecessor's Chief Financial Officer and Treasurer from 1994 until November 1998. In November 1998, Mr. Meyer was appointed Vice President--Finance and Treasurer. Prior to 1994, Mr. Meyer spent 12 years in public accounting at Ernst & Ernst, now Ernst & Young, a national accounting firm. Mr. Meyer is a certified public accountant with over twenty years of experience as a senior financial officer of several manufacturing and regulated transportation companies. Mr. Meyer also served as an officer in the Air Artillery Branch of the U.S. Army.

   Jason R. Mills has served as Vice President of Network Operations since 1997. Mr. Mills joined our predecessor in 1986 and has been serving as our Director of Network Operations for the past five years.

   Gregory Joksch has served as our Vice President of Information Technologies since the recapitalization. From 1992 to 1998, he served as Director of Information Technologies and was responsible for our information technology systems.

   Jeff M. Webster has served as our and our predecessor's Vice President of Operations since 1991. His current areas of responsibility include human resource management and regulatory administration including tariffs, compliance and reporting. Mr. Webster began with Pac-West as an Account Executive in 1987 and was later promoted to general management of business operations, human resources, administration and customer service management.

   Jerry L. Johnson has served as our Chairman of the board of directors since the recapitalization. Since 1995, Mr. Johnson has been employed by Safeguard Scientifics, where he is responsible for managing the operating portfolio companies and the operations team. From 1985 to 1995, he worked at U S West in various positions, including Vice President, Network and Technology Services, which included managing U S West's largest division, supervising 5,000 management and engineering employees and 16,000 technical and clerical employees. From 1983 to 1985, Mr. Johnson was President and CEO of Northwestern Bell Information Technologies.

   David G. Chandler has served as one of our Directors since the recapitalization. Mr. Chandler is a Managing Director of William Blair Capital Partners, L.L.C., a Chicago-based private equity firm. In addition, Mr. Chandler is a Principal of William Blair & Company where he has been employed since 1987. Prior to joining William Blair & Company, he was an investment banker with Morgan Stanley & Co. Incorporated from

1984 to 1987. Mr. Chandler serves as a director of the following companies:
Electronic Manufacturing Systems, Inc., Encore Paper Company, Gibraltar Packaging Group, Harmonic Systems Incorporated, Morton Grove Pharmaceuticals, Inc., PharmaResearch Corporation and Sweetwater Sound, Inc.

   Mark J. DeNino has served as one of our Directors since the recapitalization. Mr. DeNino has served as a Managing Director of TL Ventures since 1994. Prior to that time, Mr. DeNino was an investment banker for eight years, starting with Fidelity Bank, now First Union National Bank, where he ran its investment banking group and was president of its venture capital SBIC. Mr. DeNino also co-founded or has been involved in the start-up of three technology ventures. Mr. DeNino also serves as a director of the following companies:
Coastal Security Systems, Inc., CRW Financial, Inc., FlowWise Networks, Inc., GMT MicroElectronics Corporation, Argus Networks Inc., Neuron Data, Inc. and Adaptive Media, Inc.

   Samuel A. Plum has served as one of our Directors since the recapitalization. Mr. Plum has been a Managing General Partner of the general partner of SCP Private Equity Partners, L.P. since its commencement in August 1996 and was a Managing Director of Safeguard from 1993 to 1996. From February 1989 to January 1993, Mr. Plum served as President of Charterhouse, Inc. and Charterhouse North American Securities, Inc., the U.S. investment banking and broker-dealer divisions of Charterhouse PLC, a merchant bank located in the United Kingdom. From 1973 to 1989, Mr. Plum served in various capacities in the investment banking divisions of PaineWebber Inc. and Blyth Eastman Dillon & Co., Inc. Mr. Plum has 22 years of investment banking, mergers and acquisitions and private equity investment experience. Mr. Plum also serves as a director of Index Stock Photography, Inc. and Metallurge Holdings, Inc.

   Dr. Jagdish N. Sheth has served as one of our Directors since July, 1999. Dr. Sheth has also been the Charles H. Kellstadt Professor of Marketing in the Goizueta Business School since 1991 and is the founder of the Center for Relationship Marketing at Emory University. From 1984 to 1991, Dr. Sheth was the Robert E. Brookner Professor of Marketing at the University of Southern California and is the founder of its Center for Telecommunications Management.

   Bruce A. Westphal has served as one of our Directors since the recapitalization. Mr. Westphal served as the Chairman of our board of directors from our inception in 1996 until the recapitalization. Mr. Westphal currently serves as the Chairman of the Board of Bay Alarm and InReach Internet as well as President of Balco Properties. Mr. Westphal served as the Chief Executive Officer and Chairman of Bay Alarm from 1984 to 1997 and as its President from 1977 to 1984. Mr. Westphal is currently or has been active in a number of professional organizations, including the Security Network of America, the Central Station Alarm Association and California Alarm Association.

   All members of the board of directors set forth in this prospectus have been elected in accordance with a stockholders agreement that was entered into in connection with the recapitalization. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors. See "Certain Relationships and Related Transactions--Shareholders Agreement."

Executive Compensation

   The following table summarizes the compensation we paid to our named executive officers, consisting of our chief executive officer and four most highly compensated executive officers for the fiscal year ended December 31, 1998. None of the perquisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by that officer. "All Other Compensation" reflects matching contributions we made under our 401(k) plan on behalf of such officer. The amount listed under "All Other Compensation" for Mr. La Rue includes $2,539 of long-term disability insurance premiums we paid on behalf of Mr. La Rue and 100% dental reimbursements in the amount of

$1,015. Mr. Griffin's salary is from September 16, 1998, when he became a Pac-West employee. Prior to that time but in that same year, Mr. Griffin received additional compensation from Pac-West in the total amount of $203,000 under a consulting agreement. See "Certain Relationships and Related Transactions-- Consulting Agreement."

                        1998 Summary Compensation Table

                                             Special   Non-Compete
   Name and Principal             Regular  Transaction  Covenant   Other Annual  All Other
     Position Held        Salary   Bonus      Bonus      Payment   Compensation Compensation
   ------------------    -------- -------- ----------- ----------- ------------ ------------
Wallace W. Griffin...... $ 87,500 $ 70,000        --         --        --             --
 President, Chief
 Executive Officer
 and Director
John K. La Rue..........  327,081  140,000 $1,625,000   $300,000       --          $7,898
 President, Chief
 Executive Officer and
 Director
Jason R. Mills .........  160,667   13,500    900,000        --        --           4,820
 Vice President--Network
 Operations
Dennis V. Meyer.........  106,614   40,250    300,000        --        --           3,198
 Chief Financial Officer
 and Treasurer
Jeff M. Webster.........   85,136   19,948    300,000        --        --           2,554
 Vice President--
 Business Operations

Stock Incentive Plan

   After the recapitalization, the executive committee of the board of directors adopted the Pac-West Telecomm, Inc. 1999 Stock Incentive Plan, which authorizes the granting of stock options, including restricted stock, SARS, dividend equivalent rights, performance units, performance shares or other similar rights or benefits to our or our subsidiaries' current or future employees, directors, consultants, advisors. Under the Pac-West 1999 Stock Incentive Plan, the Board is authorized to issue options to purchase shares of common stock in such quantity, at such exercise prices, on such terms and subject to such conditions as established by the Board. After giving effect to the Pac-West ten for one stock split, an aggregate of 2,250,000 shares of common stock have been reserved for option grants under the Pac-West 1999 Stock Incentive Plan, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. In 1998, in accordance with their employment agreements and after giving effect to the Pac-West ten for one stock split, options to purchase certain shares of common stock were granted to Messrs. Wallace W. Griffin and Richard E. Bryson as described below. Such options will be issued under the Pac-West 1999 Stock Incentive Plan. In addition, in 1999, and after giving effect to the Pac-West ten for one stock split, options to purchase 335,000 shares were granted under the Pac-West 1999 Stock Incentive Plan to Messrs. John K. La Rue, Dennis V. Meyer, Jason R. Mills and Jeff M. Webster. No options were exercised during 1998.

   The amounts shown for realizable potential value are calculated assuming that the market value of the common stock was equal to the exercise price per share as of the date of grant of the options. This value is the approximate price per share at which shares of the common stock would have been sold in private transactions on or about the date on which the options were granted. The dollar amounts under these columns assume a compounded annual market price increase for the underlying shares of the common stock from the date of grant to the end of the option term of 5% and 10%. This format is prescribed by the SEC and is not intended to forecast future appreciation of shares of the common stock. The actual value, if any, a named officer may realize will depend on the excess of the market price for shares of the common stock on the date the option is exercised over the exercise price. Accordingly, there is no assurance that the value realized by a named officer will be at or near the value estimated above.

                             Option Grants in 1998

                                                                       Potential Realizable
                                     % of Total                          Value at Assumed
                          Number of   Options                          Annual Rates of Stock
                         Securities  Granted to                         Price Appreciation
                         Underlying  Employees  Exercise or               for Option Term
                           Options   in Fiscal  Base Price  Expiration ---------------------
Name                     Granted (#)    Year      ($/Sh)       Date      5% ($)    10% ($)
----                     ----------- ---------- ----------- ---------- ---------- ----------
Wallace W. Griffin......   250,000     61.5%       $0.67    09/16/2008    105,000    267,000
Richard E. Bryson.......   156,250     38.5%       $0.67    10/30/2008     66,000    167,000

Qualified 401(k) and Profit Sharing Plan

   We maintain a tax-qualified 401(k) plan. Employees who are 21 years of age may elect to participate in the plan after completing six months of service with us. We match 50% of employee contributions up to 6% of compensation deferred. Pac-West matching contributions vest at a rate 20% per year starting with the employee's second year of service. Although we have not historically done so, we may also make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements.

Pension Plans

   We do not maintain a pension plan.

Employment Agreements

   Messrs. Wallace W. Griffin, John K. La Rue, Richard E. Bryson, Dennis V. Meyer and Jason R. Mills have each entered into employment agreements with us. The employment agreements provide for initial base salaries and bonuses upon our achievement of certain objective and subjective criteria and contain terms as follows:

      Employee                        Effective Date    Term   Base Salary Bonus
      --------                      ------------------ ------- ----------- -----
      Wallace W. Griffin........... September 16, 1998 3 years  $350,000    40%
      John K. La Rue............... September 16, 1998 2 years  $350,000    40%
      Richard E. Bryson............ October 30, 1998   2 years  $225,000    40%
      Dennis V. Meyer.............. October 21, 1998   1 year   $115,000    25%
      Jason R. Mills............... September 16, 1998 2 years  $180,000    25%

The employment agreements also provide for participation in all benefit plans made available to Pac-West executives.

   Each of the employment agreements may be terminated earlier by us or the respective executive under certain conditions and Mr. Meyer's employment agreement is automatically extended for successive one-year periods unless terminated by either party upon 60 days notice.

   In connection with their respective employment agreements, and after giving effect to the Pac-West ten for one stock split, Mr. Griffin purchased 375,000 shares of common stock for an aggregate purchase price of $250,000 and Mr. Bryson purchased 62,470 shares of common stock for an aggregate purchase price of $41,667. In each case, the executives purchased said shares through a combination of cash and promissory notes, the payments of which notes were secured by pledge agreements pledging all of stock so purchased. We have a right to repurchase such shares in the event of the termination of such executive's employment with us for any reason. In addition, their respective employment agreements granted to Mr. Griffin and Mr. Bryson options to purchase 250,000 shares and 156,250 shares, respectively, of common stock at a purchase price of $0.67 per share.

   Upon termination by us without cause, as defined in the respective employment agreement, that executive will be entitled to receive severance payments which, subject to certain conditions, equal:

  . in the case of Mr. La Rue, base salary for the remainder of the term of employment under the employment agreement plus the one-year period thereafter;

  . in the case of Mr. Griffin, base salary for the greater of the remainder of the term of employment under the employment agreement or the six-month period thereafter;

  . in the case of Mr. Bryson, base salary for one year following termination plus our payment of all health insurance premiums with respect to Mr. Bryson's continuation coverage rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar statute or regulation then in effect, for a maximum of the one-year period after such termination;

  . in the case of Mr. Meyer, base salary for the one-year period after such termination; and

  . in the case of Mr. Mills, base salary for the remainder of the term of employment under the employment agreement.

   If the employment period is terminated as a result of the executive's disability, then the executive and/or his estate or beneficiaries, as the case may be, will be entitled to receive benefits under our employee benefit programs as in effect on the date of such termination to the extent permitted under such programs and, in addition, will be entitled to receive:

  (1) an amount equal to that executive's base salary for the one-year period after the termination of the employment period; and

  (2) the amount of any annual bonus otherwise payable to the executive for the fiscal year in which executive's employment is terminated, except that the amount of any such annual bonus otherwise payable will be allocated on the basis of the number of days during such fiscal year that executive was employed by us.

If the employment period is terminated as a result of the executive's death, then the executive and/or his estate or beneficiaries, as the case may be, will be entitled to receive benefits under our employee benefit programs as in effect on the date of such termination to the extent permitted under such programs and, in addition, will be entitled to receive the amount of any annual bonus otherwise payable to the executive for the fiscal year in which the executive's employment is terminated, except that the amount of any such annual bonus otherwise payable will be allocated on the basis of the number of days during such fiscal year that the executive was employed by us. If we terminate the employment period for cause or if the executive resigns for any reason, other than a termination without cause under the respective employment agreement, then the executive will be entitled to receive his base salary through the date of termination and we will have no further liability whatsoever to executive.

   Each of the executives have agreed to forfeit any severance obligations owing to such executives in the event they breach certain noncompetition provisions. See "Certain Relationships and Related Transactions--Non-Competition; Non-Solicitation; Confidentiality Agreements."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization

   Our recapitalization was completed on September 16, 1998 in accordance with the merger agreement between us, Bay Alarm Company and John K. La Rue, the preexisting investors, and PWT Acquisition Corp. a corporation newly formed by an equity investment group led by Safeguard 98 Capital, L.P. and William Blair Capital Partners VI, L.P. to effect the recapitalization. PWT was capitalized through an investment of approximately $31.5 million in preferred stock and $0.9 million in common stock of PWT by certain equity investors, including Safeguard 98 Capital, L.P., SCP Private Equity Partners, L.P., TL Ventures III L.P., EnerTech Capital Partners, William Blair Capital Partners VI, L.P., and Mr. Wallace W. Griffin, who was named our President and Chief Executive Officer upon the completion of the recapitalization. Immediately following the merger, we sold approximately $4.7 million of additional common stock to the equity investors.

   In accordance with the merger agreement:

  (1) PWT was merged with and into Pac-West, with Pac-West being the surviving corporation;

  (2) the outstanding preferred stock of PWT Acquisition Corp. was converted into our convertible redeemable preferred stock and the outstanding common stock of PWT Acquisition Corp. was converted into Pac-West's common stock;

  (3) the existing stockholders received an aggregate of $73.6 million in cash, shares of convertible redeemable preferred stock and common stock having an aggregate value for purposes of the recapitalization of approximately $15.5 million, and an aggregate of $400,000 for their respective agreements not to compete with us following the recapitalization; and

  (4) we paid bonuses to certain of our executive officers and employees in the aggregate amount of approximately $3.5 million.

   Prior to the recapitalization, Mr. John K. La Rue and Bay Alarm Company held 22% and 78%, respectively, of our outstanding common stock. In connection with the recapitalization, and after giving effect to the Pac-West ten for one stock split, Mr. La Rue received approximately $16.2 million in cash, 80,395 shares of convertible redeemable preferred stock and 763,800 shares of common stock and Bay Alarm Company received $57.4 million in cash, 285,038 shares of convertible redeemable preferred stock and 2,707,900 shares of common stock. Immediately after the recapitalization, Mr. La Rue and Bay Alarm held 6.1% and 21.7%, respectively, of our outstanding common stock.

   Under the merger agreement, Mr. La Rue and Bay Alarm Company will also be entitled to receive additional consideration in the form of an earnout payment in the event we achieve certain adjusted EBITDA levels following the recapitalization. The amount of such payment will be based upon:

  (1) our adjusted EBITDA for the earnout period from January 1, 1998 through December 31, 1998, which includes the amount of unpaid reciprocal compensation from Pacific Bell and GTE for the earnout period we receive before December 31, 1999, if any; and

  (2) the amount of unpaid reciprocal compensation for the earnout period we receive from Pacific Bell and GTE after December 31, 1999.

The earnout payment will be equal to:

  (1) $2.50 for every $1.00 that our adjusted EBITDA for the fiscal year ended December 31, 1998, including any unpaid reciprocal compensation related to the earnout period received on or prior to December 31, 1999, exceeds $17.0 million; plus

  (2) the amount by which the sum of

    (A) the amount of any unpaid reciprocal compensation we receive after December 31, 1999 with respect to the earnout period plus

    (B) the amount our adjusted EBITDA during the earnout period exceeds $17.0 million.

The earnout payment cannot exceed $20.0 million.

   The earnout payment will be calculated and paid after the delivery of the final audited financial statements for the earnout period and on each separate occasion thereafter that we receive any unpaid compensation. Any earnout payment will take into account any prior earnout payment made under the merger agreement. The earnout payment is also subject to possible adjustment under the merger agreement by agreement between us and Mr. LaRue and Bay Alarm Company as a result of a material acquisition, divestiture or other material transaction outside of the ordinary course of our business during the earnout period. No earnout payment was payable as of December 31, 1998. In 1999, the maximum cash distribution under the terms of the recapitalization could be up to approximately $15 million, net of the after tax proceeds from the withheld reciprocal compensation.

   In accordance with the merger agreement, Mr. La Rue and Bay Alarm Company have agreed to indemnify us and certain of our related parties for all liabilities and other losses arising from, among other things:

  (1) any breach by Pac-West of any representation, warranty, covenant or agreement we made in the merger agreement or in any schedule, exhibit, or other related document;

  (2) any claims of any brokers, finders, our employees or consultants relating to the transactions contemplated by the merger agreement not specifically set forth in or contemplated by the merger agreement; or

  (3) any claim by any person other than PWT Acquisition Corp. or its affiliates with respect to, or arising as a result of, any reorganization, liquidation, dissolution, recapitalization, non due course borrowing, merger, consolidation, sale or purchase of assets or similar transactions proposed prior to closing of the merger; provided that Mr. La Rue and Bay Alarm Company receive notice of such loss within the applicable time periods set forth in the merger agreement.

Subject to certain exceptions, Mr. La Rue and Bay Alarm Company do not have any obligation to indemnify any of the indemnified parties from any losses caused by the breach or alleged breach of any representation or warranty contained in the merger agreement until the indemnified parties collectively suffer related aggregate losses in excess of $500,000, which acts as a deductible. Mr. La Rue and Bay Alarm Company have an obligation to indemnify the indemnified parties for all losses suffered by any of the indemnified parties in excess of the deductible, provided that Mr. La Rue and Bay Alarm Company do not have any obligation to indemnify the indemnified parties from such aggregate losses in excess of an indemnity cap of $15.0 million. Despite the above, breaches or alleged breaches of certain post-closing covenants or agreements contained in the merger agreement will not be subject to the deductible or the indemnity cap.

   The merger agreement contains representations and warranties typical of those kinds of agreements, including, for example, those relating to corporate organization and capitalization, the valid authorization, execution, delivery and enforceability of all transaction documents, the financial statements, the absence of material adverse changes in the business, assets, financial condition and results of operations, the absence of material undisclosed liabilities, tax matters, the quality and title of personal and real property, material contracts, intellectual property, employee benefits plans, environmental matters, compliance with laws, governmental authorizations, permits and licenses and insurance matters. Generally, our representations and warranties expire thirty days after receipt of the audited financial statements for fiscal 1999 except that those relating to tax matters survive until the expiration of the applicable statute of limitations and certain other representations and warranties which survive indefinitely.

   The foregoing summary of the material terms of the merger agreement and related matters does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the merger agreement, including the definitions of certain terms therein and the exhibits and schedules hereto.

Consulting Agreement

   On June 30, 1998, we entered into a Consulting Agreement with Wallace W. Griffin which terminated September 16, 1998. In accordance with such agreement Mr. Griffin provided financial and management consulting services to us and received fees totaling approximately $60,000. In addition, in accordance with the merger agreement, we reimbursed Safeguard for payments of $143,000 made to Mr. Griffin in connection with services rendered prior to June 30, 1998. After the recapitalization, Mr. Griffin became our President and Chief Executive Officer in accordance with his employment agreement with us.

Shareholders Agreement

   In connection with the recapitalization, all of our shareholders entered into a shareholders agreement. This agreement provides for, among other things, the nomination of and voting for a total of seven directors of Pac-West, as follows:

  (1) one representative to be designated by John K. La Rue, provided that John K. La Rue initially serves as that representative;

  (2) one representative to be designated by Bay Alarm Company, provided that Bruce A. Westphal initially serves as that representative;

  (3) one representative to be designated by the holders of a majority of the common stock originally purchased by William Blair Capital Partners VI, L.P. and its permitted transferees, provided that David G. Chandler initially serves as that representative;

  (4) one representative to be designated by the holders of a majority of the common stock originally purchased by SCP Private Equity Partners, L.P. and its permitted transferees, provided that Samuel A. Plum initially serves as that representative;

  (5) one representative to be designated by the holders of a majority of the common stock originally purchased by Safeguard 98 Capital, L.P. and its permitted transferees, provided that Jerry L. Johnson initially serves as that representative;

  (6) one representative to be designated by TL Ventures III, L.P. and its permitted transferees for so long as it holds any shares, provided that Mark J. DeNino initially serves as that representative; and

  (7) our chief executive officer.

Our shareholders have amended their shareholders agreement to increase our board of directors to nine members. The two additional members will be independent directors, one of whom would serve on our compensation committee and one of whom would serve on our audit committee. The voting provisions of the shareholders agreement will automatically terminate upon the consummation of a sale of Pac-West or an underwritten public offering of shares or rights to purchase shares of our common stock having an aggregate value of at least $15 million and which results in an equity valuation of Pac-West immediately prior to such offering of at least $100 million. The shareholders agreement will generally restrict the transfer of any shares of convertible redeemable preferred or common stock held by the parties thereto by granting certain parties thereto rights of first offer and participation rights in connection with any proposed transfer by any other party, subject to certain exceptions. In addition, the shareholders agreement will require each party to consent to a sale of Pac-West to an independent third party if such sale is approved by the board of directors. Subject to certain exceptions, we have agreed not to issue, sell or otherwise transfer for consideration to any person at any time prior to a registered public offering, any shares of common stock, or securities convertible or exercisable into common stock, unless certain of the parties to the shareholders agreement are given the opportunity to subscribe for and purchase their pro rata portion of such additional shares at the same price and on the same terms.

Registration Agreement

   In connection with the recapitalization, all of our shareholders entered into a registration agreement. In accordance with the registration agreement, at any time prior to the third anniversary of the closing of the recapitalization, Safeguard may request we grant a rights offering to the holders of our common stock, consisting of the right to purchase a number of shares of our common stock as determined by our board of directors. The exercise price of such rights in the rights offering will be determined by negotiation among ourselves, the underwriters and the selling stockholders. After the earlier of 180 days after the consummation of the rights offering or the third anniversary of the closing of the recapitalization, the registration agreement will grant demand registration rights to each of the four equity investors in the recapitalization and their successors. Each of the four equity investors in the recapitalization may request one registration at our expense under the Securities Act of 1933 of all or any portion of their Pac-West common stock on Form S-1 or other similar long-form registration and an unlimited number of Form S-2 or S-3 or other similar short-form registrations, provided that the aggregate offering value of the registrable securities requested to be registered in any long-form registration must equal at least $25 million if the registration is our initial registered public offering, at least $5 million in all other long-form registrations and at least $1 million in all short-form registrations. In the event that any one of the four equity investors in the recapitalization makes such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration. The registration agreement will also grant to the parties thereto piggyback registration rights with respect to all other registrations of our common stock and we, subject to limited exceptions, will pay all expenses related to the piggyback registrations.

Non-Competition; Non-Solicitation; Confidentiality Agreements

   In connection with the recapitalization and in accordance with the terms of the merger agreement, Mr. La Rue and Bay Alarm Company each have entered into a covenant not to compete with Pac-West, not to engage, and not to permit any affiliate to engage, for a noncompete period of two years after the closing date of the recapitalization in any business which:

  (1) provides telecommunication services of the type provided as of the closing date by Pac-West; or

  (2) provides services of the type which we have taken significant actions as of the closing date to begin providing or of the type we have indicated that we plan to begin providing in any business plan or similar document delivered to PWT Acquisition Corp. or our shareholders prior to the closing date, in each case within Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington, the province of British Columbia, Canada and the territories and jurisdictions of Mexico.

The noncompete restrictions do not prohibit any party from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded; and provided further that the noncompete restrictions do not restrict the activities of any party to the extent such party has received the consent of our board of directors to such activities.

   In accordance with their respective employment agreements, Messrs. La Rue, Griffin, Bryson, Meyer and Mills have agreed to forfeit any severance obligations owing to such executives in the event of their breach of similar noncompetition provisions. For purposes of Mr. Meyer's and Mr. Mills' respective agreements, the restricted territories include Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington, the province of British Columbia, Canada and the territories and jurisdictions of Mexico. For purposes of Mr. Griffin's and Mr. Bryson's respective agreements, the restricted territories include the United States of America, Canada and the territories and jurisdictions of Mexico.

   Messrs. La Rue, Griffin, Bryson, Meyer, Mills and Bay Alarm have also agreed to maintain the confidentiality of our information and not to solicit our employees and customers as provided in the merger agreement or their respective employment agreements, as the case may be.

Transaction Bonuses

   In accordance with the terms of the merger agreement, each of the following Pac-West officers and directors received a cash bonus upon consummation of the merger, as follows:

                                                                     Transaction
      Employee                                                          Bonus
      --------                                                       -----------
      Wallace W. Griffin............................................        --
      John K. La Rue................................................ $1,625,000
      Richard E. Bryson.............................................        --
      Brian K. Johnson..............................................        --
      Joel A. Effron................................................ $   50,000
      Dennis V. Meyer............................................... $  300,000
      Jason R. Mills................................................ $  900,000
      Gregory Joksch................................................ $  200,000
      Jeff M. Webster............................................... $  300,000

Transactions with Significant Stockholders

   Prior to the recapitalization, Bay Alarm Company held approximately 78% of our outstanding common stock. Sales to Bay Alarm accounted for approximately $245,000, $987,000, $1,211,000 and $231,000, or 5.8%, 3.3%, 2.9% and 1.6%, of
our revenues for the period from date of commencement on October 1, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999, respectively. In addition, Bay Alarm Company provides us with security monitoring services at its normal commercial rates. Bay Alarm Company has recently purchased the real property at which our Oakland switch facility is located. In connection with that purchase, we have negotiated a lease with Bay Alarm Company for our continued use of that commercial space. The monthly lease payments under the lease are approximately $13,000 effective December 1998.

   Sales to InReach Internet LLC accounted for approximately $151,000, $1,122,000, $1,469,000 and $423,000, or 3.6%, 3.8%, 3.5% and 2.9%, of our
revenue for the period from date of commencement on October 1, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and for the three month period ended March 31, 1999, respectively. Mr. Bruce A. Westphal, who served as our Chairman of the Board until the recapitalization and as a Director of the Board since the recapitalization, is the principal stockholder and serves as Chairman of the Board of InReach Internet.

   Utility Telephone, Inc. is 100% owned by Mr. Jason R. Mills. We made a one-time purchase of equipment from Utility Telephone, Inc. in June 1997 in the amount of approximately $350,000.

   In accordance with the terms of the La Rue/Mills Stock Transfer Agreement dated November 23, 1998, and after giving effect to the Pac-West ten for one stock split, Mr. La Rue has transferred 127,300 shares of common stock to Mr. Mills. We and Mr. La Rue retain the right to repurchase this stock upon the termination of Mr. Mills' employment with Pac-West for any reason. Upon repurchase, the purchase price of Mr. Mills' stock will be at fair market value unless he is terminated with cause, in which case the purchase price will be the lesser of original cost or fair market value.

Loans from Significant Stockholder

   Mr. John K. La Rue, our founder and President prior to the recapitalization, made various loans to Pac-West from time to time during periods up to and including 1995. The maximum amount loaned to us at any one time was $151,000. These loans bore interest at 9.5% to 10.0% and did not contain specified repayment terms. We repaid the balance of these loans in June 1997.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding ownership of our common stock and convertible redeemable preferred stock as of June 30, 1999, and after giving effect to the Pac-West ten for one stock split, by:

  (1) each person who we know to own beneficially more than 5% of the outstanding common stock or convertible redeemable preferred stock;

  (2) each of our directors and named executive officers; and

  (3) all of our directors and executive officers as a group.

   Data shown on this chart relating to TL Ventures III L.P. and related equity investors includes, after giving effect to the Pac-West ten for one stock split:

  (a) 153,133 shares of convertible redeemable preferred stock and 1,433,100 shares of common stock held by TL Ventures III L.P., located at the address shown above;

  (b) 32,054 shares of convertible redeemable preferred stock and 300,000 shares of common stock held by TL Ventures III Offshore L.P., located at c/o Trident Trust Company (Cayman) Limited, P.O. Box 847, One Capital Place, Fourth Floor, Grand Cayman, Cayman Islands; and

  (c) 5,000 shares of convertible redeemable preferred stock and 46,800 shares of common stock held by TL Ventures III Interfund L.P., located at c/o TL Ventures L.L.C., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1515.

   Safeguard Delaware, Inc. is the general partner of Safeguard 98 Capital, L.P. and a wholly-owned subsidiary of Safeguard Scientifics, Inc. Each of these entities may be deemed to beneficially own the shares owned by Safeguard 98 Capital.

   All shares of stock shown in the following table for Messrs. Chandler, DeNino, Plum and Westphal are owned by William Blair Capital Partners VI, L.P.; TL Ventures III, L.P., TL Ventures III Offshore L.P. or TL Ventures III Interfund L.P.; SCP Private Equity Partners, L.P. and Bay Alarm Company, respectively. Mr. Chandler is a Managing Director of William Blair Capital Partners VI, L.L.C., which is the sole general partner of William Blair Capital Partners VI, L.P. Mr. DeNino is a Managing Director of each of the TL Ventures investment funds above listed. Mr. Plum is a Managing General Partner of SCP Private Equity Partners, L.P. and Mr. Westphal is the principal stockholder and Chairman of Bay Alarm Company. As a result of these relationships, each of these individuals may be deemed to be a beneficial owner of such shares. Each of Messrs. Chandler, DeNino, Plum and Westphal, however, disclaim beneficial ownership with respect to all such shares in which he does not have a pecuniary interest. The addresses of each of these officers or directors is as follows:

      Name                                                Address
      ----                                                -------
      Chandler............................ c/o William Blair Capital Partners
                                           222 W. Adams Street
                                           Chicago, IL 60606.

      DeNino.............................. c/o TL Ventures III L.P.
                                           800 The Safeguard Building
                                           435 Devon Park Drive
                                           Wayne, PA 19087.

      Plum................................ c/o SCP Private Equity Partners, L.P.
                                           435 Devon Park Drive
                                           Building 300
                                           Wayne, PA 19087.

      Westphal............................ c/o Bay Alarm Company
                                           925 Ygnacio Valley Road
                                           Walnut Creek, CA 94596

   The data reflected in the following table for Mr. La Rue also reflects the fact that, in accordance with the La Rue/Mills Stock Transfer Agreement dated November 23, 1998, and after giving effect to the Pac-West ten for one stock split, Mr. La Rue agreed to transfer 127,300 shares of his common stock to Mr. Mills, subject to obtaining the necessary consents from certain other stockholders of Pac-West in accordance with the terms of the shareholders agreement. All necessary consents have been obtained.

                                                          Shares of
                                   Shares of            Participating
                                    Common   Percent of   Preferred   Percent of
          Beneficial Owner           Stock     Class        Stock       Class
          ----------------         --------- ---------- ------------- ----------
   Significant Stockholders:
     Bay Alarm Company...........  2,707,900    21.6%      285,038       22.8%
      925 Ygnacio Valley Road
      Walnut Creek, CA 94596

     SCP Private Equity Partners,
      L.P........................  1,995,000    15.9       213,170       17.1
      435 Devon Park Drive,
      Building 300
      Wayne, PA 19087

     William Blair Capital
      Partners VI, L.P...........  1,995,000    15.9       213,170       17.1
      222 West Adams Street
      Chicago, IL 60606

     Safeguard 98 Capital, L.P.
      and related entities.......  1,995,000    15.9       213,170       17.1
      800 The Safeguard Building
      435 Devon Park Drive
      Wayne, PA 19087

     TL Ventures III L.P. and
      related equity investors...  1,779,900    14.2       190,187       15.2
      700 Building
      435 Devon Park Drive
      Wayne, PA 19087-1990

   Directors and Named Executive
    Officers:
     David G. Chandler...........  1,995,000    15.9       213,170       17.1

     Mark J. DeNino..............  1,779,900    14.2       190,187       15.2

     Wallace W. Griffin..........    375,000     3.0           --         --

     John K. La Rue..............    254,600     2.0        80,395        6.4

     Jason R. Mills..............    127,300     1.0           --         --

     Samuel A. Plum..............  1,995,000    15.9       213,170       17.1

     Bruce A. Westphal...........  2,707,900    21.6       285,038       22.8

   All of Pac-West's directors
    and executive officers as a
    group (14 persons)...........  9,234,700    73.5%      981,960       78.6%

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock, after giving effect to the ten for one stock split of the issued and outstanding common and convertible redeemable preferred stock which became effective on March 19, 1999, consist of 1,750,000 shares of convertible redeemable preferred stock and 15,000,000 shares of common stock. As of June 30, 1999, our outstanding equity securities consist of 1,250,000 shares of convertible redeemable preferred stock and 12,562,470 shares of common stock. Set forth below is a summary of the material terms of our capital stock.

   Distributions. The convertible redeemable preferred stock has a preference amount over the common stock with respect to any distribution by Pac-West to the holders of our capital stock or with respect to any liquidation, dissolution or winding up of Pac-West equal to the liquidation value of such shares, $36, plus an amount which accrues on a daily basis at a rate of 10% per annum on the original cost of such shares, $36, compounded quarterly, after giving effect to the Pac-West ten for one stock split. After payment of the preference amount, the convertible redeemable preferred stock and the common stock share ratably in any distribution made by us to the holders of our capital stock or with respect to any liquidation, dissolution or winding up of Pac-West.

   Conversion Rights. The holders of a majority of the outstanding convertible redeemable preferred stock have the right to convert all of the outstanding convertible redeemable preferred stock into shares of common stock in connection with the consummation of a public offering of our debt or equity securities or rights to acquire any of our debt or equity securities offered to the public. In addition, any holder of the outstanding convertible redeemable preferred stock may convert its shares of convertible redeemable preferred stock to shares of common stock in connection with a public offering. Each share of convertible redeemable preferred stock will be convertible into that number of shares of common stock determined by dividing the preference amount by the initial public offering price of the common stock.

   Redemption Rights. The holders of a majority of the outstanding convertible redeemable preferred stock have the right to require us to redeem the convertible redeemable preferred stock at a redemption price equal to the preference amount:

  (1) at any time after December 31, 2003; or

  (2) at any time with the net proceeds of a public offering. In addition, any holder of the outstanding convertible redeemable preferred stock may require us to redeem our shares of convertible redeemable preferred stock with the net proceeds of a public offering.

   Despite the above, the majority holders also have the right to require us to redeem all or any portion of the convertible redeemable preferred stock in the event that:

  (1) we fail to make any required redemption payment for the convertible redeemable preferred stock; or

  (2) we default on any obligation or agreement causing an amount in excess of $500,000 to become due prior to its stated maturity.

   The convertible redeemable preferred stock is subject to immediate redemption upon certain events of bankruptcy and insolvency. The foregoing redemption rights are all subject to our having sufficient funds that are:

  (1) legally available in accordance with the General Corporation Law of California for the redemption of the shares of convertible redeemable preferred stock; and

  (2) permitted to be used for the redemption of such shares of convertible redeemable preferred stock in accordance with any debt financing agreements of Pac-West, including the indenture governing the notes.

   Voting Rights. The holders of convertible redeemable preferred stock have no right to vote on matters submitted to a vote of our stockholders, except as otherwise required by law. The shares of common stock will each entitle the holder thereof to one vote per share on all matters to be voted upon by our stockholders.

                          DESCRIPTION OF INDEBTEDNESS

   We have entered into a new senior credit facility providing for initial borrowings of $20.0 million and future borrowings from time to time of up to an additional $20.0 million for working capital and other corporate purposes. The new senior credit facility has a three-year term and our indebtedness under that facility is secured by all of our assets, including but not limited to our equipment, inventory, receivables and related contracts, investment property, computer hardware and software, bank accounts and all other goods and rights of every kind and description.

   Our borrowings under the new senior credit facility will bear interest, at our option, at:

  (1) the base rate, as defined in the new senior credit facility, or

  (2) the Eurodollar rate, as defined in the new senior credit facility, plus between 2.25 and 3.5%. As of May 31, 1999, the borrowing rate under this facility would have been 7.69%.

   We will be required to pay the lender under the new senior credit facility a commitment fee, payable in arrears on a quarterly basis, on the average unused portion of the new senior credit facility during such period. We may also be required to pay an annual agency fee to the agent of the lender. In addition, we will pay an arrangement fee. The agent and the lender will receive and continue to receive such other fees as may be separately agreed upon with the agent.

   The new senior credit facility requires us to meet certain financial tests, including, for example, maximum levels of debt as a ratio of EBITDA, as defined in the new senior credit facility, minimum interest coverage and maximum amount of capital expenditures. The new senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, including the notes, liens and encumbrances and other matters customarily restricted in such agreements.

   The new senior credit facility contains customary events of default including, for example, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the new senior credit facility to be in full force and effect and change of control of Pac-West.

                              DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

   The form and terms of the new notes are the same as the form and terms of the old notes, which they replace, except that:

  (1) the new notes bear a Series B designation and a different CUSIP number from the old notes;

  (2) the new notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof; and

  (3) the holders of new notes will not be entitled to certain rights under the registration rights agreement entered into in connection with the private offering of the old notes, including the provisions providing for an increase in the interest rate on the old notes in certain circumstances relating to the timing of this exchange offer, which rights will terminate when this exchange offer is consummated.

   We issued the notes under an indenture between ourselves and Norwest Bank Minnesota, N.A., as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act of 1933. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these notes. Copies of the indenture and the registration rights agreement are available as set forth below under the subheading "Additional Information."

Brief Description of the Notes

 The Notes

   The notes:

  . are Pac-West's general obligations;

  . are effectively subordinated in right of payment to all of Pac-West's existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;

  . are equal in right of payment to all of Pac-West's existing and future unsubordinated, unsecured indebtedness; and

  . are senior in right of payment to any of Pac-West's future subordinated indebtedness.

   The indenture permits us to incur additional indebtedness, including secured indebtedness. We have entered into a new senior credit facility and secured our borrowings under that facility with a first priority lien on substantially all of our assets.

   As of the date of the indenture, we have no subsidiaries. However, we may establish subsidiaries in the future and our subsidiaries will not guarantee these notes. The notes will therefore be effectively subordinated in right of payment to the liabilities, including trade payables, of any future subsidiary to the extent of the value of that subsidiary. In addition, under the circumstances described below under the subheading "Certain Covenants-- Designation of Restricted and Unrestricted Subsidiaries," we may designate one or more of our future subsidiaries as unrestricted subsidiaries. Unlike restricted subsidiaries, unrestricted subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

   We issued notes with a maximum aggregate principal amount of $150.0 million in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2009.

   Interest on these notes accrues at the rate of 13 1/2% per annum and is payable semi-annually in arrears on February 1 and August 1, beginning on February 1, 2000. We make each interest payment to the holders of record of these notes on the immediately preceding January 15 and July 15.

   Interest on these notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Reserve Account

   A portion of our obligations under the notes is secured pending disbursement in accordance with the Pledge Agreement by a pledge of a portfolio of U.S. government securities. Upon the consummation of the private offering of the old notes, we purchased and pledged to the trustee, for the benefit of the holders of the notes, the Pledged Securities, which were in an amount intended to be sufficient upon receipt of scheduled interest and principal payments, to provide for payment in full when due of the first two scheduled interest payments under the notes. We used approximately $19.7 million of the net proceeds from the sale of the old notes to purchase the Pledged Securities. We pledged the Pledged Securities as security for the payment of the principal of and interest under the notes and all other of our Obligations under the indenture and the notes. On each of the first two interest payment dates, the trustee will apply the proceeds of a sufficient amount of Pledged Securities to pay the interest then due.

   Upon the acceleration of the maturity of the notes or upon certain redemptions and repurchases of the notes, the trustee will apply the proceeds of a sufficient amount of Pledged Securities to pay the amounts we owe to holders of the notes at such time. Immediately following the earlier of:

  (a) the payment in full of the two scheduled interest payment under the notes; and

  (b) the day on which all of the notes have been repurchased, redeemed or defeased, if no Default or Event of Default is then continuing, the remaining Pledged Securities, if any, will be released from the Pledge and the outstanding old notes, if any, will be our unsecured obligations.

The ability of holders of the notes to realize upon any such funds or receive payment from the proceeds of the Pledged Securities may be subject to certain bankruptcy law limitations in the event of our bankruptcy.

Methods of Receiving Payments under the Notes

   If a holder has given wire transfer instructions to us, we will make all principal, premium, if any, and interest payments on that holder's notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

   The trustee will initially act as paying agent and Registrar. We may change the paying agent or Registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or Registrar.

Transfer and Exchange

   A holder may transfer new notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

   At any time prior to February 1, 2002, we may redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 113.50% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more underwritten public equity offerings of common stock of Pac-West in which the gross proceeds to Pac-West are at least $20.0 million; provided that

  (1) at least $97.5 million in aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption, excluding notes held by Pac-West and its subsidiaries; and

  (2) the redemption occurs within 45 days of the date of the closing of such public equity offering.

   Except in accordance with the preceding paragraph, the notes will not be redeemable at our option prior to February 1, 2004.

   After February 1, 2004, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below. The redemption prices are expressed as percentages of principal amount.

             Year                           Percentage
             ----                           ----------
             2004..........................  106.75%
             2005..........................  104.50%
             2006..........................  102.25%
             2007 and thereafter...........  100.00%

Repurchase at the Option of Holders

 Change of Control

   If a change of control occurs, each holder of notes will have the right to require us to repurchase all or any part of that holder's notes in accordance with the change of control offer. All repurchases in part will be in $1,000 increments. In the change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten business days following any change of control, we will mail a notice to each holder describing the transaction or transactions that constitute the change of control and offering to repurchase notes on the change of control payment date specified in such notice, in accordance with the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 and any other securities laws and regulations under the Securities Exchange Act of 1934 to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control.

   On the change of control payment date, we will, to the extent lawful:

  (1) accept for payment all notes or portions thereof properly tendered in accordance with the change of control offer;

  (2) deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by Pac-West.

   The paying agent will promptly mail to each holder of notes so tendered the change of control payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

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

   We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

   The provisions described above that require us to make a change of control offer following a change of control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   We will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by Pac-West and purchases all notes validly tendered and not withdrawn under such change of control offer.

   The definition of change of control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of our and our subsidiaries' assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries' assets taken as a whole to another person or group may be uncertain.

 Asset Sales

   Pac-West will not, and will not permit any of its restricted subsidiaries to, consummate an Asset Sale unless:

  (1) Pac-West or the restricted subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2) such fair market value is determined by Pac-West's board of directors and evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee; and

  (3) at least 75% of the consideration therefor received by Pac-West or such restricted subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

    (a) any liabilities as shown on Pac-West's or such restricted subsidiary's most recent balance sheet of our or any restricted subsidiary other than contingent liabilities and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets in accordance with a customary novation agreement that releases Pac-West or such restricted subsidiary from further liability; and

    (b) any securities, notes or other obligations received by Pac-West or any such restricted subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Pac-West or such restricted subsidiary into cash to the extent of the cash received in that conversion.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply such Net Proceeds at our option:

  (1) to permanently reduce indebtedness of ourselves or a restricted subsidiary, other than Subordinated Indebtedness or intercompany indebtedness;

  (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another person;

  (3) to make capital expenditures; or

  (4) to acquire other long-term assets

in the case of (2), (3) or (4), in or used or useful in a Permitted Business.

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

   Pending the final application of any such Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million, we will make an Asset Sale Offer to all holders of notes and all holders of other indebtedness that is ranked equally with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other equally ranking indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other equally ranking indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other equally ranking indebtedness to be purchased on a proportionate basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2) if the notes are not so listed, on a proportionate basis, by lot or by such method as the trustee will deem fair and appropriate.

   No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the old note will be issued in the name of the holder thereof upon cancellation of the old note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Incurrence of Indebtedness and Issuance of Convertible Redeemable Preferred
 Stock

   Pac-West will not, and will not permit any of its restricted subsidiaries to, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to, any indebtedness, including Acquired Debt. We will not issue any Disqualified Stock and will not permit any of our restricted subsidiaries to issue any shares of preferred stock. We may, however, incur indebtedness, including Acquired Debt, and may issue Disqualified Stock, if the Debt to Cash Flow Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or such Disqualified Stock is issued would have been greater than zero and less than 6.0 to 1. This will be determined on a pro forma basis, including a pro forma

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application of the net proceeds therefrom, as if the additional indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

   So long as no Default will have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of permitted debt:

  (1) the incurrence by Pac-West and any restricted subsidiary of term indebtedness under any Credit Facility; provided that the aggregate principal amount of all term indebtedness of Pac-West and the restricted subsidiaries outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $50.0 million less the aggregate amount of all repayments of term indebtedness under a Credit Facility that have been made by Pac-West or any of its restricted subsidiaries since the date of the indenture;

  (2) the incurrence by Pac-West and its restricted subsidiaries of existing indebtedness;

  (3) the incurrence by Pac-West of indebtedness represented by the notes and the new notes;

  (4) the incurrence by Pac-West and its restricted subsidiaries of Subordinated Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $100.0 million;

  (5) the incurrence by Pac-West or any of its restricted subsidiaries of indebtedness to finance the cost to acquire equipment, inventory or network assets, to the extent of the fair market value of the equipment, inventory or network assets so acquired less, in the case of an acquisition of Capital Stock, the Acquired Debt, if any, incurred in connection with such acquisition;

  (6) the incurrence by Pac-West of indebtedness maturing after the Stated Maturity of the notes and having an Average Life longer than the notes in an amount not to exceed, at any one time outstanding, two times the difference between:

    (a) the sum of

      (1) all net cash proceeds received by Pac-West after the date of the indenture as a capital contribution or from the issuance and sale of Equity Interests, other than Disqualified Stock, to a person that is not a subsidiary of Pac-West; and

      (2) 80% of the fair market value of property, other than cash and cash equivalents, received by Pac-West after the date of the indenture as a capital contribution or from the issuance and sale of Equity Interests, other than Disqualified Stock, to a person that is not a Subsidiary of Pac-West,

         and

    (b) the sum of

      (1) the amount of any capital contribution used in accordance with clause 4(c)(ii) of the first paragraph, or clauses (2) or (8) of the second paragraph, of the "--Restricted Payments" covenant described below to make a Restricted Payment; and

      (2) the amount of any capital contribution or net cash proceeds used to consummate a transaction in accordance with which Pac-West incurs Acquired Debt in an amount equal to at least 2 times the amount of such capital contribution or, in the case of the receipt of property, 2.5 times the fair market value thereof;

  (7) the incurrence by Pac-West or any restricted subsidiary of Acquired
      Debt;

  (8) the incurrence by Pac-West or any of its subsidiaries of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace indebtedness, other than intercompany indebtedness that was permitted by the indenture to be incurred under the first paragraph of the covenant or clauses (2), (3),
      (4), (5), (6) or (14) of this paragraph;

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

  (9) the incurrence by Pac-West or any of its restricted subsidiaries of intercompany indebtedness between or among Pac-West and any of its wholly owned restricted subsidiaries; provided, however, that:

    (a) if Pac-West is the obligor on such indebtedness, such indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

    (b) (1) any subsequent issuance or transfer of Equity Interests that results in any such indebtedness being held by a person other than Pac-West or a wholly owned restricted subsidiary thereof; and

      (2) any sale or other transfer of any such indebtedness to a person that is not either Pac-West or a wholly owned restricted subsidiary thereof will be deemed, in each case, to constitute an incurrence of such indebtedness by Pac-West or such restricted subsidiary, as the case may be, that was not permitted by this clause (9);

  (10) the incurrence by Pac-West or any of its restricted subsidiaries of Hedging Obligations that are incurred for the purpose of:

    (a) fixing or hedging interest rate risk with respect to any floating rate indebtedness that is permitted by the terms of this indenture to be outstanding or

    (b) protecting Pac-West and its restricted subsidiaries against changes in currency exchange rates;

  (11) the guarantee by Pac-West or any of the restricted subsidiaries of indebtedness of Pac-West or a restricted subsidiary of Pac-West that was permitted to be incurred by another provision of this covenant;

  (12) the incurrence by Pac-West or any of its restricted subsidiaries of indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the incurrence of such indebtedness are reimbursed within 30 days following such drawing or incurrence;

  (13) the incurrence of indebtedness by Pac-West or a restricted subsidiary under an agreement providing for indemnification, adjustment of purchase price or similar obligations in connection with the disposition of any business, assets or restricted subsidiary of Pac-West, other than guarantees of indebtedness incurred by any person acquiring all or any portion of such business, assets or restricted subsidiary for the purpose of financing such acquisition; provided that:

    (a) such indebtedness is not reflected on the balance sheet of Pac-West or any restricted subsidiary; and

    (b) the maximum assumable liability in respect of all such indebtedness never exceeds the gross proceeds actually received by Pac-West and its restricted subsidiaries in connection with such disposition;

  (14) the incurrence by Pac-West or any of its restricted subsidiaries of additional indebtedness in an aggregate principal amount or accreted value, as applicable, at any time outstanding, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred in accordance with this clause (14), not to exceed $10.0 million; and

  (15) the incurrence by Pac-West's unrestricted subsidiaries of non-recourse debt; provided, however, that if any such indebtedness ceases to be non-recourse debt of an unrestricted subsidiary, such event will be deemed to constitute an incurrence of indebtedness by a restricted subsidiary of Pac-West that was not permitted by this clause (15).

   We will not incur any indebtedness, including the above-described permitted debt, that is contractually subordinated in right of payment to any of our other indebtedness unless such indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that none of

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

our indebtedness will be deemed to be contractually subordinated in right of payment to any of our other indebtedness solely by virtue of being unsecured.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (15) above, or is entitled to be incurred in accordance with the first paragraph of this covenant, we will be permitted to classify such item of indebtedness on the date of its incurrence in any manner that complies with this covenant.

 Restricted Payments

   Pac-West will not, and will not permit any of its restricted subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any other payment or distribution on account of Pac-West's or any of its restricted subsidiaries' Equity Interests, including, for example, any payment in connection with any merger or consolidation involving Pac-West or any of its restricted subsidiaries, or to the direct or indirect holders of Pac-West's or any of its restricted subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Pac-West or to Pac-West or a restricted subsidiary of Pac-West;

  (2) purchase, redeem or otherwise acquire or retire for value, including, for example, in connection with any merger or consolidation involving Pac-West, any Equity Interests of Pac-West or any direct or indirect parent of Pac-West or any restricted subsidiary of Pac-West, other than any such Equity Interests owned by Pac-West or any restricted subsidiary of Pac-West;

  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

  (4) make any Restricted Investment, all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments", unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

    (b) Pac-West would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness in accordance with the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Pac-West and its restricted subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph, is less than the sum, without duplication, of

      (1) 50% of the Consolidated Net Income of Pac-West for the period, taken as one accounting period, from the beginning of the first fiscal quarter beginning after the date of the indenture to the end of Pac-West's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit; plus

      (2) 100% of the aggregate net cash proceeds received by Pac-West since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Pac-West, other than Disqualified Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Pac-West that have been converted into or exchanged for such Equity Interests, other than

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

         Equity Interests, or Disqualified Stock or debt securities, sold to a subsidiary of Pac-West, except to the extent such net cash proceeds are used to incur indebtedness in accordance with clause
         (6) of the covenant described above under the caption "-- Incurrence of indebtedness and Issuance of Preferred Stock," or to make a Restricted Payment in accordance with clause (2) or (8) of the next succeeding paragraph, plus

      (3) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

             (x) the cash return of capital with respect to such Restricted
                 Investment, less the cost of disposition, if any; and

             (y) the initial amount of such Restricted Investment, plus

      (4) 50% of any cash dividends received by Pac-West or any restricted subsidiary after the date of the indenture from an unrestricted subsidiary, to the extent such dividends were not otherwise included in Consolidated Net Income of Pac-West for such period, plus

      (5) to the extent that any unrestricted subsidiary of Pac-West is designated as a restricted subsidiary after the date of the indenture, the lesser of:

             (x) the fair market value of Pac-West's Investment in such subsidiary as of the date of such subsidiary's designation as a restricted subsidiary; and

             (y) the sum of the fair market value of Pac-West's Investment in such subsidiary as of the date on which such subsidiary was originally designated as an unrestricted subsidiary and the amount of any Investments made in such subsidiary subsequent to such designation and treated as Restricted Payments by Pac-West or any restricted subsidiary, plus

      (6) $2.0 million.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of Pac-West or any restricted subsidiary or of any Equity Interests of Pac-West or any restricted subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Pac-West, of, Equity Interests of Pac-West, other than Disqualified Stock; except to the extent such Net Cash Proceeds are used to incur indebtedness in accordance with clause (6) under the Limitation on indebtedness or to make Restricted Payments in accordance with clause 4(c)(ii) of the first paragraph, or clause (8) of this paragraph, of this "Limitation on Restricted Payments" covenant;

  (3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Pac-West or any restricted subsidiary with the net cash proceeds from an incurrence of permitted refinancing indebtedness;

  (4) the payment of any dividend by a restricted subsidiary of Pac-West to the holders of its common Equity Interests on a proportionate basis;

  (5) the making of any Earnout Payments in an amount not to exceed $20.0 million in the aggregate;

  (6) the making of payments or distributions to dissenting stockholders in accordance with applicable law in connection with a consolidation, merger or transfer of assets permitted under the covenant described below under the caption "--Merger, Consolidation or Sale of Assets";

  (7) payments made to retire Capital Stock of Pac-West to the extent necessary, as determined in good faith by a majority of Pac-West's board of directors, to prevent the loss of, or to secure the renewal or reinstatement of, any governmental license or authorization held by Pac-West or any restricted subsidiary;

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

  (8) Investments in any person the primary business of which is related, ancillary or complementary to the business of Pac-West and its restricted subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made in accordance with this clause
      (8) does not exceed the sum of:

    (a) $20 million; and

    (b) the amount of Net Cash Proceeds received by Pac-West after the issue date as a capital contribution or from the sale of its Capital Stock, other than Disqualified Stock, to a person who is not a subsidiary of Pac-West, except to the extent such Net Cash Proceeds are used to incur indebtedness in accordance with clause
        (6) under the "Limitation on Indebtedness" covenant or to make Restricted Payments in accordance with clause 4(c)(ii) of the first paragraph, or clause (2) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made in accordance with this clause (8) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment, except in each case to the extent any such payment or proceeds is included in the calculation of Consolidated Net Income, or from such person becoming a restricted subsidiary, valued in each case as provided in the definition of "Investments", provided that the net reduction in any Investment will not exceed the amount of such Investment; and

  (9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Pac-West or any restricted subsidiary of Pac-West held by any member of Pac-West's, or any of its subsidiaries', management in accordance with any management equity subscription agreement or stock option agreement; provided that such repurchase, redemption or other acquisition is made in connection with the cessation of employment by Pac-West or any restricted subsidiary of a manager or officer, and the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $5.0 million in the aggregate.

   The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Pac-West or such restricted subsidiary, as the case may be, in accordance with the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the board of directors whose resolution with respect thereto will be delivered to the trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, Pac-West will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Liens

   Pac-West will not, and will not permit any of its restricted subsidiaries to create incur, assume or suffer to exist any Lien of any kind securing indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, or any income or profit therefrom or assign or convey any right to receive income therefrom except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   Pac-West will not, and will not permit any of its restricted subsidiaries to create or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to:

  (1) pay dividends or make any other distributions on its Capital Stock to Pac-West or any of its restricted subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Pac-West or any of its restricted subsidiaries;

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

  (2) make loans or advances to Pac-West or any of its restricted subsidiaries; or

  (3) transfer any of its properties or assets to Pac-West or any of its restricted subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1) the indenture and the notes;

  (2) applicable law;

  (3) any instrument governing indebtedness or Capital Stock of a person acquired by Pac-West or any of its restricted subsidiaries as in effect at the time of such acquisition, except to the extent such indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of indebtedness, such indebtedness was permitted by the terms of the indenture to be incurred;

  (4) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (5) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (6) any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by such restricted subsidiary pending its sale or other disposition;

  (7) permitted refinancing indebtedness, provided that the restrictions contained in the agreements governing such permitted refinancing indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the indebtedness being refinanced;

  (8) Liens securing indebtedness otherwise permitted to be incurred in accordance with the provisions of the covenant described above under the caption "--Liens" that limit the right of Pac-West or any of its restricted subsidiaries to dispose of the assets subject to such Lien;

  (9) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

  (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation, or Sale of Assets

   Pac-West may not:

   (a) consolidate or merge with or into another person, whether or not Pac-West is the surviving corporation; or

   (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another person; unless:

  (1) either:

    (a) Pac-West is the surviving entity; or

    (b) the person formed by or surviving any such consolidation or merger, if other than Pac-West, or to which such sale, assignment, transfer, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

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  (2) the person formed by or surviving any such consolidation or merger, if other than Pac-West, or the person to which such sale, assignment, transfer, conveyance or other disposition will have been made assumes all the obligations of Pac-West under the notes, the indenture and the registration rights agreement in accordance with a supplemental indenture reasonably satisfactory to the trustee;

  (3) immediately after such transaction no Default or Event of Default exists; and

  (4) except in the case of the merger of Pac-West with or into a wholly owned restricted subsidiary or a merger entered into solely for the purpose of reincorporating Pac-West in another jurisdiction, Pac-West, or the person formed by or surviving any such consolidation or merger, if other than Pac-West, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness in accordance with the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock."

In addition, Pac-West may not lease all or substantially all of its properties or assets, in one or more related transactions, to any other person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Pac-West and any of its wholly owned restricted subsidiaries.

 Transactions with Affiliates

   Pac-West will not, and will not permit any of its restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Pac-West Affiliate, unless:

  (1) such Affiliate transaction is on terms that are no less favorable to Pac-West or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by Pac-West or such restricted subsidiary with an unrelated person; and

  (2) Pac-West delivers to the trustee:

    (a) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate transaction complies with this covenant and that such Affiliate transaction has been approved by a majority of the disinterested members of the board of directors; and

    (b) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) any employment, noncompetition, confidentiality, indemnification or similar agreement or arrangement entered into by Pac-West or any of its restricted subsidiaries in the ordinary course of business and consistent with the past practice of Pac-West or such restricted subsidiary;

  (2) transactions between or among Pac-West and/or its restricted subsidiaries;

  (3) payment of reasonable directors fees to persons who are not otherwise Affiliates of Pac-West;

  (4) any sale or other issuance of Equity Interests, other than Disqualified Stock, of Pac-West;

  (5) the sale of telecommunications services to any Affiliate on an arm's length basis which is undertaken in the ordinary course of Pac-West's business;

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  (6) transactions in accordance with the Merger Agreement or any agreement executed prior to the date of the indenture in connection therewith, including for example the shareholders agreement and the registration agreement, or any renewal, replacement, extension, amendment or other modification thereof, provided such modifications are not, on balance, disadvantageous to the holders of the notes;

  (7) payments to Bay Alarm Company in accordance with the existing lease between Pac-West and the Bay Alarm Company for Pac-West's Oakland facility and for security monitoring services offered at Bay Alarm Company's prevailing commercial rates; and

  (8) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments."

 Issuances of Guarantees by Restricted Subsidiaries

   Pac-West will not permit any restricted subsidiary to guarantee, assume or in any other manner become liable with respect to any indebtedness of Pac-West which is ranking equally with or subordinate in right of payment to the notes, other than any indebtedness incurred under a Credit Facility, unless:

  (1) such restricted subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee of payment of the notes by such restricted subsidiary; and

  (2) such restricted subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Pac-West or any other restricted subsidiary as a result of any payment by such restricted subsidiary under its Subsidiary Guarantee; provided that this paragraph will not be applicable to any guarantee of any restricted subsidiary that existed at the time such person became a restricted subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a restricted subsidiary.

   If the Guaranteed indebtedness is:

  a. ranked equally with the notes, then the guarantee of such Guaranteed indebtedness will be ranked equally with, or subordinated to, the subsidiary Guarantee or

  b. subordinated to the notes, then the guarantee of such Guaranteed indebtedness will be subordinated to the subsidiary Guarantee at least to the extent that the Guaranteed indebtedness is subordinated to the notes.

   Despite the above, any subsidiary Guarantee by a restricted subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon:

  (1) any sale, exchange or transfer, to any person that is not an Affiliate of Pac-West, of all of Pac-West's and each restricted subsidiary's Capital Stock in, or all or substantially all of the assets of, such restricted subsidiary, which sale, exchange or transfer is not prohibited by the indenture; or

  (2) the release or discharge of the guarantee which resulted in the creation of such subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee; provided, that, with respect to clause (2), such restricted subsidiary has no indebtedness.

 Designation of Restricted and Unrestricted Subsidiaries

   The board of directors may designate any restricted subsidiary to be an unrestricted subsidiary if that designation would not cause a Default. If a restricted subsidiary is designated as an unrestricted subsidiary, all outstanding Investments owned by Pac-West and its restricted subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will be permitted only if such

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Restricted Payment would be permitted at that time and if such restricted subsidiary otherwise meets the definition of an unrestricted subsidiary. The board of directors may redesignate any unrestricted subsidiary to be a restricted subsidiary if the redesignation would not cause a Default.

 Sale and Leaseback Transactions

   Pac-West will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction; provided that Pac-West or any restricted subsidiary of Pac-West restricted subsidiary may enter into a sale and leaseback transaction if:

  (1) Pac-West or that restricted subsidiary, as applicable, could have:

    (a) incurred indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; and

    (b) incurred a Lien to secure such indebtedness in accordance with the covenant described above under the caption "--Liens";

  (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

  (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Pac-West applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

 Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

   Pac-West will not, and will not permit any of its restricted subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any wholly owned restricted subsidiary of Pac-West to any person, other than Pac-West or a wholly owned restricted subsidiary of Pac-West, unless:

  (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such wholly owned restricted subsidiary; and

  (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

In addition, Pac-West will not permit any wholly owned restricted subsidiary of Pac-West to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any person other than to Pac-West or a wholly owned restricted subsidiary of Pac-West.

 Business Activities

   Pac-West will not, and will not permit any restricted subsidiary to, engage in any business other than Permitted Businesses.

 Payments for Consent

   Pac-West will not, and will not permit any of its subsidiaries to pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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 Reports

   Whether or not required by the SEC, so long as any notes are outstanding, Pac-West will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Pac-West were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Pac-West's certified independent accountants; and

  (2) all current reports that would be required to be filed with the SEC on Form 8-K if Pac-West were required to file such reports.

   If Pac-West has designated any of its subsidiaries as unrestricted subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Pac-West and its restricted subsidiaries separate from the financial condition and results of operations of the unrestricted subsidiaries of Pac-West.

   In addition, whether or not required by the SEC, Pac-West will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   Each of the following is an Event of Default:

  (1) default for 30 days in the payment when due of interest under the notes;

  (2) default in payment when due of the principal of or premium, if any, under the notes;

  (3) failure by Pac-West or any of its subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders-- Asset Sales";

  (4) failure by Pac-West or any of its restricted subsidiaries for 60 days after notice from either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes to comply with any of the other agreements in the indenture or the notes;

  (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Pac-West or any of its restricted subsidiaries, or the payment of which is guaranteed by Pac-West or any of its restricted subsidiaries, whether such idebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

    (a) is caused by a payment default due to failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default; or

    (b) results in the acceleration of such indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6) failure by Pac-West or any of its restricted subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

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

  (7) Pac-West asserts in writing that the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations under that agreement; and

  (8) certain events of bankruptcy or insolvency with respect to Pac-West or any of its restricted subsidiaries.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Pac-West, any restricted subsidiary that is a Significant Subsidiary or any group of restricted subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding old notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding old notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding old notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Pac-West with the intention of avoiding payment of the premium that Pac-West would have had to pay if Pac-West then had elected to redeem the notes in accordance with the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 1, 2004, by reason of any willful action or inaction taken or not taken by or on behalf of Pac-West with the intention of avoiding the prohibition on redemption of the notes prior to February 1, 2004, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

   Pac-West is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Pac-West is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Pac-West or any subsidiary, as such, will have any liability for any obligations of Pac-West or the subsidiaries under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   Pac-West may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes as legal defeasance except for:

  (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

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

  (2) Pac-West's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the rights, powers, trusts, duties and immunities of the trustee, and Pac-West's obligations in connection therewith; and

  (4) the legal defeasance provisions of the indenture.

   In addition, Pac-West may, at its option and at any time, elect to have the obligations of Pac-West and the restricted subsidiaries released with respect to certain covenants that are described in the indenture as covenant defeasance and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, described under "Events of Default," will no longer constitute an Event of Default with respect to the notes. These events do not include non-payment, bankruptcy, receivership, rehabilitation and insolvency events.

   In order to exercise either legal defeasance or covenant defeasance:

  (1) Pac-West must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Pac-West must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2) in the case of legal defeasance, Pac-West will have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

    (a) Pac-West has received from, or there has been published by, the Internal Revenue Service a ruling; or

    (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  (3) in the case of covenant defeasance, Pac-West will have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (4) no Default or Event of Default will have occurred and be continuing either:

    (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

    (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Pac-West or any of its restricted subsidiaries is a party or by which Pac-West or any of its restricted subsidiaries is bound;

  (6) Pac-West must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

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  (7) Pac-West must deliver to the trustee an officers' certificate stating that the deposit was not made by Pac-West with the intent of preferring the holders of notes over the other creditors of Pac-West with the intent of defeating, hindering, delaying or defrauding creditors of Pac-West or others; and

  (8) Pac-West must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Amendment, Supplement and Waiver

   Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

  (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

  (3) reduce the rate of or change the time for payment of interest on any note;

  (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest under the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

  (5) make any note payable in money other than that stated in the notes;

  (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest under the notes;

  (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"; or

  (8) make any change in the preceding amendment and waiver provisions.

   Despite the above, without the consent of any holder of notes, Pac-West and the trustee may amend or supplement the indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of Pac-West's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Pac-West's assets;

  (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

  (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Concerning the Trustee

   If the trustee becomes a creditor of Pac-West or any restricted subsidiary, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

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   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default will occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

   The new notes issued to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, initially will be in the form of one or more registered global notes without interest coupons. Upon issuance, these U.S. global notes will be deposited with the trustee, as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's direct and indirect participants. In addition, a registered, coupon-less U.S. global note will be established to accommodate transfers to institutional accredited investors, as defined in Rule 501(a)(1)(2)(3) or (7) of Regulation D under the Securities Act of 1933. The new notes issued to non-U.S. persons will initially be in the form of a separate Regulation S global note. Beneficial interests in the Regulation S global notes may be transferred to a person that takes delivery in the form of an interest in the U.S. global notes and beneficial interests in the U.S. global notes may be transferred to a person that takes delivery in the form of an interest in the Regulation S global notes. See "--Transfers of Interests in One Global Note for Interests in Another Global Note."

   The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."

Depositary Procedures

   DTC has advised Pac-West that DTC is a limited-purpose trust company created to hold securities for its direct participant organizations and to facilitate the clearance and settlement of transactions in those securities between direct participant organizations through electronic book-entry changes in the accounts of direct participant organizations. The direct participant organizations include securities brokers and dealers, including the initial purchasers of the notes, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other indirect participant organizations that clear through or maintain a direct or indirect, custodial relationship with a direct participant organization. DTC may hold securities beneficially owned by other persons only through the direct participant organizations or indirect participant organizations and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant organization and/or indirect participant organization, and not on the records maintained by DTC.

   DTC has also advised Pac-West that, in accordance with DTC's procedures:

  (1) upon deposit of the global notes, DTC will credit the accounts of the direct participant organizations designated by the initial purchasers of the notes with portions of the principal amount of the global notes allocated by the indirect participant organizations to such direct participant organizations; and

  (2) DTC will maintain records of the ownership interests of such direct participant organizations in the global notes and the transfer of ownership interests by and between direct participant organizations.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participant organizations or other owners of beneficial interests in the global notes. Direct participant organizations and indirect participant organizations must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participant organizations and other owners of beneficial interests in the global notes.

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   Investors in the U.S. global notes may hold their interests therein directly through DTC if they are direct participant organizations in DTC or indirectly through organizations that are direct participant organizations in DTC. Investors in the Regulation S global notes may also hold interests in the Regulation S global notes through organizations that are direct participant organizations in the DTC system.

   The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to such persons. Because DTC can act only on behalf of direct participant organizations, which in turn act on behalf of indirect participant organizations and others, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that are not direct participant organizations in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

   Except as described in "Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

   Under the terms of the indenture, Pac-West and the trustee will treat the persons in whose names the notes are registered, including notes represented by global notes, as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither Pac-West, the trustee nor any agent of Pac-West or the trustee has or will have any responsibility or liability for:

  (1) any aspect of DTC's records or any direct participant organization's or indirect participant organization's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant organization's or indirect participant organization's records relating to the beneficial ownership interests in any global note; or

  (2) any other matter relating to the actions and practices of DTC or any of its direct participant organizations or indirect participant organizations.

   DTC has advised Pac-West that its current payment practice for payments of principal, interest and the like with respect to securities such as the notes is to credit the accounts of the relevant direct participant organizations with such payment on the payment date in amounts proportionate to such direct participant organization's respective ownership interests in the global notes as shown on DTC's records. Payments by direct participant organizations and indirect participant organizations to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee or Pac-West. Neither Pac-West nor the trustee will be liable for any delay by DTC or its direct participant organizations or indirect participant organizations in identifying the beneficial owners of the notes, and Pac-West and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

   Interests in the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between direct participant organizations in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participant organizations who hold an interest through a direct participant organization will be effected in accordance with the procedures of such direct participant organization but generally will settle in immediately available funds.

   DTC has advised Pac-West that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participant organizations to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such

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direct participant organization or direct participant organizations has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes, without the direction of one or more of its direct participant organizations, for notes in certificated form, and to distribute such certificated forms of notes to its direct participant organizations. See "--Transfers of Interests in Global Notes for Certificated Notes."

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S global notes and in the U.S. global notes among direct participant organizations, it is under no Obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Pac-West nor the trustee will have any responsibility for the performance by DTC or its respective Direct and indirect participant organizations of their respective obligations under the rules and procedures governing any of their operations.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that Pac-West believes to be reliable, but Pac-West takes no responsibility for the accuracy thereof.

Transfers of Interests in One Global Note for Interests in Another Global Note

   Transfers involving an exchange of a beneficial interest in Regulation S global notes for a beneficial interest in U.S. global notes or vice versa will be effected by DTC by means of an instruction originated by the trustee through DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one global note and a corresponding increase in the principal amount of the other global note, as applicable. Any beneficial interest in the one global note that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in such first global note and become an interest in such other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global note for as long as it remains such an interest.

Transfers of Interests in Global Notes for Certificated Notes

   An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons if:

  (1) DTC

    (a) notifies Pac-West that it is unwilling or unable to continue as depositary for the global notes and Pac-West thereupon fails to appoint a successor depositary within 90 days; or

    (b) has ceased to be a clearing agency registered under the Exchange
        Act;

  (2) Pac-West, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes; or

  (3) there will have occurred and be continuing a Default or an Event of Default with respect to the notes.

   In any such case, Pac-West will notify the trustee in writing that, upon surrender by the direct and indirect participant organizations of their interest in such global note, certificated notes will be issued to each person that such Direct and indirect participant organizations and DTC identify as being the beneficial owner of the related notes.

   Beneficial interests in global notes held by any Direct or indirect participant organization may be exchanged for certificated notes upon request to DTC, by such direct participant organization, for itself or on behalf of an indirect participant organization, but only upon at least 20 days' prior written notice given to the

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trustee by or on behalf of DTC in accordance with customary DTC procedures.
Certificated notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or indirect participant organizations, in accordance with DTC's customary procedures.

   In all cases described herein, such certificated notes will bear the restrictive legend referred to in "Notice to Investors," unless Pac-West determines otherwise in compliance with applicable law.

   Neither Pac-West nor the trustee will be liable for any delay by the holder of the global notes or the DTC in identifying the beneficial owners of notes, and Pac-West and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or the DTC for all purposes.

Transfers of Certificated Notes for Interests in Global Notes

   Certificated notes may only be transferred if the transferor first delivers to the trustee a written certificate and, in certain circumstances, an opinion of counsel confirming that, in connection with such transfer, it has complied with any applicable restrictions on transfer.

Same Day Settlement and Payment

   The indenture requires that payments in respect of the notes represented by the global notes, including principal, premium, if any, and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of such global note. With respect to certificated notes, Pac-West will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Pac-West expects that secondary trading in the certificated notes will also be settled in immediately available funds.

Fraudulent Conveyance Matters

   A significant portion of the net proceeds of the private offering of the notes was used to repay indebtedness received in connection with our recapitalization. If a bankruptcy case or lawsuit is initiated by unpaid creditors of Pac-West, the debt which we incurred to finance the recapitalization and the debt represented by the notes may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, the debt could be voided, or claims in respect of the debt could be subordinated to all of our other debts if, among other things, at the time we incurred the indebtedness, we:

  . received less than reasonably equivalent value or fair consideration for the incurrence of such debt, and were insolvent or rendered insolvent by reason of such incurrence; or

  . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  . if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  . it could not pay its debts as they become due.

   We believe that we received fair market value for the indebtedness received in connection with the recapitalization and the old notes. On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to the recapitalization and the private offering of the old notes was not insolvent, do not have unreasonably small capital for the business in which we are engaged and did not incur debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified person, indebtedness of any other person existing at the time such other person is merged with or into or became a subsidiary of such specified person, but excluding indebtedness secured by a Lien encumbering any assets acquired by such person and excluding:

  (1) indebtedness incurred in connection with, or in anticipation of contemplation of, such other person merging with or into, or becoming a subsidiary of, such specified person; and

  (2) indebtedness extinguished, retired or repaid in connection with such other person merging with or into or becoming a subsidiary of such specified person.

   "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, will mean the possession of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" will have correlative meanings.

   "Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition of any assets or rights, including, for example, by way of a sale and leaseback, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Pac-West and its restricted subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2) the issuance of Equity Interests by any of Pac-West's restricted subsidiaries or the sale of Equity Interests in any of Pac-West's subsidiaries.

   Despite the above, the following items will not be deemed to be Asset Sales:

  (1) any single transaction or series of related transactions that:

    (a) involves assets having a fair market value of less than $1.0 million; or

    (b) results in net proceeds to Pac-West and its restricted subsidiaries of less than $1.0 million;

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  (2) a transfer of assets between or among Pac-West and its wholly owned restricted subsidiaries;

  (3) an issuance of Equity Interests by a wholly owned restricted subsidiary to Pac-West or to another wholly owned restricted subsidiary;

  (4) disposals or replacements of obsolete telecommunications equipment in the ordinary course of business; and

  (5) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments."

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular person, as such term is used in Section 13(d)(3) of the Exchange Act, such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

  (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

   "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of not more than six months from the date of acquisition;

  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

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  (6) money market funds at least 95% of the assets of which constitute Cash
      Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of control" means the occurrence of any of the following:

  (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Pac-West and its subsidiaries taken as a whole to any person, as such term is used in
      Section 13(d)(3) of the Securities Exchange Act of 1934, other than a Principal or a Related Party of a Principal;

  (2) the adoption of a plan relating to the liquidation or dissolution of Pac-West;

  (3) the consummation of any transaction, including, for example, any merger or consolidation, the result of which is that any person, as defined above, other than the Principals and their Related Parties, becomes the Beneficial Owner of more than 35% of the Voting Stock of Pac-West, measured by voting power rather than number of shares;

  (4) the first day on which a majority of the members of the board of directors of Pac-West are not Continuing Directors; or

  (5) Pac-West consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Pac-West, in any such event in accordance with a transaction in which any of the outstanding Voting Stock of Pac-West is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Pac-West outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance.

   "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus:

  (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2) provision for taxes based on income or profits of such person and its restricted subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3) consolidated interest expense of such person and its restricted subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, for example, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, in accordance with Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4) depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of such person and its restricted subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

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in each case, on a consolidated basis and determined in accordance with GAAP.
Despite the above, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a restricted subsidiary of Pac-West will be added to Consolidated Net Income to compute Consolidated Cash Flow of Pac-West only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Pac-West by such restricted subsidiary without prior approval, that has not been obtained, in accordance with the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that restricted subsidiary or its stockholders.

   "Consolidated Indebtedness" means, with respect to any person as of any date of determination, the sum, without duplication, of:

  (1) the total amount of indebtedness of such person and its restricted subsidiaries; plus

  (2) the total amount of indebtedness of any other person, to the extent that such indebtedness has been Guaranteed by the referent person or one or more of its restricted subsidiaries; plus

  (3) the aggregate liquidation value of all preferred stock of restricted subsidiaries of such person,

in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its restricted subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1) the Net Income, but not loss, of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a wholly owned restricted subsidiary thereof;

  (2) the Net Income of any restricted subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders;

  (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

  (4) the Net Income, but not loss, of any unrestricted subsidiary will be excluded, whether or not distributed to the specified person or one of its subsidiaries, except for purposes of the covenant described under the caption "--Certain Covenants--Restricted Payments," in which case the Net Income of any unrestricted subsidiary will be included to the extent provided under clause (1) of this definition;

  (5) the portion of Net Income of any person attributable to the receipt of Unpaid Reciprocal Compensation; and

  (6) the cumulative effect of a change in accounting principles will be excluded.

   "Continuing Directors" means, as of any date of determination, any member of the board of directors of Pac-West who:

  (1) was a member of such board of directors on the date of the indenture;
      or

  (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

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   "Credit Facilities" means, with respect to Pac-West or any restricted subsidiary, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of:

  (a) the Consolidated indebtedness of Pac-West as of such date to

  (b) the Consolidated Cash Flow of Pac-West of the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Pac-West and its restricted subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions and any Pro Forma cost savings, as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

   In addition, for purposes of making the computation referred to above,

  (1) acquisitions that have been made by Pac-West or any of its restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as defined herein, will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income; and

  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, in accordance with a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Despite the above sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Pac-West to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Pac-West may not repurchase or redeem any such Capital Stock in accordance with such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Earnout Payments" means all earnout payments made after the date of the indenture to former shareholders and employees of Pac-West in accordance with the Merger Agreement.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

   "Existing Indebtedness" means the indebtedness of Pac-West and its restricted subsidiaries in existence on the date of the indenture, until such amounts are repaid.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

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   "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, for example, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness.

   "Hedging Obligations" means, with respect to any person, the obligations of such person under:

  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

   "Investments" means, with respect to any person, all investments by such person in other persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Pac-West or any restricted subsidiary of Pac-West sells or otherwise disposes of any Equity Interests of any direct or indirect restricted subsidiary of Pac-West such that, after giving effect to any such sale or disposition, such person is no longer a restricted subsidiary of Pac-West, Pac-West will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such restricted subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

   "Merger Agreement" means the Agreement and Plan of Merger, dated as of June 30, 1998, by and among PWT Acquisition Corp., a California corporation, Pac-West, Bay Alarm Company, a California corporation, and John K. La Rue.

   "Net Income" means, with respect to any person, the net income or loss of such person and its restricted subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1) any gain, but not loss, together with any related provision for taxes on such gain, but not loss, realized in connection with:

    (a) any Asset Sale; or

    (b) the disposition of any securities by such person or any of its restricted subsidiaries or the extinguishment of any indebtedness of such person or any of its restricted subsidiaries; and

  (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

   "Net Proceeds" means the aggregate cash proceeds received by Pac-West or any of its restricted subsidiaries in respect of any Asset Sale, including, for example, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, for example, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of indebtedness, other than indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

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   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

   "Permitted Business" means any business engaged primarily in the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services, including, for example, any voice, video transmission, data or Internet services, and any related, ancillary or complementary business; provided that the determination of what constitutes a Permitted Business will be made in good faith by the board of directors of Pac-West.

   "Permitted Investments" means:

  (1) any Investment in Pac-West or in a wholly owned restricted subsidiary of Pac-West;

  (2) any Investment in Cash Equivalents;

  (3) any Investment by Pac-West or any restricted subsidiary of Pac-West in a person, if as a result of such Investment:

    (a) such person becomes a wholly owned restricted subsidiary of Pac-
        West; or

    (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Pac-West or a wholly owned restricted subsidiary of Pac-West;

  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in accordance with and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

  (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of Pac-West;

  (6) loans and advances for business-related travel, moving or similar expenses to employees and officers of Pac-West and its restricted subsidiaries in the ordinary course of business;

  (7) investments in securities of trade creditors or customers received in accordance with any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (8) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, workers' compensation, performance and other similar deposits; and

  (9) other Investments in any person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made in accordance with this clause (9) since the date of the indenture, not to exceed $5.0 million, provided, however, that the transfer from Pac-West to a restricted subsidiary, or to an entity that becomes a restricted subsidiary, of the property, plant and equipment that support or are necessary to Pac-West's operations in California will not be a Permitted Investment.

   "Permitted Liens" means:

  (1) Liens on the assets of Pac-West and any restricted subsidiary securing indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred;

  (2) Liens on the property or assets of one or more restricted subsidiaries of Pac-West securing indebtedness of one or more restricted subsidiaries of Pac-West that was permitted by the terms of the indenture to be incurred;

  (3) Liens in favor of Pac-West or its restricted subsidiaries;

  (4) Liens on property of a person existing at the time such person is merged with or into or consolidated with Pac-West or any restricted subsidiary of Pac-West; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Pac-West or the restricted subsidiary;

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

  (5) Liens on property existing at the time of acquisition thereof by Pac-West or any restricted subsidiary of Pac-West, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7) Liens to secure indebtedness, including Capital Lease Obligations, permitted by clause (5) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such indebtedness;

  (8) Liens existing on the date of the indenture;

  (9) Liens for taxes, assessments, duties or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

  (10) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as will be required by GAAP will have been made in respect thereof;

  (11) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

  (12) judgment Liens not giving rise to an Event of Default;

  (13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property that do not, in the aggregate, materially detract from the value of such property or interfere in any material respect with the use of such property in the ordinary conduct of the business of Pac-West or any of its restricted subsidiaries;

  (14) Liens incurred in the ordinary course of business of Pac-West or any restricted subsidiary of Pac-West with respect to obligations that do not exceed $10.0 million at any one time outstanding and that:

    (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit other than trade credit in the ordinary course of business; and

    (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Pac-West or such restricted subsidiary;

  (15) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;

  (16) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Pac-West or any of its restricted subsidiaries, including rights of offset and set-off;

  (18) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Pac-West and its restricted subsidiaries; and

  (19) Liens on assets of unrestricted subsidiaries that secure non-recourse debt of unrestricted subsidiaries.

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

   "Permitted refinancing indebtedness" means any indebtedness of Pac-West or any of its restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of Pac-West or any of its restricted subsidiaries other than intercompany indebtedness; provided that:

  (1) the principal amount or accreted value, if applicable, of such permitted refinancing indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

  (2) such permitted refinancing indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3) if the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such permitted refinancing indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4) such indebtedness is incurred either by Pac-West or by the restricted subsidiary who is the obligor on the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Pledge Agreement" means the Pledge Agreement dated as of the date of the indenture between Pac-West and the trustee, as amended from time to time.

   "Pledged Securities" means the securities, which will be direct obligations of or obligations guaranteed by the U.S. government, purchased by Pac-West with a portion of proceeds from the notes and pledged to the trustee for the benefit of the holders of the notes.

   "Principals" means William Blair & Company, L.L.C., William Blair Capital Partners VI, L.P., Safeguard Scientifics, Inc., SCP Private Equity Partners, L.P., Safeguard 98 Capital, L.P., TL Ventures III L.P. and Mr. Wallace W. Griffin.

   "Pro Forma Cost Savings" means, with respect to any period, the net reduction in cash operating costs achieved during or after such period and on or prior to the date of determination that are directly attributable to an asset acquisition, which savings will be calculated on a basis consistent with
Article 11 of Regulation S-X, as such Regulation is in effect on the date hereof.

   "Related Party" with respect to any Principal means:

  (1) any controlling stockholder, 80% or more owned subsidiary, or spouse or immediate family member, in the case of an individual, of such Principal; or

  (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted subsidiary" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated in accordance with the Securities Exchange Act of 1934, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subordinated Indebtedness" means any indebtedness of Pac-West and its restricted subsidiaries which is subordinated in right of payment to the notes and with respect to which no payments of principal, by way of sinking fund, mandatory redemption, maturity or otherwise, including, for example, at the option of the holder thereof, other than in accordance with an offer to repurchase such Subordinated Indebtedness following a change of control, which offer may not be completed until 45 days after completion of the Offer described under "--Repurchase at the Option of Holders--Change of Control," are required to be made by Pac-West and its restricted subsidiaries at any time prior to the Stated Maturity of the notes.

   "Unpaid Reciprocal Compensation" means all amounts owing but not paid to Pac-West as of December 31, 1998 by Pacific Bell or GTE California in accordance with Pac-West's interconnection agreements with such parties.

   "Unrestricted subsidiary" means any subsidiary of Pac-West that is designated by the board of directors as an unrestricted subsidiary in accordance with a Board Resolution, but only to the extent that such
Subsidiary:

  (1) has no indebtedness other than non-recourse debt;

  (2) is not party to any agreement, contract, arrangement or understanding with Pac-West or any restricted subsidiary of Pac-West unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Pac-West or such restricted subsidiary than those that might be obtained at the time from persons who are not Affiliates of Pac-West;

  (3) is a person with respect to which neither Pac-West nor any of its restricted subsidiaries has any direct or indirect obligation:

    (a) to subscribe for additional Equity Interests; or

    (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of Pac-West or any of its restricted subsidiaries; and

  (5) has at least one director on its board of directors that is not a director or executive officer of Pac-West or any of its restricted subsidiaries and has at least one executive officer that is not a director or executive officer of Pac-West or any of its restricted subsidiaries.

   Any designation of a subsidiary of Pac-West as an unrestricted subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any unrestricted subsidiary would fail to meet the preceding requirements as an unrestricted subsidiary, it will thereafter cease to be an unrestricted subsidiary for purposes of the indenture and any indebtedness of such subsidiary will be deemed to be incurred by a restricted subsidiary of Pac-West as of such date and, if such indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of indebtedness and Issuance of Preferred Stock," Pac-West will be in default of such covenant. The board of directors of Pac-West may at any time designate any unrestricted subsidiary to be a restricted subsidiary; provided that such designation will be deemed to be an incurrence of indebtedness by a restricted subsidiary of Pac-West of any outstanding indebtedness of such unrestricted subsidiary and such designation will only be permitted if:

  (1) such indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

  (2) no Default or Event of Default would be in existence following such designation.

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

   "Voting Stock" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the board of directors of such person.

   "Weighted Average Life to Maturity" means, when applied to any indebtedness at any date, the number of years obtained by dividing:

  (1) the sum of the products obtained by multiplying:

    (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

    (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

  (2) the then outstanding principal amount of such indebtedness.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

   The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the notes and who are holders of such notes as capital assets. The discussion does not purport to address specific tax consequences that may be relevant to particular persons, including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Department regulations promulgated under the Internal Revenue Code of 1986, and administrative and judicial interpretations of such code and regulations, all of which are subject to change, possibly with retroactive effect. Pac-West will treat the notes as indebtedness for federal income tax purposes, and the following discussion assumes that such treatment is correct.

   For purposes of this discussion, a U.S. holder is a holder of a note who is a United States citizen or resident, a corporation or partnership created or organized in or under the laws of the United States or any state, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a United States court exercises primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions. A non-U.S. holder is a holder of a note who is not a U.S. holder.

   Prospective purchasers of the notes are urged to consult their tax advisors concerning the United States federal income and estate tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

Tax Consequences to U.S. Holders

 Taxation of Interest

   Interest paid under the notes will be includible in the income of a U.S. holder in accordance with the U.S. holder's regular method of tax accounting. A U.S. holder may be entitled to treat interest income under the notes as investment income for purposes of computing certain limitations concerning the deductibility of investment interest expense.

   In the event of a change of control, a holder of a note will have the right to require us to purchase such note at a price equal to 101% of the principal amount thereof. The U.S. Treasury Department regulations provide that the right of a holder of a note to require redemption of such note upon the occurrence of a change of control will not affect the yield or maturity date of the note if, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that a change of control giving rise to the redemption right will not occur. We believe that the redemption provisions of the notes will not affect the computation of the yield to maturity of the notes and intends to report in a manner consistent with this belief.

   We may redeem the notes at any time on or after February 1, 2004, and in certain circumstances, may redeem a portion of the notes at any time prior to February 1, 2002. Under the U.S. Treasury Department regulations, we are deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. We believe that we will not be treated as having exercised an option to redeem under these rules and intend to report in a manner consistent with this belief.

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

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of the notes, other than on exchange of old notes for new notes in accordance with this exchange offer, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement, less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income, and the U.S. holder's adjusted tax basis in the notes. A U.S. holder's adjusted tax basis in the notes generally will be the U.S. holder's cost therefor, less any principal payments received by such holder.

   Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of the notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the notes have been held by the U.S. holder for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 20%. The deductibility of capital losses by U.S. holders is subject to limitation.

 Exchange Offer

   A U.S. holder will not recognize any taxable gain or loss on the exchange of the old notes for new notes in accordance with this exchange offer, and a U.S. holder's tax basis and holding period in the new notes will be the same as in the old notes.

Tax Consequences to Non-U.S. Holders

 Taxation of Interest

   A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid under the notes so long as such interest is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, and the non-U.S. holder:

  (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Pac-West;

  (2) is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code of 1986, as amended; and

  (3) satisfies the requirements of Sections 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended, as set forth below under "Owner Statement Requirement."

If the foregoing conditions (1)-(3) are not satisfied, then interest paid under the notes will be subject to U.S. withholding tax at a rate of 30%, unless such rate is reduced or eliminated in accordance with an applicable tax treaty.

 Sale, Exchange or Retirement of the Notes

   Any capital gain a non-U.S. holder recognizes on the sale, exchange, retirement or other taxable disposition of a note will be exempt from U.S. federal income and withholding tax, provided that:

  (1) the gain is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States; and

  (2) in the case of a non-U.S. holder that is an individual, the non-U.S. holder is not present in the United States for 183 days or more during the taxable year.

 Effectively Connected Income

   If the interest, gain or other income a non-U.S. holder recognizes on a note is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, the non-U.S. holder, although exempt from the withholding tax previously discussed if an appropriate statement is furnished, generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

 Federal Estate Taxes

   A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Pac-West entitled to vote and that the interest accrued on such notes was not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States.

 Owner Statement Requirement

   Sections 871(h) and 881(c) of the Internal Revenue Code of 1986, as amended, require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a note on behalf of such owner files a statement with Pac-West or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. Under current regulations, this requirement will be satisfied if Pac-West or its agent receives

  (1) a statement from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address; or

  (2) a statement from the financial institution holding the note on behalf of the beneficial owner in which the financial institution certifies, under penalties of perjury, that it has received the owner statement together with a copy of the owner statement.

   The beneficial owner must inform Pac-West or its agent or, in the case of a statement described in clause (2) of the immediately preceding sentence, the financial institution, within 30 days of any change in information on the owner statement. The Internal Revenue Service has amended the transition period relating to recently issued U.S. Treasury Department regulations governing backup withholding and information reporting requirements. Withholding certificates or statements that are valid on December 31, 1999, may be treated as valid until the earlier of their expiration or December 31, 2000. Certificates or statements received under the currently effective rules will fail to be effective after December 31, 2000.

Information Reporting and Backup Withholding

   We will, where required, report to the holders of notes and the Internal Revenue Service the amount of any interest paid under the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on a note, or on proceeds of the disposition of a note before maturity, unless such U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

   In the case of payments of interest to non-U.S. holders, current U.S. Treasury Department regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither Pac-West nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under current U.S. Treasury Department regulations, these information reporting and backup

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

withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the non-U.S. holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the notes is not a United States person and such broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

   The Treasury Department has released new U.S. Treasury Department regulations governing the backup withholding and information reporting requirements. The new regulations would not generally alter the treatment of a non-U.S. holder who furnishes an owner statement to the payor. The new regulations may change certain procedures applicable to the foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. The new regulations are generally effective for payments made after December 31, 2000. Non-U.S. holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

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

                              PLAN OF DISTRIBUTION

   Each participating broker-dealer that receives new notes for its own account in accordance with this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Pac-West has agreed that for a period of one year after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sales of the new notes by participating broker-dealers. New notes received by participating broker-dealers for their own account in accordance with this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells the new notes that were received by it for its own account in accordance with this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

   Prior to this exchange offer, there has not been any public market for the old notes. The old notes have not been registered under the Securities Act of 1933 and will be subject to restrictions on transferability to the extent that they are not exchanged for new notes by holders who are entitled to participate in this exchange offer. The holders of old notes, other than any such holder that is an affiliate of Pac-West within the meaning of Rule 405 under the Securities Act of 1933, who are not eligible to participate in this exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to such old notes. The new notes will constitute a new issue of securities with no established trading market. We do not intend to list the new notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act of 1933 and the Exchange Act and may be limited during this exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the new notes offered in this prospectus and certain other legal matters will be passed upon on behalf of Pac-West by Kirkland & Ellis.

                                    EXPERTS

   The financial statements and schedule included in this prospectus or elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act of 1933 with respect to the new notes offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Pac-West and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

   As a result of this exchange offer, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We also maintain an Internet site at http://www.pacwest.com. Our web site and the information contained therein or connected thereto will not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Arthur Andersen LLP, Independent Public Accountants..............  F-3

Balance Sheets.............................................................  F-4

Statements of Operations...................................................  F-6

Statements of Changes in Stockholders' Equity (Deficit)....................  F-7

Statements of Cash Flows...................................................  F-8

Notes to Financial Statements..............................................  F-9

Interim Condensed Balance Sheet (unaudited)................................ F-24

Interim Condensed Statements of Income (unaudited)......................... F-25

Interim Condensed Statements of Cash Flows (unaudited)..................... F-26

Notes to Interim Condensed Financial Statements (unaudited)................ F-27

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pac-West Telecomm, Inc.:

   We have audited the accompanying balance sheets of Pac-West Telecomm, Inc. (a California corporation) as of December 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the three-month period from date of commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998. In addition, we have audited the statements of operations and cash flows of the predecessor telephone and answering service divisions of Pac-West Telecomm, Inc. (see Note 1) for the nine-month period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pac-West Telecomm, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the three-month period from date of commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998, and the results of operations and cash flows of the predecessor telephone and answering service divisions of Pac-West Telecomm, Inc. for the nine-month period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California,
February 10, 1999 except with respect to Note 12 for which the date is March 19, 1999

                            PAC-WEST TELECOMM, INC.

                                 BALANCE SHEETS

                        As of December 31, 1997 and 1998

                                     ASSETS

                                                         1997         1998
                                                      -----------  -----------
Current Assets:
  Cash and cash equivalents.......................... $ 3,603,000  $15,236,000
  Trade accounts receivable, net of allowances for
   doubtful accounts of $300,000 and $400,000 at
   December 31, 1997 and 1998, respectively..........   3,662,000    4,623,000
  Accounts receivable from related parties...........     161,000       64,000
  Income taxes receivable............................           0    1,971,000
  Inventories........................................     330,000      447,000
  Prepaid expenses and other current assets..........     398,000      861,000
  Deferred financing costs, net......................           0      457,000
  Deferred tax assets................................     160,000      151,000
                                                      -----------  -----------
      Total current assets...........................   8,314,000   23,810,000
                                                      -----------  -----------
Equipment, Vehicles and Leasehold Improvements:
  Communications equipment...........................  17,193,000   29,817,000
  Office furniture and equipment.....................   1,176,000    1,965,000
  Vehicles...........................................     301,000      717,000
  Leasehold improvements.............................   2,869,000    5,581,000
  Construction-in-progress (Note 5)..................           0   25,597,000
                                                      -----------  -----------
                                                       21,539,000   63,677,000
Less: Accumulated depreciation and amortization......  (2,460,000)  (6,383,000)
                                                      -----------  -----------
      Equipment, vehicles and leasehold improvements,
       net...........................................  19,079,000   57,294,000
                                                      -----------  -----------
Other Assets, net.................................. .     135,000    1,389,000
                                                      -----------  -----------
      Total assets................................... $27,528,000  $82,493,000
                                                      ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                            PAC-WEST TELECOMM, INC.

                                 BALANCE SHEETS

                        As of December 31, 1997 and 1998

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                        1997         1998
                                                     ----------- ------------
Current Liabilities:
  Current portion of notes payable.................. $ 2,034,000 $    132,000
  Current portion of capital lease obligations......   1,432,000            0
  Accounts payable..................................   1,159,000    5,147,000
  Accrued payroll and related expenses..............     331,000      846,000
  Other accrued liabilities.........................     760,000    2,153,000
                                                     ----------- ------------
        Total current liabilities...................   5,716,000    8,278,000
                                                     ----------- ------------
Senior Secured Borrowings and Other Long-Term
 Obligations (Note 3)...............................           0  100,000,000
Notes Payable, less current portion.................   6,627,000      116,000
Capital Lease Obligations, less current portion.....   5,579,000            0
                                                     ----------- ------------
        Total long-term debt and capital lease
         obligations................................  12,206,000  100,116,000
                                                     ----------- ------------
Deferred Income Taxes...............................     934,000    1,888,000
                                                     ----------- ------------
        Total liabilities...........................  18,856,000  110,282,000
                                                     ----------- ------------
Commitments and Contingencies (Note 5)
Convertible Redeemable Preferred Stock, $0.001 par
 value; 1,750,000 shares authorized; 1,250,000
 issued and outstanding at December 31, 1998
 (preference in liquidation of $45,000,000, plus
 accrued cumulative dividends of $1,324,000)........           0   46,324,000
Stockholders' Equity (Deficit):
  Common stock:
    December 31, 1997, no par value:
      Authorized shares--10,000,000
      Issued and outstanding shares--100,000........   4,037,000            0
    December 31, 1998, $0.001 par value:
      Authorized shares--15,000,000
      Issued and outstanding shares--12,562,470.....           0       13,000
  Additional paid-in capital........................           0    8,910,000
  Notes receivable from stockholders................           0     (233,000)
  Retained earnings (deficit).......................   4,635,000  (82,803,000)
                                                     ----------- ------------
        Total stockholders' equity (deficit)........   8,672,000  (74,113,000)
                                                     ----------- ------------
        Total liabilities and stockholders' equity
         (deficit).................................. $27,528,000 $ 82,493,000
                                                     =========== ============


   The accompanying notes are an integral part of these financial statements.

                            PAC-WEST TELECOMM, INC.

                            STATEMENTS OF OPERATIONS

   For the Predecessor Telephone and Answering Service Divisions of Pac-West
                                 Telecomm, Inc.
            for the nine-month period ended September 30, 1996, and
                          for Pac-West Telecomm, Inc.
   for the three-month period from date of commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998

                                                           Predecessor Telephone
                                                           and Answering Service
                                                                 Divisions
                                                                 (Note 1)                  Pac-West Telecomm, Inc.
                                                           --------------------- ---------------------------------------------
                                                                                 Period from Date of
                                                             Nine-Month Period       Commencement     Year Ended   Year Ended
                                                                   Ended         (October 1, 1996) to  December     December
                                                            September 30, 1996    December 31, 1996    31, 1997     31, 1998
                                                           --------------------- -------------------- -----------  -----------
Revenues (Note 5)........................................       $8,737,000            $4,232,000      $29,551,000  $42,211,000
                                                                ----------            ----------      -----------  -----------
Costs and Expenses:
  Operating..............................................        4,202,000             2,064,000       12,060,000   15,344,000
  Selling, general and administrative:
    Selling, general and administrative..................        3,123,000             1,519,000        7,367,000   10,779,000
    Transaction bonuses and consultant's costs (Note 1)..                0                     0                0    3,798,000
  Depreciation and amortization..........................          549,000               299,000        2,204,000    4,106,000
                                                                ----------            ----------      -----------  -----------
      Total costs and expenses...........................        7,874,000             3,882,000       21,631,000   34,027,000
                                                                ----------            ----------      -----------  -----------
      Income from operations.............................          863,000               350,000        7,920,000    8,184,000
                                                                ----------            ----------      -----------  -----------
Other Expense (Income):
  Interest expense.......................................           33,000               105,000          932,000    4,199,000
  Gain on disposal of answering service division.........                0                     0         (385,000)           0
  Costs of merger with PWT Acquisition Corp. and
   recapitalization (Note 1).............................                0                     0                0    3,004,000
  Other expense (income), net............................          (34,000)               11,000         (119,000)    (330,000)
                                                                ----------            ----------      -----------  -----------
      Total other expense (income), net..................           (1,000)              116,000          428,000    6,873,000
                                                                ----------            ----------      -----------  -----------
      Income before provision for income taxes and
       extraordinary item................................          864,000               234,000        7,492,000    1,311,000
Provision for Income Taxes...............................          345,000                94,000        2,997,000    1,561,000
                                                                ----------            ----------      -----------  -----------
      Income (loss) before extraordinary item............          519,000               140,000        4,495,000     (250,000)
                                                                ----------            ----------      -----------  -----------
Extraordinary Item: Loss on early extinguishment of debt,
 net of income tax benefit of $278,000...................                0                     0                0     (417,000)
                                                                ----------            ----------      -----------  -----------
      Net income (loss)..................................       $  519,000            $  140,000      $ 4,495,000  $  (667,000)
--------------------------------------------------
                                                                ==========            ==========      ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                            PAC-WEST TELECOMM, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

   For the three-month period from date of commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998

                                                               Notes                       Total
                             Common Stock       Additional   Receivable    Retained    Stockholders'
                         ---------------------   Paid-in        from       Earnings       Equity
                           Shares     Amount     Capital    Stockholders  (Deficit)      (Deficit)
                         ---------- ----------  ----------  ------------ ------------  -------------
Balance, September 30,
 1996...................          0 $        0  $        0   $       0   $          0  $          0
  Issuance of common
   stock for
   contribution of
   predecessor telephone
   and answering service
   divisions by CalPage
   (Note 1).............    100,000  4,037,000           0           0              0     4,037,000
                         ---------- ----------  ----------   ---------   ------------  ------------
Balance, October 1,
 1996...................    100,000  4,037,000           0           0              0     4,037,000
  Net income for the
   three-month period
   from date of
   commencement (October
   1, 1996) to December
   31, 1996.............          0          0           0           0        140,000       140,000
                         ---------- ----------  ----------   ---------   ------------  ------------
Balance, December 31,
 1996...................    100,000  4,037,000           0           0        140,000     4,177,000
  Net income for the
   year ended December
   31, 1997.............          0          0           0           0      4,495,000     4,495,000
                         ---------- ----------  ----------   ---------   ------------  ------------
Balance, December 31,
 1997...................    100,000  4,037,000           0           0      4,635,000     8,672,000
  Conversion to $0.001
   par value stock......          0 (4,037,000)  4,037,000           0              0             0
  Effect of merger with
   PWT Acquisition Corp.
   and recapitalization
   (Note 1).............  5,126,420      6,000   1,194,000           0    (86,771,000)  (85,571,000)
  Issuance of common
   stock................  6,898,580      7,000   4,711,000           0              0     4,718,000
  Accrued cumulative
   dividends--preferred
   stock................          0          0  (1,324,000)          0              0    (1,324,000)
  Issuances of common
   stock for cash and
   notes receivable.....    437,470          0     292,000    (233,000)             0        59,000
  Net loss for the year
   ended December 31,
   1998.................          0          0           0           0       (667,000)     (667,000)
                         ---------- ----------  ----------   ---------   ------------  ------------
Balance, December 31,
 1998................... 12,562,470 $   13,000  $8,910,000   $(233,000)  $(82,803,000) $(74,113,000)
                         ========== ==========  ==========   =========   ============  ============



   The accompanying notes are an integral part of these financial statements.

                            PAC-WEST TELECOMM, INC.

                            STATEMENTS OF CASH FLOWS

   For the Predecessor Telephone and Answering Service Divisions of Pac-West
                                 Telecomm, Inc.
            for the nine-month period ended September 30, 1996, and
                          for Pac-West Telecomm, Inc.
   for the three-month period from date of commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998

                                                                Predecessor
                                                               Telephone and
                                                             Answering Service
                                                                 Divisions
                                                                 (Note 1)                 Pac-West Telecomm, Inc.
                                                             ----------------- ----------------------------------------------
                                                             Nine-Month Period Period from Date of
                                                                   Ended           Commencement      Year Ended   Year Ended
                                                               September 30,   (October 1, 1996) to December 31, December 31,
                                                                   1996         December 31, 1996       1997         1998
                                                             ----------------- -------------------- ------------ ------------
Operating Activities:
 Net income (loss)..........................................    $  519,000          $  140,000       $4,495,000  $  (667,000)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
   Extraordinary item--loss on early extinguishment of debt,
    net of income tax benefit...............................             0                   0                0      417,000
   Costs of merger with PWT Acquisition Corp. and
    recapitalization........................................             0                   0                0    3,004,000
   Depreciation and amortization............................       549,000             299,000        2,204,000    4,106,000
   Amortization of deferred financing costs.................             0                   0                0    1,438,000
   Gain on disposal of answering service division...........             0                   0         (385,000)           0
   Gain on disposal of equipment............................             0                   0          (15,000)           0
   Provision for doubtful accounts..........................       (19,000)              6,000          216,000      100,000
   Deferred income tax provision............................             0              93,000          711,000      963,000
   Changes in operating assets and liabilities:
     Increase in trade accounts receivable..................      (442,000)           (413,000)      (2,034,000)  (1,061,000)
     (Increase) decrease in accounts receivable from related
      parties...............................................       200,000             (94,000)         (67,000)      97,000
     Increase in income tax receivable......................             0                   0                0   (1,971,000)
     (Increase) decrease in inventories.....................      (102,000)           (177,000)         195,000     (117,000)
     Increase in prepaid expenses and other current assets..       (17,000)            (90,000)        (175,000)    (263,000)
     (Increase) decrease in other assets....................        45,000             (15,000)         (56,000)      91,000
     Increase (decrease) in accounts payable................      (267,000)            527,000          654,000    3,988,000
     Increase (decrease) in accrued compensation and other
      liabilities...........................................       626,000            (201,000)         133,000    1,908,000
                                                                ----------          ----------       ----------  -----------
      Net cash provided by operating activities.............     1,092,000              75,000        5,876,000   12,033,000
                                                                ----------          ----------       ----------  -----------
Investing Activities:
 Purchase of equipment, vehicles and leasehold
  improvements..............................................    (2,730,000)         (1,682,000)      (7,103,000) (42,176,000)
 Proceeds from disposal of answering service division.......             0                   0          402,000            0
 Proceeds from disposal of equipment........................       207,000                   0           82,000      145,000
                                                                ----------          ----------       ----------  -----------
      Net cash used in investing activities.................    (2,523,000)         (1,682,000)      (6,619,000) (42,031,000)
                                                                ----------          ----------       ----------  -----------
Financing Activities:
 Proceeds from notes payable................................     2,274,000           2,508,000        5,931,000   10,514,000
 Repayments on notes payable................................       (87,000)           (892,000)      (1,332,000)  (2,658,000)
 Principal payments on capital leases.......................      (366,000)            (67,000)        (730,000)    (828,000)
 Payment for deferred financing costs associated with
  senior notes..............................................             0                   0                0   (1,195,000)
 Proceeds from senior secured borrowings....................             0                   0                0   15,587,000
 Increase in other long-term obligations....................             0                   0                0    9,000,000
 Proceeds from issuance of common stock.....................             0                   0                0        9,000
 Merger with PWT Acquisition Corp. and recapitalization:
   Proceeds from the issuance of preferred stock............             0                   0                0   31,844,000
   Proceeds from the issuances of common stock..............             0                   0                0    5,968,000
   Proceeds from senior secured borrowings..................             0                   0                0   75,413,000
   Payments to existing stockholders........................             0                   0                0  (74,015,000)
   Extinguishments of notes payable and capital leases......             0                   0                0  (23,159,000)
   Payment for deferred financing costs.....................             0                   0                0   (1,895,000)
   Costs of merger with PWT Acquisition Corp. and
    recapitalization........................................             0                   0                0   (2,954,000)
 Repayment of loans payable to officers and stockholder.....       (43,000)                  0         (211,000)           0
                                                                ----------          ----------       ----------  -----------
      Net cash provided by financing activities.............     1,778,000           1,549,000        3,658,000   41,631,000
                                                                ----------          ----------       ----------  -----------
      Net increase (decrease) in cash and cash equivalents..       347,000             (58,000)       2,915,000   11,633,000
Cash and Cash Equivalents:
 Beginning of period........................................       399,000             746,000          688,000    3,603,000
                                                                ----------          ----------       ----------  -----------
 End of period..............................................    $  746,000          $  688,000       $3,603,000  $15,236,000
--------------------------------------------------
                                                                ==========          ==========       ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                            PAC-WEST TELECOMM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Organization:

   Pac-West Telecomm, Inc. (the Company) is engaged in the business of providing switched local and long-distance telecommunications services and "one-stop" integrated telecommunications services to Internet Service Providers
(ISPs), paging companies and other inbound call service providers, as well as to medium and small businesses, principally within California.

   The Company was incorporated in May 1996 in the state of California as a wholly owned subsidiary of CalPage (a telephone, answering and paging services company), also formerly named Pac-West Telecomm, Inc. CalPage transferred its telephone and answering service divisions (the Predecessor Telephone and Answering Service Divisions or the "Predecessor") to the Company effective September 30, 1996 (the Initial Transfer). In conjunction with the Initial Transfer, CalPage spun off the Company to the stockholders of CalPage. The accompanying financial statements are presented on the same historical cost basis as was used prior to the Initial Transfer.

   During 1997, the Company sold the customer base and other assets of its answering service division (see Note 10).

   The success of the Company is highly dependent upon several factors. These factors include the Company's ability to penetrate additional markets and to manage network growth and technological change within the telecommunications industry, the successful implementation of local and enhanced services to its customers including ISPs, and competition from preexisting and new providers of local and long-distance services, as well as positive and timely responses regarding governmental regulations.

   Additionally, the Company is managed by a limited number of key individuals, several of whom are subject to employment contracts. The Company is also dependent on the development of an effective sales force and the retention of skilled and qualified personnel.

   As of December 31, 1998, the Company's borrowings and other long-term obligations totaled $100,248,000 and the Company had a stockholders' deficit of $74,113,000. As discussed in Note 11, in January 1999, the Company issued $150,000,000 of 13.5 percent senior notes due on February 1, 2009. A portion of the proceeds from these notes was used to repay the senior secured borrowings. The balance of the proceeds will be used for future capital expenditures and working capital needs, including the establishment of an interest reserve to cover certain initial interest payments due under the senior notes.

 Basis of Presentation

   The accompanying financial statements present the financial position of the Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998. In addition, the accompanying financial statements present the results of the Predecessor's operations and cash flows for the nine-month period ended September 30, 1996.

   The Predecessor was a division of CalPage during the nine-month period ended September 30, 1996. Accordingly, the results of the Predecessor's operations and its cash flows were recorded and reported by CalPage as an integral part of CalPage's total operations. The Company has used its best efforts to derive the appropriate information from the books and records of CalPage and has by necessity applied certain

                            PAC-WEST TELECOMM, INC.

assumptions in identifying and allocating costs and expenses to separately report the results of operations and cash flows of the Predecessor for the nine-month period ended September 30, 1996 in the accompanying financial statements.

   Allocated selling, general and administrative expenses for the nine-month period ended September 30, 1996, were $1,111,000.

   Assumptions used were based on headcount and job descriptions, facility utilization, and divisional revenues. Management believes this method is a reasonable allocation method and that the resulting amounts approximate the amounts that would have been incurred if the Predecessor was operated on a stand-alone basis. Revenues, direct costs, depreciation and amortization and interest expense have been recorded based on the specific activities of the Predecessor.

   Due to the significant changes in the Company's operations since September 30, 1996, the Company believes that the financial information of the Predecessor is not directly comparable to the Company's results of operations.

 Merger and Recapitalization

   On September 16, 1998, the Company completed a merger with PWT Acquisition Corp. (PWT) and a recapitalization of the Company (the Transaction). PWT was formed by a group of investors (the New Stockholders) for the purpose of injecting additional equity into the Company and effecting the recapitalization. In connection with the Transaction, PWT was merged into the Company, with the Company being the surviving corporation.

   In connection with the Transaction, Bay Alarm Company and Mr. John La Rue (the Existing Stockholders) received cash payments of approximately $74 million (primarily financed through senior secured borrowings--see Note 3), as well as shares of newly issued preferred and common stock of the Company in exchange for a substantial portion of their ownership interests. Additionally, at the consummation of the Transaction, the Company paid transaction bonuses and consultant's costs totaling approximately $3.8 million which are included in the accompanying statements of operations. Under the terms of the Transaction, the Existing Stockholders of the Company are entitled to receive additional consideration up to $20 million in the event that the Company achieves certain earnings targets (including receipt of certain billings under dispute--see Note
5) subsequent to the recapitalization. As of December 31, 1998, none of these earnings targets were achieved and accordingly, no amounts have been accrued at December 31, 1998 for payment of any additional consideration. Immediately following consummation of the Transaction, the Existing Stockholders continued to hold approximately 28 percent of the issued and outstanding common stock of the Company. As a result of the continued significant ownership interests of the Existing Stockholders, no adjustments have been made to the historical carrying amounts of the Company's assets and liabilities as a result of the Transaction.

                            PAC-WEST TELECOMM, INC.

   A summary of the Transaction is as follows:

      Issuance of convertible redeemable preferred stock*....... $  31,844,000
      Issuance of common stock, $0.001 par value................     5,968,000
      Proceeds from senior secured borrowings...................    75,413,000
                                                                 -------------
        Total sources of cash...................................   113,225,000
                                                                 -------------
      Payments to Existing Stockholders including $400,000 for
       noncompete agreements*...................................   (74,015,000)
      Extinguishment of debt**..................................   (23,437,000)
      Transaction bonuses and consultant's costs................    (3,798,000)
      Transaction costs***......................................    (4,593,000)
                                                                 -------------
        Total uses of cash......................................  (105,843,000)
                                                                 -------------
        Net cash provided from Transaction...................... $   7,382,000
                                                                 =============

--------
   *Net of $13,156,000 of noncash convertible redeemable preferred stock issued as part of the Transaction payments to Existing Stockholders.
  **Includes $695,000 of early extinguishment costs before income tax benefit
   (see Note 4).
 ***Includes costs of merger with PWT Acquisition Corp. and recapitalization of $3,004,000 (less amortization of noncompete agreements of $50,000 during 1998) and deferred financing costs incurred in connection with the senior secured borrowings of $1,895,000; net of $256,000 of common stock issued as payment for professional services provided.

   In order to effect the above, the Company amended its articles of incorporation such that the authorized capital of the Company consists of 15,000,000 shares of common stock and 1,750,000 shares of convertible redeemable preferred stock (the Preferred Stock). The issued and outstanding preferred stock and common stock of PWT was converted into Preferred Stock and common stock of the Company, respectively, on a one-for-one basis.

2. Summary of Significant Accounting Policies:

 Concentration of Customers and Suppliers

   The relative concentrations of customers and suppliers are:

                                 Predecessor
                                  (Note 1)              Pac-West Telecomm, Inc.
                             ------------------- --------------------------------------
                                                 Period from
                                                   Date of
                                                 Commencement
                                                 (October 1,
                              Nine-Month Period    1996) to    Year Ended   Year Ended
                             Ended September 30, December 31, December 31, December 31,
                                    1996             1996         1997         1998
                             ------------------- ------------ ------------ ------------
   Revenues (percent of
    revenues):
     Incumbent Local
      Exchange Companies
      (ILECs, see Note 5)..            2%             14%          37%          37%
   Suppliers (percent of
    operating costs):
     Largest supplier......           58              54           44           50
     Next largest supplier.            9              11            9            7

                            PAC-WEST TELECOMM, INC.

   The largest supplier is also the largest ILEC, as shown above in the concentration of revenues. See Note 8 for revenues from related parties.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. See
Note 1 for assumptions used for Predecessor financial reporting.

 Regulation and Competition

   Rates charged by the Company for certain telephone services are subject to the approval of various regulatory authorities. Trends in the telecommunications industry point toward increased competition in virtually all markets and the continued deregulation or alternative regulation of telecommunications services in many jurisdictions.

 Revenue Recognition

   Except for certain billings under dispute with two significant ILECs as described in Note 5, the Company recognizes revenues for telecommunications services when service is provided. Revenues from the sale of telecommunications products are recognized upon installation, or if no installation is required, upon shipment. Initial non-recurring revenues from the installation of telecommunication products are recognized upon completion of installation to the extent of direct costs incurred. Any initial non-recurring installation revenue in excess of direct costs is deferred and amortized over the expected service contract period, generally two years or less.

 Cash Equivalents

   For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Inventories

   Inventories consist of telephone equipment, parts and installation materials, which are valued at the lower of cost or market. Cost is determined by the average-cost method. Provision is made to reduce slow moving inventory to reflect its estimated net realizable value.

 Other Comprehensive Income

   There were no items of other comprehensive income in any period presented.

 Segment Reporting

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". As an integrated telecommunications provider, the Company has one reportable operating segment. While the Company's chief decision-maker monitors the revenue streams of various services, operations are managed and financial performance is evaluated based upon the delivery of multiple services over common networks and facilities. This allows the Company to leverage its costs in an effort to maximize return. As a result, there are many shared expenses generated by the various revenue streams; because management believes that any allocation of the expenses to multiple revenue streams would be impractical and arbitrary, management does not currently make such allocations internally. The chief decision-maker does however, monitor revenues streams at a more detailed level than those depicted in the Company's historical general purpose financial statements.

                            PAC-WEST TELECOMM, INC.

   Specifically, the following table presents revenues by service type:

                                             Pac-West Telecomm, Inc.
                                   --------------------------------------------
                                   Period from Date of
                                       Commencement     Year Ended  Year Ended
                                   (October 1, 1996) to  December    December
                                    December 31, 1996    31, 1997    31, 1998
                                   -------------------- ----------- -----------
      Local services..............      $1,515,000      $17,810,000 $28,147,000
      Long distance services......       1,223,000        5,133,000   6,328,000
      Dedicated transport
       services...................         651,000        3,312,000   4,155,000
      Product and services........         577,000        2,073,000   2,104,000
      Other.......................         266,000        1,223,000   1,477,000
                                        ----------      ----------- -----------
                                        $4,232,000      $29,551,000 $42,211,000
                                        ==========      =========== ===========

 Reclassifications

   Certain reclassifications have been made to the Company's comparative financial statements to conform to the current year presentation.

 Equipment, Vehicles and Leasehold Improvements

   Equipment, vehicles and leasehold improvements transferred to the Company are stated at the net book value on the date of the Initial Transfer. Subsequent additions are stated at cost. Equipment includes assets acquired under capital leases. Expenditures for maintenance are charged to expense as incurred. Upon retirement, the asset cost and the related accumulated depreciation are removed from the accounts. Gains and losses associated with dispositions of equipment, vehicles and leasehold improvements are reflected as a component of other income, net in the accompanying statements of operations. Equipment, vehicles and leasehold improvements from the Initial Transfer are depreciated or amortized over their remaining useful lives as of the date of the Initial Transfer. For subsequent additions including assets acquired under capital leases, depreciation and amortization is computed using the straight-line method based on the following estimated useful lives:

           Equipment.............. 3 to 7 years
           Vehicles............... 5 years
           Leasehold improvements. 10 years or life of
                                    lease, whichever is
                                    shorter

   The Company capitalizes interest on self-constructed capital projects when construction involves considerable time and major expenditures. Such interest is capitalized as part of the cost of the equipment and leasehold improvement and is amortized over the remaining life of the assets. Interest is capitalized based on rates for borrowings that are outstanding over the period required to complete the asset. In 1998, the Company capitalized $303,000 of interest related to the construction of assets. Capitalizable interest in all other periods presented was insignificant.

   Depreciation and amortization of equipment, vehicles and leasehold improvements was $299,000, $2,204,000 and $4,106,000, for the period from commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. Depreciation and amortization of equipment, vehicles and leasehold improvements was $549,000 for the Predecessor's nine-month period ended September 30, 1996.

                            PAC-WEST TELECOMM, INC.

 Deferred Financing Costs, Net

   Deferred financing costs, net consist of capitalized amounts for bank financing fees, professional fees, and other expenses related to the senior secured borrowings obtained on September 16, 1998 (see Note 3). Amortization is computed using the straight-line method over the term of the borrowings through January 29, 1999. Amortization expense for the year ended December 31, 1998, was $1,438,000 and is included within interest expense in the accompanying statements of operations.

 Other Assets

   At December 31, 1998, other assets consist primarily of deferred financing costs of $1,195,000 associated with the Company's subsequent issuance of senior notes (see Note 11) and the long-term portion of covenants not to compete of $150,000. Upon issuance of the senior notes, the deferred financing costs will be amortized over the estimated maturity of the debt of 10 years.

 Other Accrued Liabilities

   Other accrued liabilities include approximately $424,000 and $1,018,000 as of December 31, 1997 and 1998, respectively, of amounts collected from customers for taxes due to various governmental and regulatory authorities.

 Supplemental Statements of Cash Flow Information

                            Predecessor
                              (Note 1)                 Pac-West Telecomm, Inc.
                         ------------------ ---------------------------------------------
                                            Period from Date of
                                               Commencement
                         Nine-Month Period   (October 1, 1996)   Year Ended   Year Ended
                               Ended          to December 31,   December 31, December 31,
                         September 30, 1996        1996             1997         1998
                         ------------------ ------------------- ------------ ------------
Cash paid during the
 period for:
  Interest (net of
   amounts capitalized).      $ 33,000          $  101,000       $  924,000  $ 2,565,000
  Income taxes..........       145,000                   0        2,351,000    2,195,000
Supplemental disclosure
 of non-cash
 transactions:
  Acquisition of fixed
   assets using capital
   lease obligations....       844,000           2,217,000        4,781,000      290,000
  Issuance of the
   Preferred Stock in
   conjunction with the
   Transaction..........             0                   0                0   13,156,000
  Refinancing of capital
   lease obligation with
   note payable.........             0                   0                0    1,599,000

 Income Taxes

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable statutory tax rate to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date based on the applicable tax rate.

                            PAC-WEST TELECOMM, INC.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities," effective for fiscal years beginning after June 15, 1999. Management does not expect adoption of SFAS No. 133 in future periods to have a significant impact on the Company's financial statements.

3. Senior Secured Borrowings:

   On September 16, 1998, concurrent with the Transaction discussed in Note 1, the Company entered into a senior secured borrowing agreement with several financial institutions allowing for borrowings up to $100,000,000. The outstanding balance under this agreement was due at the earlier of the completion of a high-yield debt offering (see Note 11) or March 16, 1999, with interest due monthly, bearing interest at a floating rate equal to, at the Company's option, the base rate (defined as the higher of (a) 0.5 percent above the latest Federal Funds Rate; and (b) the rate of interest in effect as publicly announced by the principal lender as its "reference rate"), or the offshore rate (as defined in the senior secured borrowings agreement) plus 2.0 percent. As of December 31, 1998, the Company had elected to utilize the offshore rate, which was 8.625 percent, including the additional 2.0 percent. The borrowings were secured by substantially all assets of the Company. The Company was subject to certain covenants, which included limitations on additional debt, restrictions on the payment of dividends and maintenance of certain interest coverage requirements.

   At December 31, 1998, the Company had senior secured borrowings outstanding of $91,000,000 and other obligations of $9,000,000. The $9,000,000 of other obligations related to equipment purchases incurred as of December 31, 1998, which were subsequently financed through additional senior secured borrowings (see Note 5).

   On January 29, 1999, the Company paid off all outstanding senior secured borrowings and accrued interest through the issuance of a high-yield debt offering due February 1, 2009 (see Note 11). As a result of the subsequent refinancing, the senior secured borrowings and other obligations have been classified as long-term debt and other long-term obligations in the accompanying balance sheet as of December 31, 1998.

4. Notes Payable, Extraordinary Item and Line of Credit:

 Notes Payable

   Notes payable consisted of the following:

                                                            1997        1998
                                                         -----------  ---------
   Contracts payable to banks and finance companies for
    equipment, requiring monthly principal and interest
    payments of $1,474 to $69,921 at interest rates
    from 8.6 percent to 9.6 percent, due through June
    2003, repaid in full in September 1998.............  $ 8,454,000  $       0
   Contracts payable to banks and finance companies for
    vehicles, requiring monthly principal and interest
    payments of $355 to $1,510 at interest rates from
    0.9 percent to 8.3 percent due through June 2001...      207,000    248,000
                                                         -----------  ---------
                                                           8,661,000    248,000
   Less: Current portion...............................   (2,034,000)  (132,000)
                                                         -----------  ---------
                                                         $ 6,627,000  $ 116,000
                                                         ===========  =========

                            PAC-WEST TELECOMM, INC.

   Notes payable are secured by all of the Company's owned equipment and vehicles. Aggregate future principal payments by year on notes payable are as follows:

             1999............................ $132,000
             2000............................   99,000
             2001............................   17,000
                                              --------
                                              $248,000
                                              ========

 Extraordinary Item--Loss on Early Extinguishment of Debt

   In conjunction with the Transaction (see Note 1) and the receipt of the senior secured borrowings during 1998, as discussed in Note 3, the Company repaid amounts outstanding under notes payable and capital leases for equipment. The resulting loss from the early extinguishment of the debt of $695,000, less the applicable income tax benefit of $278,000, has been reflected as an extraordinary item in the accompanying statements of operations.

 Line of Credit

   The Company maintained a credit agreement with a bank that provided for a line of credit with a maximum borrowing limit of $2,500,000. The credit agreement and related security agreement contained various restrictive covenants, including restrictions on the incurrence of new liens and long-term indebtedness except for the financing of new equipment, the payment of dividends, the entering into business combinations or mergers, and requirements to maintain certain financial ratios. For the years ended December 31, 1997 and 1998, no amounts were borrowed under this line of credit. During 1998, the Company terminated the line of credit.

5. Commitments and Contingencies:

 Leases

   The Company leases its four principal facilities in Stockton, Oakland, Los Angeles and Las Vegas pursuant to noncancelable operating leases that expire in 2002, 2003, 2006 and 2009, respectively. The lease expiring in 2002 also contains five two-year renewal options. The leases expiring in 2003, 2006 and 2009 also contain two five-year renewal options. Prior to September 16, 1998, the Company leased certain equipment under capital leases that were repaid in connection with the Transaction (see Note 1). The Company also leases telephone equipment and telephone circuits on both a month-to-month basis, as well as under annual and long-term noncancellable leases. Management of the Company expects that these leases will be renewed or replaced by other leases in the normal course of business.

   The Company's future minimum lease payments with initial terms in excess of one year for the years ending December 31 are as follows:

                                                             Operating Leases
                                                          ----------------------
                                                                      Telephone
                                                                      Circuits
                                                                         and
                                                            Space     Equipment
                                                          ---------- -----------
      1999............................................... $  947,000 $ 4,516,000
      2000...............................................    908,000   4,114,000
      2001...............................................    907,000   3,982,000
      2002...............................................    768,000   2,456,000
      2003...............................................    640,000     599,000
      2004 and thereafter................................  1,911,000           0
                                                          ---------- -----------
                                                          $6,081,000 $15,667,000
                                                          ========== ===========

                            PAC-WEST TELECOMM, INC.

   Rental expense charged to operations for the period from commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998, for all operating leases for space was $76,000, $432,000 and $650,000, respectively. Rental expense charged to operations by the Predecessor for space for the nine-month period ended September 30, 1996 was $125,000. Rental expense for space is included in selling, general and administrative expense in the accompanying statements of operations. Rental expense charged to operations for telephone circuits and equipment was approximately $1,000,000, $6,000,000 and $9,935,000 for the period from commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. Rental expense charged to operations by the Predecessor for telephone circuits and equipment for the nine-month period ended September 30, 1996 was approximately $1,700,000. Rental expense for telephone circuits and equipment is included in operating costs in the accompanying statements of operations.

   Rental expense paid to related parties was approximately $35,000 for the year ended December 31, 1998 and $0 for all other periods presented.

 Purchase Commitments

   At December 31, 1998, the Company had commitments under various contracts for the purchase of telephone switch equipment. The Company has recorded $25,597,000 of construction-in-progress in the accompanying balance sheet as of December 31, 1998, for equipment received prior to year-end but not yet installed. This amount includes $9,000,000 of purchases that were subsequently financed through the issuance of additional senior secured borrowings (see Note
3).

   In addition, at December 31, 1998, the Company had approximately $52,000,000 of purchase orders outstanding for telephone switching equipment due for delivery during 1999 and 2000. These purchase orders are cancelable up to 60 days prior to delivery and are expected to be financed from proceeds received from the senior notes (see Note 11) and from internally generated cash flows.

 Employment Agreements

   The Company has entered into employment agreements with certain key executives that provide for minimum annual base salaries, bonus entitlements upon the achievement of certain objectives, and the issuance of options under the new 1999 Employee Stock Option Plan (see Note 11).

   These employment agreements, which were approved by the Company's stockholders in 1998 in connection with the Transaction (see Note 1), granted options to two executives to purchase up to 406,250 shares of the Company's common stock. The exercise price of these options of $0.67 per share approximated the fair market value of the Company's common stock at the date of grant. These options vest over various dates through October 2001 and expire at various dates through October 2008.

   The Company accounted for the option grants under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, no compensation cost has been recognized in the accompanying financial statements as the option exercise price approximated the estimated fair market value of the stock on the date of grant.

   Had compensation cost for the options been determined in accordance with SFAS No. 123, "Accounting for Stock Based Compensation," the Company's pro forma net loss would have increased $3,000 to $670,000 for the year ended December 31, 1998. No options were exercisable at December 31, 1998. The weighted average fair value of options granted during 1998 was $0.09 and the weighted average contractual life remaining at December 31, 1998 was 9.8 years.

                            PAC-WEST TELECOMM, INC.

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted-average assumptions used for grants during the year ended December 31, 1998: weighted average risk-free interest rate of 5.0 percent; expected dividend yields of 0 percent; expected lives of two to three years; and expected volatility of 0 percent.

   The employment agreements were effective as of or subsequent to the close of the Transaction and have terms varying from one to three years; however, they may be terminated by either party at an earlier date under certain circumstances. As of December 31, 1998, the Company accrued approximately $304,000 in accrued payroll and related expenses in the accompanying balance sheet for bonuses payable under these agreements.

 Revenue Recognition--Billings under Dispute

   The Company has established interconnection agreements with certain Incumbent Local Exchange Companies (ILECs) in California. The
Telecommunications Act of 1996 requires ILECs to enter into interconnection agreements with Competitive Local Exchange Companies (CLECs, such as the Company) and other competitors and requires state Public Utilities Commissions
(PUCs) to arbitrate such agreements.

   The interconnection agreements outline, among other items, compensation arrangements for calls originating or terminating in the other party's switching equipment, payment terms, and level of services.

   Two ILECs with which the Company has interconnection agreements have withheld payments from amounts billed by the Company under their agreements during the years ended December 31, 1997 and 1998, as follows:

                                                           1997         1998
                                                        -----------  -----------
   Total amount billed to specified ILECs during the
    year..............................................  $14,858,000  $48,264,000
   Amount withheld by specified ILECs and not recorded
    as revenue in the Company's statements of
    operations........................................   (3,793,000) (32,845,000)
   Amounts received for prior withholding and recorded
    as revenue........................................            0      254,000
                                                        -----------  -----------
     Net amount recorded as revenue from the specified
      ILECs during the year...........................  $11,065,000  $15,673,000
                                                        ===========  ===========

   The ILECs withheld no payments before August 1997. The first ILEC withheld payment of 48 percent of the Company's August 1997 billing and continued to withhold payments monthly, at declining percentages, including a withholding of 20 percent of the December 1997 billing. During 1998, this ILEC withheld an average of 69 percent of amounts billed. The ILEC has indicated that it has paid the withheld amounts into an escrow account pursuant to a dispute claim.

   The other ILEC has withheld payments on 100 percent of the monthly amounts billed by the Company for October 1997 through December 1997 and has withheld an average of 59 percent of amounts billed during 1998. In 1998, this ILEC paid $254,000 of amounts previously withheld from 1997 billings. This ILEC has made no escrow payments.

   Both ILECs have continued to withhold significant percentages of payments during 1999.

   The issue giving rise to the dispute, based on correspondence with the first ILEC, relates to the classification of telephone calls entering the Company's system and terminating to an ISP. Under the interconnection agreements, the ILECs are obligated to pay the Company for calls originating in the ILECs' systems and terminating in the Company's system. Local calls are the most prevalent calls compensated for under the interconnection agreements.

                            PAC-WEST TELECOMM, INC.

   The first ILEC filed a complaint with the Superior Court of the State of California that outlined its opinion that Internet traffic calls made to an ISP are not local calls (but rather interstate calls), and as such are not covered by the interconnection agreement and are not subject to the jurisdiction of the PUC. Management understands a similar position was taken by the other ILEC. The Superior Court ordered this complaint stayed pending the California PUC's (CPUC's) review of the issues raised by the complaint.

   The first ILEC has requested (without specifying any particular monetary claims) that the Company refund, with interest, all amounts previously paid to the Company for Internet traffic calls. All revenues recognized from this ILEC in the Company's financial statements since the Company's commencement, including those amounts associated with ISP calls previously paid to the Company, total $24,998,000, consisting of $10,533,000 and $13,861,000 for the years ended December 31, 1997 and 1998, respectively. It is not possible for the Company or for the ILECs (based on the Company's understanding of their systems) to determine which calls to an ISP telephone number are then connected, by way of the ISP's equipment, on to the Internet network. Accordingly, it is not possible to identify amounts specifically billed to or paid by the ILECs for calls actually connected, by way of the ISP's equipment, on to the Internet network.

   Management, after consultation with its regulatory attorneys, believes that calls originated in the ILECs' systems and terminated in the Company's system at an ISP, including all calls actually connected by way of the ISP's equipment on to the Internet network, are local calls, and, accordingly, the Company is entitled to compensation pursuant to its interconnection agreements with the ILECs. Further, the Company believes decisions and actions taken by PUCs of various states, including California, support the Company's position. As a result, no amounts have been accrued for in the Company's financial statements for any potential refunds of any amounts previously received from these ILECs. In October 1998, the CPUC issued a decision supporting the Company's position that local telephone calls placed to ISPs terminate at the ISP and, therefore, are local calls entitled to reciprocal compensation. Subsequent to this decision, the ILEC involved in this complaint filed an Application for Rehearing of the above decision. In addition, in February 1999, the Federal Communications Commission (FCC) issued a Declaratory Ruling on the issue of reciprocal compensation for calls bound to ISP's. The FCC ruled that these calls are jurisdictionally interstate calls. The FCC, however, determined that this issue did not resolve the question of whether reciprocal compensation is owed. The FCC noted a number of factors that would allow the state PUC's to leave their decisions requiring the payment of compensation undisturbed. The Company cannot predict the impact of the FCC's ruling on existing state decisions, or the outcome of pending appeals or on additional cases in this matter. Given the uncertainty concerning the final outcome of the CPUC proceedings, the possibility of future extended appeals or additional litigation, and future decisions by the FCC, management continues to record the revenue associated with reciprocal compensation billings to the two ILECs discussed above on a cash-received basis.

6. Stockholders' Equity:

 Common Stock

   Pursuant to the Transaction, the stockholders of the Company entered into a Shareholders' Agreement that provides for, among other things, the election of certain individuals as Directors of the Company, restrictions on transfers, rights of first-offer, and participation rights in any shares of Preferred Stock or common stock. Under this agreement, the Company has agreed not to issue or sell additional shares of common stock prior to an initial public offering, unless certain parties to the Shareholders' Agreement are given the opportunity to subscribe for and purchase their pro rata portion of the additional shares at the same price and same terms.

   The stockholders of the Company also entered into a Registration Agreement, whereby at any time prior to September 26, 2001, a certain stockholder may request the Company grant holders of its common stock the right to purchase a certain number of shares of the Company's common stock (the Rights Offering). Within a

                            PAC-WEST TELECOMM, INC.

certain period after the Rights Offering closes, the Company's stockholders may request that the Company register all or any portion of the stockholders' common stock in the Company with the Securities and Exchange Commission (SEC), when the offering value of the Company's securities in an initial public offering is at least $25,000,000.

 Convertible Redeemable Preferred Stock

   On September 16, 1998, the Company, as discussed in Note 1, amended and restated its articles of incorporation to allow for the issuance of the 1,750,000 shares of nonvoting $0.001 par value Preferred Stock. The Preferred Stock has preference over common stock in liquidation equal to the liquidation value of $36 per share, plus accrued dividends computed at a 10 percent rate, compounded quarterly (the Preference Amount). After payment of the Preference Amount, the Preferred Stock and the common stock share ratably in any distribution by the Company. At December 31, 1998, $1,324,000 (or $1.059 per outstanding share of Preferred Stock) is accrued for cumulative preferred dividends.

   The holders of a majority of the outstanding Preferred Stock have the right to convert all of the outstanding Preferred Stock into shares of common stock in connection with the consummation of a public offering of debt or equity securities or rights to acquire any debt or equity securities of the Company offered to the public (a Public Offering). Additionally, any holder of at least 5 percent of the outstanding Preferred Stock may convert its shares of Preferred Stock to shares of common stock in connection with a Public Offering. Each share of Preferred Stock will be convertible into a number of shares of common stock determined by dividing the Preference Amount by the initial Public Offering price of the common stock.

   The Company is required to redeem at the request of a majority of the holders in the event of a Public Offering or after December 31, 2003, all of the Preferred Stock outstanding. In addition, any 5 percent holder may require the Company to redeem its shares of Preferred Stock with the net proceeds of a Public Offering at a redemption price equal to 100 percent of the liquidation preference thereof, plus accumulated and unpaid dividends at the date of redemption.

7. Income Taxes:

   The provision for income taxes consists of the following:

                                             Pac-West Telecomm, Inc.
                                  ----------------------------------------------
                                  Period from Date of
                                      Commencement      Year Ended   Year Ended
                                  (October 1, 1996) to December 31, December 31,
                                   December 31, 1996       1997         1998
                                  -------------------- ------------ ------------
      Current:
        Federal..................       $     0         $1,783,000   $  353,000
        State....................         1,000            503,000      245,000
      Deferred:
        Federal..................        76,000            546,000      861,000
        State....................        17,000            165,000      102,000
                                        -------         ----------   ----------
                                        $94,000         $2,997,000   $1,561,000
                                        =======         ==========   ==========

   The provision for income taxes for the nine-month period of the Predecessor has been calculated using the Company's overall effective tax rate for the period from commencement (October 1, 1996) to December 31, 1996. In conjunction with the Initial Transfer, CalPage assumed various liabilities of the Predecessor including deferred taxes of $280,000 at September 30, 1996.

                            PAC-WEST TELECOMM, INC.

   The Company's provision for income tax differed from the amount computed by applying the statutory federal income tax rate to income before income taxes and extraordinary item, as follows:

                                                                 Predecessor
                                                                  (Note 1)                 Pac-West Telecomm, Inc.
                                                              ----------------- ---------------------------------------------
                                                                                Period from Date of
                                                              Nine-Month Period    Commencement
                                                                    Ended        (October 1, 1996)   Year Ended   Year Ended
                                                                September 30,     to December 31,   December 31, December 31,
                                                                    1996               1996             1997         1998
                                                              ----------------- ------------------- ------------ ------------
   Income tax determined by applying the statutory federal
    income tax rate to income before income taxes and
    extraordinary item.......................................     $294,000            $79,000        $2,547,000   $  446,000
   State income taxes, net of federal income tax benefit.....       51,000             15,000           450,000      230,000
   Federal income tax effect of nondeductible costs related
    to the Transaction
    (see Note 1).............................................            0                  0                 0      885,000
                                                                  --------            -------        ----------   ----------
   Provision for income taxes................................     $345,000            $94,000        $2,997,000   $1,561,000
                                                                  ========            =======        ==========   ==========

   The cumulative balance sheet effects of deferred tax items are:

                                                         1997         1998
                                                      -----------  -----------
   Trade accounts receivable allowances.............. $   129,000  $   171,000
   Vacation and other accrued expenses...............      26,000       76,000
   Inventory reserves................................      46,000       46,000
   Tax credits.......................................           0      876,000
   State taxes.......................................     250,000      163,000
                                                      -----------  -----------
     Deferred tax assets.............................     451,000    1,332,000
                                                      -----------  -----------
   Depreciation......................................  (1,097,000)  (2,834,000)
   Capitalized interest..............................           0     (130,000)
   Prepaid expenses and other........................    (128,000)    (105,000)
                                                      -----------  -----------
     Deferred tax liabilities........................  (1,225,000)  (3,069,000)
                                                      -----------  -----------
   Net deferred tax liability........................    (774,000)  (1,737,000)
   Less: Amounts classified as current deferred tax
    assets...........................................     160,000      151,000
                                                      -----------  -----------
     Net noncurrent deferred tax liability........... $  (934,000) $(1,888,000)
                                                      ===========  ===========

   Tax credits of $876,000, shown above, represent tax credits associated with the payment of Alternative Minimum Tax (AMT) arising in 1998. Such credits, which do not expire, may be used to offset future income taxes payable.

8. Related-Party Transactions:

 Loans Payable to Officers and Stockholder

   The Predecessor and the Company had loans payable to certain former officers and a stockholder of the Company. The loans payable bore interest at 9.5 percent to 10.0 percent and did not contain specified

                            PAC-WEST TELECOMM, INC.

repayment terms. Interest expense related to these loans was $4,000 and $7,000, for the period from commencement (October 1, 1996) to December 31, 1996, and for the year ended December 31, 1997, respectively. Interest expense related to these loans was $14,000 for the Predecessor's nine-month period ended September 30, 1996. The principal and related accrued interest were paid in full for all such loans during 1997.

 Bay Alarm Company (Bay Alarm)

   Bay Alarm (a major stockholder of the Company) and its subsidiary, InReach Internet, LLC, are collectively one of the Company's largest customers of telephone network services, comprising approximately $396,000, $2,109,000, and $2,680,000, or 9.4 percent, 7.1 percent and 6.4 percent of the Company's revenues for the three-month period from commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. Revenues from Bay Alarm and InReach Internet LLC comprised approximately $891,000, or 10.2 percent of the Predecessor's revenues for the nine-month period ended September 30, 1996.

   The Company also had amounts due from Bay Alarm as of December 31, 1997 and 1998. These amounts are included in accounts receivable from related parties in the accompanying balance sheets. The Company owed Bay Alarm $850,000 at the date of commencement (October 1, 1996) related to debt assumed from the Initial Transfer. This amount was repaid in full by December 31, 1996.

   Bay Alarm provides the Company with security monitoring services at its normal commercial rates. The Company has recorded $10,000, $48,000 and $58,000 as selling, general and administrative expense for these services for the three-month period from commencement (October 1, 1996) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively. The Predecessor recorded approximately $11,000 as selling, general and administrative expense for services received from Bay Alarm for the nine-month period ended September 30, 1996.

   As outlined in Note 5, Leases, the company began leasing its facility in Oakland from Bay Alarm during 1998. In addition to rent paid under this lease, the company recorded selling, general and administrative expense of $59,000 for the year ended 1998 for related utility charges.

 Notes Receivable from Stockholders

   In 1998, in connection with the Transaction, a stockholder of the Company, who is also an officer, purchased 375,000 shares of common stock from the Company for $250,000. The Company received $50,000 in cash from the stockholder and entered into a note receivable for the remaining balance of $200,000. Subsequent to the Transaction, another officer of the Company acquired 62,470 shares of common stock for $42,000. The Company received $9,000 in cash and entered into a note receivable for the remaining $33,000 due from the officer. The notes accrue interest at 5.54 percent and 5.12 percent, respectively, compounded annually, with any unpaid accrued interest and principal due at the earlier of (1) the sale of the above stock with proceeds received first applied to unpaid interest, then to principal; (2) sale of the Company; (3) 60 days from the date the stockholder is no longer an employee of the Company or a subsidiary; or (4) September 16, 2003 and October 16, 2003, respectively.

9. Retirement Plan:

   In October 1996, the Company adopted a 401(k) retirement plan (the Plan) for all full-time employees who have completed six months of service. The plan year is from January 1 to December 31, and the Company will contribute $0.50 for every $1.00 contributed by the employee, subject to the Company's contribution not exceeding 3 percent of the employee's salary. Participants become fully vested after six years of service,

                            PAC-WEST TELECOMM, INC.

although they vest incrementally on an annual basis after two years of service and until the six-year period is completed. The Company recorded selling, general and administrative expense of $63,000 and $58,000 for the years ended December 31, 1997 and 1998, respectively, for the Company's matching contributions.

   Employees of the Company previously contributing to the CalPage 401(k) retirement plan (with identical provisions to the Plan) were able to roll their accumulated benefits into the Plan at date of commencement (October 1, 1996), with all prior employer contributions becoming fully vested on the date of rollover.

10. Sale of Answering Service Division:

   In March 1997, the Company sold the customer base and other assets of its answering service division for $420,000, payable $200,000 in cash and a promissory note of $220,000. The promissory note was paid in October 1997 at a discount of $18,000. The Company recognized a net gain of $385,000 on the sale in the year ended December 31, 1997.

11. Subsequent Events:

   On January 29, 1999, the Company issued $150,000,000 of senior unsecured ten-year notes (the Senior Notes) at par. The Senior Notes bear interest at
13.5 percent payable in semiannual installments, with principal due on February 1, 2009.

   Proceeds of the Senior Notes were used to repay the senior secured borrowings (see Note 3) and to establish an interest reserve account to cover certain initial interest payments due under the Senior Notes.

   The Senior Notes carry provisions that allow the Company, at its option, to
(i) redeem up to 35 percent of the notes with proceeds of certain public offerings of equity prior to February 1, 2002, (ii) redeem all or part of the notes at specified prices on or after February 1, 2004, or (iii) offer to exchange the notes within 180 days from the issue date for a new issue of identical debt securities registered under the Securities Act of 1933, as amended (the Securities Act). The Company intends to register these notes under the Securities Act during the first six months of 1999.

   Basic covenants of these notes restrict the Company's future ability to pay dividends, repurchase stock, pledge or sell assets as security for other transactions, or engage in mergers and business combinations. The covenants allow the Company to incur additional debt subject to various limitations.

   In January 1999, the Company's Board of Directors approved the terms of the 1999 Employee Stock Option Plan (the 1999 Stock Plan) pursuant to which qualified employees and members of the Board of Directors can be issued options to purchase the Company's common stock at the fair market value at the date of grant. An aggregate of 2,250,000 shares of common stock have been reserved for option grants under the 1999 Stock Plan.

12. Ten-for-One Stock Split:

   On March 19, 1999, the board of directors authorized a ten-for-one split of the Company's authorized and outstanding common stock and Preferred Stock. All share and per share data have been restated to reflect the ten-for-one split.

                            PAC-WEST TELECOMM, INC.

                        INTERIM CONDENSED BALANCE SHEET

                                  (Unaudited)

                                                                   March 31,
                             ASSETS                                   1999
                             ------                               ------------
Current Assets:
  Cash and cash equivalents...................................... $ 41,372,000
  Restricted cash................................................   19,844,000
  Trade accounts receivable, net of allowance for doubtful
   accounts of $450,000..........................................    4,597,000
  Accounts receivable from related parties.......................      100,000
  Income taxes receivable........................................      544,000
  Inventories....................................................      450,000
  Prepaid expenses and other current assets......................      989,000
  Deferred financing costs, net..................................      600,000
  Deferred tax assets............................................      556,000
                                                                  ------------
    Total current assets.........................................   69,052,000
Equipment, Vehicles and Leasehold Improvements, net..............   59,528,000
Deferred Financing Costs, net....................................    5,467,000
Other Assets.....................................................      264,000
                                                                  ------------
    Total assets................................................. $134,311,000
                                                                  ============
         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
         ----------------------------------------------
Current Liabilities:
  Current portion of notes payable............................... $    121,000
  Accounts payable...............................................    2,492,000
  Accrued payroll and related expenses...........................      694,000
  Accrued interest on Senior Notes...............................    3,485,000
  Other accrued liabilities......................................    2,207,000
                                                                  ------------
    Total current liabilities....................................    8,999,000
Senior Notes and Other Long-Term Obligations.....................  150,088,000
Deferred Income Taxes............................................    2,366,000
                                                                  ------------
    Total liabilities............................................  161,453,000
                                                                  ------------
Convertible Redeemable Preferred Stock, $0.001 par value;
 1,750,000 shares authorized; 1,250,000 issued and outstanding
 (preference in liquidation of $45,000,000, plus accrued
 cumulative dividends of $2,466,000).............................   47,466,000

Stockholders' Equity (Deficit):
  Common stock, $0.001 par value, 15,000,000 shares authorized
   and 12,562,470 shares issued and outstanding..................       13,000
  Additional paid-in capital.....................................    7,768,000
  Notes receivable from stockholders.............................     (233,000)
  Retained earnings (deficit)....................................  (82,156,000)
                                                                  ------------
    Total stockholders' equity (deficit).........................  (74,608,000)
                                                                  ------------
    Total liabilities and stockholders' equity (deficit)......... $134,311,000
                                                                  ============

            See notes to the interim condensed financial statements.

                            PAC-WEST TELECOMM, INC.

                     INTERIM CONDENSED STATEMENTS OF INCOME

                                  (Unaudited)

                                                     Three-Month Period Ended
                                                   -----------------------------
                                                   March 31, 1998 March 31, 1999
                                                   -------------- --------------

Revenues                                            $10,252,000    $14,416,000
                                                    -----------    -----------
Costs and Expenses:
  Operating.......................................    3,731,000      4,062,000
  Selling, general and administrative.............    2,002,000      4,303,000
  Depreciation and amortization...................      845,000      1,449,000
                                                    -----------    -----------
    Total costs and expenses......................    6,578,000      9,814,000
                                                    -----------    -----------
    Income from operations........................    3,674,000      4,602,000
Other Expense (Income):
  Interest expense................................      377,000      4,050,000
  Interest income.................................      (48,000)      (527,000)
  Other expense...................................       23,000            --
                                                    -----------    -----------
    Total other expense, net......................      352,000      3,523,000
                                                    -----------    -----------
    Income before provision for income taxes......    3,322,000      1,079,000
Provision for Income Taxes........................    1,329,000        432,000
                                                    -----------    -----------
    Net income....................................  $ 1,993,000    $   647,000
                                                    ===========    ===========


            See notes to the interim condensed financial statements.

                            PAC-WEST TELECOMM, INC.

                   INTERIM CONDENSED STATEMENTS OF CASH FLOWS

                                  (Unaudited)

                                                    Three Month Period Ended
                                                  -----------------------------
                                                  March 31, 1998 March 31, 1999
                                                  -------------- --------------
Operating Activities:
  Net income.....................................  $ 1,993,000   $     647,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................      845,000       1,449,000
    Amortization of deferred financing costs.....          --          625,000
    Interest earned on restricted cash...........          --         (148,000)
    Provision for doubtful accounts..............       20,000          50,000
    Deferred income taxes provision..............      300,000          73,000
    Changes in operating assets and liabilities:
      (Increase) decrease in trade accounts
       receivable................................    1,059,000         (60,000)
      Decrease in income tax receivable..........          --        1,427,000
      Increase in inventories....................      (40,000)         (3,000)
      Increase in prepaid and other current
       assets....................................     (416,000)       (128,000)
      Increase in other assets...................      (17,000)       (120,000)
      Increase (decrease) in accounts payable and
       accrued liabilities.......................      485,000      (2,885,000)
      Increase in accrued interest on Senior
       Notes.....................................          --        3,485,000
      Increase in income taxes payable...........    1,329,000         132,000
                                                   -----------   -------------
        Net cash provided by operating
         activities..............................    5,558,000       4,544,000
                                                   -----------   -------------
Investing Activities:
  Purchase of equipment, vehicles and leasehold
   improvements..................................   (1,275,000)     (3,633,000)
  Purchase of investments (classified as
   restricted cash)..............................          --      (19,696,000)
  Proceeds from disposal of equipment............       90,000             --
                                                   -----------   -------------
        Cash used in investing activities........   (1,185,000)    (23,329,000)
                                                   -----------   -------------
Financing Activities:
  Proceeds from issuance of Senior Notes.........          --      150,000,000
  Payments for financing costs...................          --       (5,040,000)
  Repayment of senior secured borrowings.........          --     (100,000,000)
  Borrowings under notes payable and capital
   leases........................................      847,000             --
  Principal payments on notes payable and capital
   leases........................................   (1,102,000)        (39,000)
                                                   -----------   -------------
        Net cash provided by (used in) financing
         activities..............................     (255,000)     44,921,000
                                                   -----------   -------------
        Net increase in cash and cash
         equivalents.............................    4,118,000      26,136,000
Cash and Cash Equivalents:
  Beginning of period............................    3,603,000      15,236,000
                                                   -----------   -------------
  End of period..................................  $ 7,721,000   $  41,372,000
                                                   ===========   =============

            See notes to the interim condensed financial statements.

                            PAC-WEST TELECOMM, INC.

                NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS

                                 March 31, 1999
                                  (Unaudited)

1. Basis of Presentation:

   The accompanying unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for the periods indicated have been included. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto of Pac-West Telecomm, Inc. (the Company) as of and for the year ended December 31, 1998.

2. Restricted Cash:

   Restricted cash represents short-term investments deposited in an interest reserve trust account to fund initial interest payments due through February 1, 2000 under the $150,000,000 of Senior Notes.

3. Equipment, Vehicles and Leasehold Improvements:

   Equipment, vehicles and leasehold improvements include network and other communication equipment, office furniture and equipment, vehicles, leasehold improvements and construction in progress. These assets are stated at cost, which includes direct costs and capitalized interest, and are depreciated once placed in service using the straight-line method. Capitalized interest of $0 and $624,000 was recorded during the three-month periods ended March 31, 1998 and 1999, respectively. Repair and maintenance costs are expensed as incurred.

   Equipment, vehicles and leasehold improvements at March 31, 1999 consist of the following:

      Network and other communication equipment.................... $34,289,000
      Office furniture and equipment...............................   2,267,000
      Vehicles.....................................................     865,000
      Leasehold improvements.......................................   6,062,000
      Construction-in-progress.....................................  23,827,000
                                                                    -----------
                                                                     67,310,000
      Less: Accumulated depreciation and amortization..............  (7,782,000)
                                                                    -----------
      Equipment, vehicles and leasehold improvements, net.......... $59,528,000
                                                                    ===========

4. Deferred Financing Costs, net:

   Deferred financing costs, net consist primarily of capitalized amounts for underwriter fees, professional fees and other expenses related to the issuance of the $150,000,000 of Senior Notes. The deferred financing costs are being amortized over the expected 10-year term of the Notes beginning January 29, 1999. Amortization expense for the three-month period ended March 31, 1999 was $100,000, which is included in interest expense in the accompanying condensed statements of income.

                            PAC-WEST TELECOMM, INC.

                                  (Unaudited)


5. Income Taxes:

   The provision for income taxes for the three month periods ended March 31, 1998 and 1999 consist of the income tax determined by applying the applicable statutory federal income tax rate of 34% plus 6% for state income taxes net of federal income tax benefit.

6. Senior Notes and Other Long-term Obligations:

   Senior Notes and other long-term obligations at March 31, 1999 consist of the following:

      Senior Notes................................................ $150,000,000
      Notes payable, less current portion.........................       88,000
                                                                   ------------
      Total....................................................... $150,088,000
                                                                   ============

   On January 29, 1999, the Company issued $150,000,000 of Senior Notes at par. The Senior Notes bear interest at 13.5 percent payable in semiannual installments, with principal due on February 1, 2009.

   Proceeds of the Senior Notes were used to repay $100,000,000 of senior secured borrowings (including $9,000,000 of other long-term obligations subsequently financed through senior secured borrowings) and to establish an interest reserve account to cover interest payments due under the Senior Notes through February 1, 2000.

   The Senior Notes carry provisions that allow the Company, at its option, to
(i) redeem up to 35 percent of the notes with proceeds of certain public offerings of equity prior to February 1, 2002, (ii) redeem all or part of the notes at specified prices on or after February 1, 2004, or (iii) offer to exchange the notes within 180 days from the issue date for a new issue of identical debt securities registered under the Securities Act of 1933, as amended (the Securities Act). The Company is in the process of registering these notes under the Securities Act.

   Basic covenants of these notes restrict the Company's future ability to pay dividends, repurchase stock, pledge or sell assets as security for other transactions, or engage in mergers and business combinations. The covenants allow the Company to incur additional debt subject to various limitations.

   The Company has a new three-year senior credit facility that will permit initial borrowings of $20.0 million and future borrowings of up to an additional $20.0 million to finance working capital, the cost of the Company's planned capital expansion and other corporate transactions. The borrowings will be secured by substantially all of the Company's assets. Borrowings under this new senior credit facility will bear interest, at the Company's option, at (1) the Base Rate (as defined) or (2) the Eurodollar Rate (as defined) plus between
2.25 and 3.5%. The credit facility requires the Company to meet certain financial tests, including, without limitation, maximum levels of debt as a ratio of EBITDA (as defined), minimum interest coverage and maximum amount of capital expenditures. The credit facility will contain certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness (including the Senior Notes), liens and encumbrances and other matters customarily restricted in such agreements.

7. Purchase Commitments:

   At March 31, 1999, the Company has approximately $53,000,000 of purchase orders outstanding for network equipment due for delivery during 1999 and 2000. These purchase orders are cancelable up to 60 days prior to delivery and are expected to be financed from proceeds received from the Senior Notes (see Note
6) and from internally generated cash flows.

                            PAC-WEST TELECOMM, INC.

                                  (Unaudited)


   In addition, the Company is in the process of implementing a new billing and operations support system. Total estimated costs for this system aggregate approximately $15,000,000 of which approximately $7,500,000 is estimated to be incurred in 1999, $6,000,000 in 2000, and $1,500,000 in 2001.

8. Revenue Recognition:

   Service revenues are recognized in the month in which the service is provided, except for reciprocal compensation generated by calls placed to Internet service providers connected through the Company's network. The rights of CLECs (such as the Company) to receive this type of compensation is the subject of numerous regulatory and legal challenges. Until this issue is ultimately resolved, the Company will recognize this revenue on a cash-received basis.

   The two ILECs with which the Company has interconnection agreements have withheld payments from amounts billed by the Company under their agreements since August 1997. Amounts withheld during the three-month periods ended March 31, 1998 and 1999 are as follows:

                                                    Three Month Period Ended
                                                  -----------------------------
                                                  March 31, 1998 March 31, 1999
                                                  -------------- --------------
      Total amount billed to specified ILECs.....  $ 9,322,000    $ 19,465,000
      Amount withheld by specified ILECs and not
       recorded as revenue in the Company's
       statements of operations..................   (5,032,000)    (13,401,000)
                                                   -----------    ------------
      Net amount recorded as revenue from the
       specified ILECs...........................  $ 4,290,000    $  6,064,000
                                                   ===========    ============

The cumulative amount of reciprocal compensation withheld by the specified ILECs and not recorded as revenue by the Company through March 31, 1999 is $49,785,000.

9. Stockholders' Equity:

 Ten-for-One Stock Split

   On March 19, 1999, the board of directors authorized a ten-for-one split of the Company's authorized and outstanding common stock and Preferred Stock. All share and per share data have been restated to reflect the ten-for-one split.

 Convertible Redeemable Preferred Stock

   The Preferred Stock has preference over common stock in liquidation equal to the liquidation value of $36 per share, plus accrued dividends computed at a 10 percent rate, compounded quarterly (the Preference Amount). After payment of the Preference Amount, the Preferred Stock and the common stock share ratably in any distribution by the Company. At March 31, 1999, $2,466,000 (or $1.973 per outstanding share of Preferred Stock) is accrued for cumulative preferred dividends.

 Stock Options

   In January 1999, the Company's Board of Directors approved the terms of the 1999 Employee Stock Option Plan (the 1999 Stock Plan) pursuant to which qualified employees and members of the Board of Directors can be issued options to purchase the Company's common stock at the fair market value at the date of grant. An aggregate of 2,250,000 shares of common stock have been reserved for option grants under the 1999 Stock Plan.

                            PAC-WEST TELECOMM, INC.

                                  (Unaudited)

10. Comprehensive Income:

   In September 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes reporting and disclosure requirements for comprehensive income and its components within the financial statements. There were no items of other comprehensive income for the three month periods ended March 31, 1998 and 1999; therefore comprehensive income is the same as net income for both periods.

11. Legal Proceedings:

   The Company is a party to the Pacific Bell and California Public Utility Commission proceedings related to reciprocal compensation payment and other interconnection agreement issues. See Note 8 to these condensed financial statements and the Company's 1998 audited financial statements.

12. Segment Reporting:

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". As an integrated telecommunications provider, the Company has one reportable operating segment. While the Company's chief decision-maker monitors the revenue streams of various services, operations are managed and financial performance is evaluated based upon the delivery of multiple services over common networks and facilities. This allows the Company to leverage its costs in an effort to maximize return. As a result, there are many shared expenses generated by the various revenue streams; because management believes that any allocation of the expenses to multiple revenue streams would be impractical and arbitrary, management does not currently make such allocations internally. The chief decision-maker does however, monitor revenue streams at a more detailed level than those depicted in the Company's historical general purpose financial statements.

   Specifically, the following table presents revenues by service type:

                                                          Three Month Period
                                                                 Ended
                                                        -----------------------
                                                         March 31,   March 31,
                                                           1998        1999
                                                        ----------- -----------
      Local services................................... $ 6,855,000 $10,662,000
      Long distance services...........................   1,583,000   1,879,000
      Dedicated transport services.....................     910,000   1,132,000
      Product and services.............................     503,000     345,000
      Other............................................     401,000     398,000
                                                        ----------- -----------
                                                        $10,252,000 $14,416,000
                                                        =========== ===========

13. Subsequent Event:

   On June 24, 1999, the California PUC adopted a decision in the arbitration proceeding described in Note 11 between the Company and Pacific Bell which held that reciprocal compensation would be payable for Internet service provider calls under our new interconnection agreement with Pacific Bell which became effective on June 29, 1999. However, this decision is subject to possible appeal by Pacific Bell and does not address reciprocal compensation withheld under the prior agreement. Management does not know at this time what action Pacific Bell will take with respect to this decision.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $150,000,000

                            Pac-West Telecomm, Inc.

                               Exchange Offer for

                         13 1/2% Senior Notes due 2009

                               ----------------

                                   PROSPECTUS

                               ----------------

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   We are incorporated under the laws of the State of California. Section 317 of the General Corporation Law of the State of California provides that a California corporation may indemnify any person who is, or is threatened to be made, party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation has power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

   Under Article IV of our Amended and Restated Articles of Incorporation and
Article VI of our Amended and Restated By-Laws, we will indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, is or was a director or officer, of Pac-West or is or was serving at the request of Pac-West as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, to the fullest extent which we are empowered to do so by the General Corporation Law of the State of California, as the same exists or may hereafter be amended against all expense, liability and loss including attorneys' fees actually and reasonably incurred by such person in connection with such action, suit or proceeding. We may, by action of our board of directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers. Such right of indemnification will be a contract right and will not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, our Certificate of Incorporation, our By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

   In addition, Section 204 of the General Corporation Law of the State of California allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, provided, however, that:

   (A) such a provision may not eliminate or limit the liability of directors:

    (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

    (2) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

    (3) for any transaction from which a director derived an improper personal benefit;

    (4) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

    (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders,

    (6) under Section 310, or (7) under Section 316;

       (B) no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective; and

       (C) no such provision will eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

   Article IV of our Amended and Restated Articles of Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the General Corporation Law of the State of California.

   We maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

       The following exhibits are filed in connection with Item 601 of Regulation S-K:

      Exhibit
      Number                           Description
      -------                          -----------
      *2.1     Agreement of Merger, dated September 16, 1998, between PWT
               Acquisition Corp. and Pac-West Telecomm, Inc., as amended.
      *2.2     Agreement and Plan of Merger, dated June 30, 1998, between
               PWT Acquisition Corp., Pac-West Telecomm, Inc., Bay Alarm
               Company and John K. La Rue, as amended.
      *3.1     Amended and Restated Articles of Incorporation of Pac-West
               Telecomm, Inc.
      *3.2     Amended and Restated By-Laws of Pac-West Telecomm, Inc.
      *4.1     Purchase Agreement, dated January 29, 1999, between Pac-
               West Telecomm, Inc. and NationsBanc Montgomery Securities
               LLC, CIBC Oppenheimer Corp. and First Union Capital
               Markets, as initial purchasers of the notes.
      *4.2     Indenture, dated January 29, 1999, between Pac-West
               Telecomm, Inc. and Norwest Bank Minnesota, N.A., pursuant
               to which the Series B 13 1/2% senior notes due 2009 will
               be issued.
      *4.3     Form of Series B 13 1/2% senior notes due 2009 (included
               in Exhibit 4.2).
      *4.4     Registration Rights Agreement, dated January 29, 1999,
               between Pac-West Telecomm, Inc. and NationsBanc Montgomery
               Securities LLC, CIBC Oppenheimer Corp. and First Union
               Capital Markets, as initial purchasers of the notes.
       5.1     Opinion of Kirkland & Ellis regarding legality of
               securities being registered.
     *10.1     Shareholders Agreement, dated September 16, 1998, between
               Pac-West, John K. La Rue, Bay Alarm Company, certain named investors and certain named executives.
     *10.2     A/B Exchange Registration Rights Agreement, dated
               September 16, 1998, between Pac-West, John K. La Rue, Bay
               Alarm Company, certain investors and certain executives.
     *10.3     Stock Purchase Agreement, dated September 16, 1998,
               between PWT Acquisition Corp. and certain named investors.
     *10.4     Stock Purchase Agreement, dated September 16, 1998,
               between Pac-West and certain named investors.
     *10.5     Pledge and Security Agreement, dated January 29, 1999,
               between Pac-West and Norwest Bank Minnesota, N.A.

     *10.6(a)  Pac-West Telecomm, Inc. 1999 Stock Incentive Plan.
     *10.6(b)  Pac-West Telecomm, Inc. 1999 Stock Incentive Plan form of notice of Stock Option Award and Stock Option Award
               Agreement between Pac-West and its grantees as designated.
     *10.7     Employment Agreement, dated June 30, 1998, between Pac-
               West and John K. La Rue.
     *10.8     Executive Agreement, dated September 16, 1998, between
               Pac-West and Wallace W. Griffin.
     *10.9     Executive Agreement, dated October 30, 1998, between Pac-
               West and Richard E. Bryson.
     *10.10    Employment Agreement, dated October 21, 1998, between Pac-
               West and Dennis V. Meyer.
     *10.11    Employment Agreement, dated September 14, 1998, between
               Pac-West and Jason R. Mills.
     *10.12    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and John K. La Rue.
     *10.13    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and Wallace W. Griffin.
     *10.14    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and Richard E. Bryson.
     *10.15    Confidentiality Agreement, dated October 22, 1998, between
               Pac-West and Dennis V. Meyer.
     *10.16    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and Jason R. Mills.
     *10.17    Lease Agreement, dated as of June 23, 1995, as amended, by and between Geremia Brothers and Pac-West for 4202 and
               4210 Coronado Avenue, Stockton, California.
     *10.18    Lease Agreement, dated as of July 3, 1996, as amended, by
               and between One Wilshire Arcade Imperial, Ltd., Paramount
               Group, Inc. and Pac-West for 624 South Grand Avenue, Suite
               1210, Los Angeles, California.
     *10.19    Balco Properties Office Lease, dated as of November 10,
               1998, by and between Balco Properties and Pac-West for
               Franklin Building, 1624 Franklin Street, Suites 40, 100,
               Mezzanine, 201, 203, 210, 214 and 222, Oakland,
               California.
     *10.20    Lease Agreement, dated as of December 17, 1998, by and
               between Wing Fong & Associates LLC and Pac-West for 302
               and 304 East Carson Street, Las Vegas, Nevada.
     *10.21    Promissory Note, dated September 16, 1998, between Pac-
               West and Wallace W. Griffin, and related Executive Stock
               Pledge Agreement between same parties of even date.
     *10.22    Promissory Note, dated October 30, 1998, between Pac-West
               and Richard Bryson, and related Executive Stock Pledge
               Agreement between same parties of even date.
     *10.23    Loan and Security Agreement, dated June 15, 1999, between
               Pac-West, Union Bank of California, N.A., and other
               lenders as designated.
     *10.24    Interconnection Agreement under Sections 251 and 252 of
               the Telecommunications Act of 1996, dated June 29, 1999,
               between Pac-West and Pacific Bell, and related Errata to
               Approved Interconnection Agreement dated June 30, 1999.
     *10.25    Telecommunication Facility Interconnection Agreement,
               dated June 21, 1996, between Pac-West and GTE California
               Inc.
     *10.26    Master Interconnection and Resale Agreement for the State
               of Nevada, dated January 15, 1999, between Pac-West and
               The Nevada Division of Central Telephone Company d/b/a
               Sprint of Nevada.
     *12.1     Statement regarding computation of ratio.
      23.1     Consent of Arthur Andersen LLP.
      23.2     Consent of Kirkland & Ellis (included in Exhibit 5.1).
     *24.1     Powers of Attorney (included on the signature page to the
                  original filing).
     *25.1     Statement of Eligibility of Trustee.
     *27.1     Financial Data Schedule.
     *99.1     Form of Letter of Transmittal.

     *99.2     Form of Notice of Guaranteed Delivery.
     *99.3     Form of Tender Instructions.

--------
*  Previously filed.

  (b) Financial Statement Schedules.

       The following financial statement schedules are included in this registration statement:

         Schedule II--Valuation and Qualifying Accounts

   All other schedules for which the provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings.

  (a) We will undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (A) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

        (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(A) and (1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pac-West pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Pac-West in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) We will respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) We will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, Pac-West Telecomm, Inc. has duly caused this amendment no. 3 to its registration statement to be signed on its behalf by the undersigned, who is duly authorized to do so, in the City of Stockton, California, as of August 10, 1999.

                                          PAC-WEST TELECOMM, INC.

                                                 /s/ Wallace W. Griffin
                                          By: _________________________________
                                                     Wallace W. Griffin
                                                  Chief Executive Officer

   In accordance with the requirements of the Securities Act of 1933, this amendment no. 3 to its registration statement has been signed by the following persons in the capacities indicated as of August 10, 1999.

                 Signature                                     Title
                 ---------                                     -----


         /s/ Wallace W. Griffin             President, Chief Executive Officer and
___________________________________________   Director
            Wallace W. Griffin                (Principal Executive Officer)

          /s/ Richard E. Bryson             Chief Financial Officer (Principal
___________________________________________   Financial Officer)
             Richard E. Bryson

           /s/ Dennis V. Meyer              Vice President--Finance and Treasurer
___________________________________________   (Principal Accounting Officer)
              Dennis V. Meyer

             Jerry L. Johnson*              Chairman of the Board of Directors
___________________________________________
             Jerry L. Johnson

              John K. La Rue*               Director and Executive Vice President--
___________________________________________   Technology and Network Operations
              John K. La Rue

            David G. Chandler*              Director
___________________________________________
             David G. Chandler

              Mark J. DeNino*               Director
___________________________________________
              Mark J. DeNino

              Samuel A. Plum*               Director
___________________________________________
              Samuel A. Plum

                                            Director
___________________________________________
           Dr. Jagdlish N. Sheth

            Bruce A. Westphal*              Director
___________________________________________
             Bruce A. Westphal


       /s/ Richard E. Bryson
*By _________________________________
           Richard E. Bryson
           Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ON SUPPLEMENTAL SCHEDULE

   We have audited in accordance with generally accepted auditing standards, the financial statements of Pac-West Telecomm, Inc. included in this registration statement and have issued our report thereon dated February 10, 1999 except with respect to Note 12 for which the date is March 19, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II--Valuation and Qualifying Accounts is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Francisco, California,
February 10, 1999

                            PAC-WEST TELECOMM, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             Balance                                   Balance
                               at     Charged to Charged to             at End
                            Beginning Costs and    Other                  of
    Description             of Period  Expenses   Accounts  Deductions  Period
    -----------             --------- ---------- ---------- ---------- --------
Allowance for doubtful
 accounts.................. $300,000   $100,000      --         --     $400,000

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                       Balance
                           Balance at Charged to Charged to             at End
                           Beginning  Costs and    Other                  of
    Description            of Period   Expenses   Accounts  Deductions  Period
    -----------            ---------- ---------- ---------- ---------- --------
Allowance for doubtful
 accounts.................  $84,000    $216,000      --         --     $300,000

                        FOR THE THREE-MONTH PERIOD FROM
          DATE OF COMMENCEMENT (OCTOBER 1, 1996) TO DECEMBER 31, 1996

                         Balance at Charged to Charged to            Balance at
                         Beginning  Costs and    Other                 End of
    Description          of Period   Expenses   Accounts  Deductions   Period
    -----------          ---------- ---------- ---------- ---------- ----------
Allowance for doubtful
 accounts...............  $78,000     $6,000       --         --      $84,000

                                 Exhibit Index

      Exhibit
      Number                           Description
      -------                          -----------
      *2.1     Agreement of Merger, dated September 16, 1998, between PWT
               Acquisition Corp. and Pac-West Telecomm, Inc., as amended.
      *2.2     Agreement and Plan of Merger, dated June 30, 1998, between
               PWT Acquisition Corp., Pac-West Telecomm, Inc., Bay Alarm
               Company and John K. La Rue, as amended.
      *3.1     Amended and Restated Articles of Incorporation of Pac-West
               Telecomm, Inc.
      *3.2     Amended and Restated By-Laws of Pac-West Telecomm, Inc.
      *4.1     Purchase Agreement, dated January 29, 1999, between Pac-
               West Telecomm, Inc. and NationsBanc Montgomery Securities
               LLC, CIBC Oppenheimer Corp. and First Union Capital
               Markets, as initial purchasers of the notes.
      *4.2     Indenture, dated January 29, 1999, between Pac-West
               Telecomm, Inc. and Norwest Bank Minnesota, N.A., pursuant
               to which the Series B 13 1/2% senior notes due 2009 will
               be issued.
      *4.3     Form of Series B 13 1/2% senior notes due 2009 (included
               in Exhibit 4.2).
      *4.4     Registration Rights Agreement, dated January 29, 1999,
               between Pac-West Telecomm, Inc. and NationsBanc Montgomery
               Securities LLC, CIBC Oppenheimer Corp. and First Union
               Capital Markets, as initial purchasers of the notes.
       5.1     Opinion of Kirkland & Ellis regarding legality of
               securities being registered.
     *10.1     Shareholders Agreement, dated September 16, 1998, between
               Pac-West, John K. La Rue, Bay Alarm Company, certain named investors and certain named executives.
     *10.2     A/B Exchange Registration Rights Agreement, dated
               September 16, 1998, between Pac-West, John K. La Rue, Bay
               Alarm Company, certain investors and certain executives.
     *10.3     Stock Purchase Agreement, dated September 16, 1998,
               between PWT Acquisition Corp. and certain named investors.
     *10.4     Stock Purchase Agreement, dated September 16, 1998,
               between Pac-West and certain named investors.
     *10.5     Pledge and Security Agreement, dated January 29, 1999,
               between Pac-West and Norwest Bank Minnesota, N.A.
     *10.6(a)  Pac-West Telecomm, Inc. 1999 Stock Incentive Plan.
     *10.6(b)  Pac-West Telecomm, Inc. 1999 Stock Incentive Plan form of
               Notice of Stock Option Award and Stock Option Award
               Agreement between Pac-West and its grantees as designated.
     *10.7     Employment Agreement, dated June 30, 1998, between Pac-
               West and John K. La Rue.
     *10.8     Executive Agreement, dated September 16, 1998, between
               Pac-West and Wallace W. Griffin.
     *10.9     Executive Agreement, dated October 30, 1998, between Pac-
               West and Richard E. Bryson.
     *10.10    Employment Agreement, dated October 21, 1998, between Pac-
               West and Dennis V. Meyer.
     *10.11    Employment Agreement, dated September 14, 1998, between
               Pac-West and Jason R. Mills.

      Exhibit
      Number                           Description
      -------                          -----------
     *10.12    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and John K. La Rue.
     *10.13    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and Wallace W. Griffin.
     *10.14    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and Richard E. Bryson.
     *10.15    Confidentiality Agreement, dated October 22, 1998, between
               Pac-West and Dennis V. Meyer.
     *10.16    Confidentiality Agreement, dated September 16, 1998,
               between Pac-West and Jason R. Mills.
     *10.17    Lease Agreement, dated as of June 23, 1995, as amended, by and between Geremia Brothers and Pac-West for 4202 and
               4210 Coronado Avenue, Stockton, California.
     *10.18    Lease Agreement, dated as of July 3, 1996, as amended, by
               and between One Wilshire Arcade Imperial, Ltd., Paramount
               Group, Inc. and Pac-West for 624 South Grand Avenue, Suite
               1210, Los Angeles, California.
     *10.19    Balco Properties Office Lease, dated as of November 10,
               1998, by and between Balco Properties and Pac-West for
               Franklin Building, 1624 Franklin Street, Suites 40, 100,
               Mezzanine, 201, 203, 210, 214 and 222, Oakland,
               California.
     *10.20    Lease Agreement, dated as of December 17, 1998, by and
               between Wing Fong & Associates LLC and Pac-West for 302
               and 304 East Carson Street, Las Vegas, Nevada.
     *10.21    Promissory Note, dated September 16, 1998, between Pac-
               West and Wallace W. Griffin, and related Executive Stock
               Pledge Agreement between same parties of even date.
     *10.22    Promissory Note, dated October 30, 1998, between Pac-West
               and Richard Bryson, and related Executive Stock Pledge
               Agreement between same parties of even date.
     *10.23    Loan and Security Agreement, dated June 15, 1999, between
               Pac-West, Union Bank of California, N.A., and other
               lenders as designated.
     *10.24    Interconnection Agreement under Sections 251 and 252 of
               the Telecommunications Act of 1996, dated June 29, 1999,
               between Pac-West and Pacific Bell, and related Errata to
               Approved Interconnection Agreement dated June 30, 1999.
     *10.25    Telecommunication Facility Interconnection Agreement,
               dated June 21, 1996, between Pac-West and GTE California
               Inc.
     *10.26    Master Interconnection and Resale Agreement for the State
               of Nevada, dated January 15, 1999, between Pac-West and
               The Nevada Division of Central Telephone Company d/b/a
               Sprint of Nevada.
     *12.1     Statement regarding computation of ratio.
      23.1     Consent of Arthur Andersen LLP.
      23.2     Consent of Kirkland & Ellis (included in Exhibit 5.1).
     *24.1     Powers of Attorney (included on the signature page to the
                  original filing).
     *25.1     Statement of Eligibility of Trustee.
     *27.1     Financial Data Schedule.
     *99.1     Form of Letter of Transmittal.
     *99.2     Form of Notice of Guaranteed Delivery.
     *99.3     Form of Tender Instructions.

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*  Previously filed.